Exhibit 10.1

Execution Version

Certain portions of this document have been omitted pursuant to Items 601(b)(10)(vi) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where omissions have been made. A copy of any omitted portion will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

FOURTH AMENDMENT TO LOAN AND SERVICING AGREEMENT

THIS FOURTH AMENDMENT TO LOAN AND SERVICING AGREEMENT (this “Amendment”), dated as of October 15, 2025, is entered into by and among:

(1) AMG COMVEST SENIOR LENDING FUND LL1 SPV, LLC, a Delaware limited liability company, as the borrower (the “Borrower”);

(2) AMG COMVEST SENIOR LENDING FUND, a Delaware statutory trust, as the Transferor (the “Transferor”)

(3) AMG COMVEST SENIOR LENDING FUND, a Delaware statutory trust, as the servicer (the “Servicer”);

(4) SUMITOMO MITSUI BANKING CORPORATION, as the administrative agent (in such capacity, the “Administrative Agent”), the collateral agent (in such capacity, the “Collateral Agent”) and a lender (in such capacity, a “Lender”);

(5) WEBSTER BANK, N.A., as a lender (in such capacity, a “Lender” and “Webster” and together with the other Lender, the “Lenders”); and

(6) WESTERN ALLIANCE TRUST COMPANY, N.A., as the account bank (in such capacity, the “Account Bank”) and as the collateral custodian (in such capacity, the “Collateral Custodian”) and as the collateral administrator (in such capacity, the “Collateral Administrator”).

RECITALS

WHEREAS, the Servicer, the Transferor, the Borrower, the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Account Bank and the Collateral Administrator entered into that certain Loan and Servicing Agreement, dated as of July 16, 2024 (as heretofore amended and as same may be further amended, modified, waived, supplemented, restated or replaced from time to time, the “Agreement”); and

WHEREAS, the Servicer, the Transferor, the Borrower, the Lenders, the Collateral Agent, the Collateral Custodian, the Account Bank, the Collateral Administrator and the Administrative Agent desire to amend the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

Capitalized terms used in this Amendment are defined in the Agreement unless otherwise stated.

ARTICLE II

Amendments to Agreement

2.01 Effective as of the date hereof, the parties hereto agree that the Agreement is hereby amended as indicated in Annex I attached hereto, by deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and adding the double-underlined text (indicated textually in the same manner as the following example: double-underlined text).

ARTICLE III

Conditions Precedent

3.01 This Amendment shall be effective upon the date (the “Fourth Amendment Effective Date”) that the Administrative Agent shall have received the following:

a)	a copy of this Amendment duly executed by the parties hereto;

b)	a copy of the amended and restated SMBC Fee Letter, dated as of the Fourth Amendment Effective Date, duly executed by the Borrower and the Administrative Agent;

c)	a good standing certificate dated as of a recent date for the Borrower issued by the Secretary of State or applicable registrar of such Person’s State of formation or organization, as applicable; and

d)

one or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders and the Collateral Agent, with respect to such matters as the Administrative Agent may reasonably request (including an opinion with respect to (i) the continued perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio and (ii) the due authorization, execution and delivery of, and the enforceability of, this Amendment).

ARTICLE IV

No Consent or Waiver

4.01 Nothing contained herein shall be construed as a consent or waiver by Administrative Agent of any covenant or provision of the Agreement, the other Transaction Documents, this Amendment or any other contract or instrument among the Borrower, any of the other parties to the Transaction Documents and the Administrative Agent or any Lender, and the failure of the Administrative Agent or any Lender at any time or times hereafter to require strict performance by the Borrower or any other party to the Transaction Documents of any provision thereof shall not waive, affect or diminish any right of the Administrative Agent or any Lender to thereafter demand strict compliance therewith.

ARTICLE V

Ratifications, Representations and Warranties

5.01 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and the other Transaction Documents and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Transaction Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, the Servicer and the Administrative Agent agree that the Agreement and the other Transaction Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. The Borrower agrees that this Amendment is not intended to and shall not cause a novation with respect to any or all of the Obligations.

5.02 Representations and Warranties. The Borrower, the Transferor and the Servicer hereby represent and warrant to Administrative Agent that (a) the execution, delivery and performance of this Amendment and any and all other Transaction Documents executed and/or delivered in connection herewith have been authorized by all requisite action (as applicable) on the part of the Borrower, the Transferor and the Servicer and will not violate the organizational documents of the Borrower, the Transferor or Servicer or conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, any contractual obligation of the Borrower, the Transferor or the Servicer or violate any Applicable Law, in each case (other than with respect to the organizational documents of the Borrower), in any material respect; (b) the Borrower, the Transferor and the Servicer have executed and delivered this Amendment and any and all other Transaction Documents and this Amendment and the other Transaction Documents are a valid and binding obligation of the Borrower, the Transferor and the Servicer; (c) the representations and warranties of the Borrower, the Transferor and the Servicer contained in the Agreement, as amended hereby, and any other Transaction Document are true and correct in all material respects (except for such representations and warranties as are qualified by materiality, a Material Adverse Effect or any similar qualifier, which representations and warranties shall be true in all respects) on and as of the date hereof, as if made on the date hereof (other than any representation and warranty that is made as of a specific date which were true, correct, and complete in all material respects as of such date); (d) no Unmatured Event of Default or Event of Default under the Agreement, as amended hereby, has occurred and is continuing; (e) the Borrower, the Transferor and the Servicer are in full compliance in all material respects with all covenants and agreements contained in the Agreement and the other Transaction Documents, as amended hereby; (f) the Borrower, the Transferor and the Servicer have not amended their respective organizational documents since the date of the Agreement; (g) the Borrower has not amended its written consent or its incumbency certificate since the date of the Agreement and they remain in effect and (h) the Borrower is duly formed, validly existing and in good standing under the laws of the State of Delaware.

ARTICLE VI

Miscellaneous Provisions

6.01 Survival of Representations and Warranties. All representations and warranties made in the Agreement or any other Transaction Document, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the other Transaction Documents, and no investigation by Administrative Agent or any Lender or any closing shall affect the representations and warranties or the right of Administrative Agent and each Lender to rely upon them.

6.02 Reference to Agreement. Each of the Agreement and the other Transaction Documents, and any and all other Transaction Documents, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement, as amended hereby, are hereby amended so that any reference in the Agreement and such other Transaction Documents to the Agreement shall mean a reference to the Agreement, as amended hereby.

6.03 Expenses of Administrative Agent. As provided in the Agreement, the Borrower agrees to pay on demand all costs and expenses incurred by the Administrative Agent, or its Affiliates, in connection with the preparation, negotiation, and execution of this Amendment and the other Transaction Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of legal counsel, and all costs and expenses incurred by the Administrative Agent and each Lender in connection with the enforcement or preservation of any rights under the Agreement, as amended hereby, or any other Transaction Documents, including, without, limitation, the reasonable costs and fees of legal counsel. Without limiting the foregoing, payment of the outstanding fees and disbursements of Winston & Strawn LLP, as counsel to the Administrative Agent, invoiced prior to the date hereof shall be made within three (3) Business Days of the date hereof.

6.04 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

6.05 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the parties to the Agreement and their respective permitted successors and assigns.

6.06 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This Amendment may be executed by facsimile or electronic (.pdf) transmission, which facsimile or electronic (.pdf) signatures shall be considered original executed counterparts for purposes of this Section 6.06, and each party to this

Amendment agrees that it will be bound by its own facsimile or electronic (.pdf) signature and that it accepts the facsimile or electronic (.pdf) signature of each other party to this Amendment. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the Federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photo-copied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Amendment, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

6.07 Effect of Waiver. No consent or waiver, express or implied, by Administrative Agent to or for any breach of or deviation from any covenant or condition by the Borrower or the Servicer shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

6.08 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

6.09 Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

6.10 Final Agreement; Modifications. THE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. THE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE

CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT SHALL BE MADE, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY THE BORROWER, THE ADMINISTRATIVE AGENT AND ANY OTHER APPLICABLE PARTIES PURSUANT TO THE TERMS OF THE AGREEMENT.

6.11 Direction. Each of the Borrower, the Transferor, the Servicer, the Administrative Agent, the Collateral Agent and each Lender hereby consents to and directs the Collateral Custodian, the Collateral Administrator and Account Bank to execute this Amendment and acknowledges and agrees that the Collateral Custodian, the Collateral Administrator and Account Bank shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Custodian, the Collateral Administrator and the Account Bank and their respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction, including but not limited to any claim that this Amendment is not authorized or permitted by the Agreement or any claim that some or all of the conditions precedent to the execution of this Amendment have not been complied with.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, this Amendment has been executed and is effective as of the date first above-written.

BORROWER:

AMG COMVEST SENIOR LENDING FUND LL1 SPV, LLC

By: AMG Comvest Senior Lending Fund
Its: Managing Member

By:	/s/ Cecilio Rodriguez
Name:	Cecilio Rodriguez
Title:	Authorized Person

Signature Page

Fourth Amendment to Loan and Servicing Agreement

SERVICER:

AMG COMVEST SENIOR LENDING FUND

By:	/s/ Cecilio Rodriguez
Name:	Cecilio Rodriguez
Title:	Authorized Person

TRANSFEROR:

AMG COMVEST SENIOR LENDING FUND

By:	/s/ Cecilio Rodriguez
Name:	Cecilio Rodriguez
Title:	Authorized Person

[Signatures continued on the following page.]

Signature Page

Fourth Amendment to Loan and Servicing Agreement

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Jason Hare
Name:	Jason Hare
Title:	Managing Director

Signature Page

Fourth Amendment to Loan and Servicing Agreement

LENDER:

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Jason Hare
Name:	Jason Hare
Title:	Managing Director

Signature Page

Fourth Amendment to Loan and Servicing Agreement

LENDER:

WEBSTER BANK, N.A.

By:	/s/ Andrew Shuster
Name:	Andrew Shuster
Title:	Senior Managing Director

Signature Page

Fourth Amendment to Loan and Servicing Agreement

COLLATERAL CUSTODIAN, ACCOUNT BANK AND COLLATERAL ADMINISTRATOR:

WESTERN ALLIANCE TRUST COMPANY, N.A.

By:	/s/ Jennifer Kelley
Name:	Jennifer Kelley
Title:	Senior Transaction Manager

Signature Page

Fourth Amendment to Loan and Servicing Agreement

ANNEX I

Amended Loan and Servicing Agreement

[see attached]

Execution Version

Conformed to ~~Third~~Fourth Amendment

Up to $~~400,000,000~~445,000,000

LOAN AND SERVICING AGREEMENT

among

AMG COMVEST SENIOR LENDING FUND LL1 SPV, LLC,

as the Borrower

AMG COMVEST SENIOR LENDING FUND,

as the Transferor

AMG COMVEST SENIOR LENDING FUND,

as the Servicer

SUMITOMO MITSUI BANKING CORPORATION,

as the Administrative Agent and the Collateral Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders

WESTERN ALLIANCE TRUST COMPANY, N.A.,

as the Account Bank, the Collateral Custodian and as the Collateral Administrator

Dated as of July 16, 2024

-i-

-ii-

ARTICLE X COLLATERAL AGENT		156

Section 10.01	Designation of Collateral Agent	156
Section 10.02	Duties of Collateral Agent	156
Section 10.03	Merger or Consolidation	~~157~~158
Section 10.04	Collateral Agent Compensation	~~157~~158
Section 10.05	Collateral Agent Removal	158
Section 10.06	Limitation on Liability	158
Section 10.07	Collateral Agent Resignation	~~159~~160

ARTICLE XI MISCELLANEOUS		160

Section 11.01	Amendments and Waivers	160
Section 11.02	Notices, etc.	161
Section 11.03	No Waiver; Remedies	163
Section 11.04	Binding Effect; Assignability; Multiple Lenders	163
Section 11.05	Term of This Agreement	~~164~~165
Section 11.06	Governing Law; Jury Waiver	~~164~~165
Section 11.07	Costs, Expenses and Taxes	165
Section 11.08	No Proceedings	166
Section 11.09	Recourse Against Certain Parties	166
Section 11.10	Execution in Counterparts; Severability; Integration	167
Section 11.11	Consent to Jurisdiction; Service of Process	168
Section 11.12	Regarding the Account Bank	168
Section 11.13	Confidentiality	168
Section 11.14	Non-Confidentiality of Tax Treatment	~~169~~170
Section 11.15	Waiver of Set Off	170
Section 11.16	Headings and Exhibits	170
Section 11.17	Ratable Payments	170
Section 11.18	Failure of Borrower or Servicer to Perform Certain Obligations	170
Section 11.19	Power of Attorney	~~170~~171
Section 11.20	Delivery of Termination Statements, Releases, etc.	~~170~~171
Section 11.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	171
Section 11.22	Acknowledgement Regarding Any Supported QFCs	~~171~~172

ARTICLE XII COLLATERAL CUSTODIAN		~~172~~173

Section 12.01	Designation of Collateral Custodian	~~172~~173
Section 12.02	Duties of Collateral Custodian	173
Section 12.03	Merger or Consolidation	~~176~~177
Section 12.04	Collateral Custodian and Account Bank Compensation	177
Section 12.05	Collateral Custodian Removal	177
Section 12.06	Limitation on Liability	177
Section 12.07	Collateral Custodian Resignation	~~181~~182
Section 12.08	Release of Documents	182
Section 12.09	Return of Required Loan Documents	183

-iii-

-iv-

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE I	Conditions Precedent Documents
SCHEDULE II	Agreed-Upon Procedures For Independent Public Accountants
SCHEDULE III	Loan Tape
SCHEDULE IV	Eligibility Criteria
SCHEDULE V	Reserved
SCHEDULE VI	S&P Global Industry Classification

EXHIBITS

EXHIBIT A	Form of Approval Notice
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Disbursement Request
EXHIBIT D	Form of Joinder Supplement
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Reduction (Reduction of Advances Outstanding)
EXHIBIT G	Form of Conversion Notice
EXHIBIT H	[Reserved]
EXHIBIT I	Form of Certificate of Closing Attorneys
EXHIBIT J	Form of Servicing Report
EXHIBIT K	Form of Servicer’s Certificate (Servicing Report)
EXHIBIT L	Form of Release of Required Loan Documents
EXHIBIT M	Form of Transferee Letter
EXHIBIT N	[Reserved]
EXHIBIT O	[Reserved]
EXHIBIT P	Form of Loan Asset Checklist
EXHIBIT Q-1	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT Q-2	Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT Q-3	Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
EXHIBIT Q-4	Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

ANNEXES

ANNEX A	Commitments

-v-

THIS LOAN AND SERVICING AGREEMENT is made as of July 16, 2024, among:

(1) AMG COMVEST SENIOR LENDING FUND LL1 SPV, LLC, a Delaware limited liability company (together with its successors and assigns in such capacity, the “Borrower”);

(2) AMG COMVEST SENIOR LENDING FUND, a Delaware statutory trust, as the Transferor (as defined herein);

(3) AMG COMVEST SENIOR LENDING FUND, a Delaware statutory trust, as the Servicer (as defined herein);

(4) EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO, as a Lender;

(5) SUMITOMO MITSUI BANKING CORPORATION, as Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and the Collateral Agent (together with its successors and assigns, the “Collateral Agent”); and

(6) WESTERN ALLIANCE TRUST COMPANY, N.A., a national banking association (“WATC”), as the Account Bank (as defined herein), as the Collateral Custodian (as defined herein) and as the Collateral Administrator (as defined herein).

PRELIMINARY STATEMENT

The Lenders have agreed, on the terms and conditions set forth herein, to provide a secured revolving credit facility which shall provide for Advances from time to time in an aggregate principal amount not to exceed the Maximum Facility Amount. The proceeds of the Advances will be used to finance the Borrower’s origination of Eligible Loan Assets or the purchase, on a “true sale” basis, of Eligible Loan Assets from (i) the Transferor pursuant to the Sale Agreement between the Borrower and the Transferor or (ii) other third parties, in each case, in accordance with the terms hereof. Accordingly, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Defined Terms. (a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.01.

(b) As used in this Agreement and the exhibits and schedules thereto (each of which is hereby incorporated herein and made a part hereof), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“1940 Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Account Bank” means Western Alliance Trust Company, N.A., in its capacity as the “Account Bank” pursuant to each of the Collection Account Agreement and the Unfunded Exposure Account Agreement.

“Action” has the meaning assigned to that term in Section 8.03.

“Adjusted Borrowing Value” means, for any Eligible Loan Asset, for any date of determination, an amount equal to the Assigned Value of such Eligible Loan Asset at such time multiplied by the Outstanding Balance of such Eligible Loan Asset at such time; provided that the Adjusted Borrowing Value of any Loan Asset that does not satisfy the definition of Eligible Loan Asset shall be zero.

“Administrative Agent” means Sumitomo Mitsui Banking Corporation, in its capacity as administrative agent for the Lenders, together with its successors and assigns, including any successor appointed pursuant to Article IX.

“Advance” has the meaning assigned to that term in Section 2.01.

“Advance Date” means, with respect to any Advance, the date on which such Advance is made.

“Advances Outstanding” means, at any time, the sum of the principal amounts of Advances loaned to the Borrower as of such time, reduced by the aggregate Available Collections received and distributed as repayment of principal amounts of Advances outstanding pursuant to Section 2.04 at or prior to such time and any other amounts received by the Lenders to repay the principal amounts of Advances outstanding pursuant to Section 2.18 or otherwise at or prior to such time; provided that the principal amounts of Advances Outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Party” has the meaning assigned to that term in Section 2.10.

“Affiliate” when used with respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 20% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided that for purposes of determining whether any Loan Asset is an Eligible Loan Asset, for the purposes of the Concentration Limits, or for purposes of Section 2.07(e), Section 2.07(f) and Section 5.01(b)(xix), the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor.

“Aggregate Unfunded Exposure Amount” means, as of any date of determination, the sum of the Unfunded Exposure Amounts of all Delayed Draw Loan Assets and Revolving Loan Assets included in the Collateral Portfolio on such date.

“Agreement” means this Loan and Servicing Agreement, as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Annualized Recurring Revenue” means, with respect to any MRRL Loan Asset and/or any Obligor thereunder, the reasonable and customary meaning of “Annualized Recurring Revenue” or any comparable definition in the related Loan Agreement; provided that, in the event that “Annualized Recurring Revenue” is not defined in such Loan Agreement (and no comparable defined term exists therein), or such definition or comparable term, as applicable, is not reasonable and customary as determined by the Servicer in good faith in accordance with the Servicing Standard, then “Annualized Recurring Revenue” shall mean, for purposes of this Agreement, the annualized amount of recurring maintenance, service, support, hosting, subscription and other revenues (including, software as service subscription revenue) identified by the Servicer and calculated by the Servicer in accordance with the Servicing Standard using information from the relevant compliance statements and financial reporting packages provided by the relevant Obligor under the related Loan Agreement.

“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; (c) the Corruption of Foreign Public Officials Acts (Canada) and the Criminal Code (Canada); and (d) any other anti-bribery or anti-corruption laws, regulations or ordinances imposed by any governmental authorities with jurisdiction over the Borrower, the Servicer, the Transferor or any of their respective Subsidiaries.

“Anti-Money Laundering Laws” means the laws, rules and regulations imposed by any governmental authorities with jurisdiction over the Borrower, the Servicer, the Transferor or any of their respective Subsidiaries that relate to money laundering or terrorism financing or any financial record-keeping and reporting requirements thereunder.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and published interpretations by any Governmental Authority applicable to such Person (including, without limitation, predatory lending laws, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Servicemembers Civil Relief Act of 2003 and state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code and all other consumer credit laws and equal credit opportunity and disclosure laws) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Percentage” means, with respect to any Eligible Loan Asset, the corresponding percentage for the type of Loan Asset (such type to be determined as of the Funding Date of each Loan Asset and, in the case of any Approved Loan, by the Administrative Agent in its sole discretion in writing) set forth below:

Type of Loan	Applicable Percentage
Broadly Syndicated Loan Asset	72.5%
Grid I Loan	67.5%
Grid II Loan	65.0%
Large Middle Market Loan Asset	70.0%
Traditional Middle Market Loan Asset	65.0%
Unitranche Loan Asset	55.0%
Asset Based Loan	55.0%
MRRL Loan Asset (other than an Excepted MRRL Loan Asset)	55.0%
Qualified First Lien Loan	60.0%
Second Lien Loan Asset	35.0%
First Lien Last Out Loan Asset	40.0%
Excepted MRRL Loan Asset	40.0%

“Applicable Spread” has the meaning assigned to that term in the applicable Fee Letter.

“Appraised Value” means, with respect to any Asset Based Loan, the most recently calculated appraised value of the pro rata portion of the underlying collateral securing such Loan Asset as determined by an Approved Valuation Firm and provided in the most recent financial reporting package delivered by the related Obligor pursuant to Section 6.08(e).

“Approval Notice” means, with respect to any Eligible Loan Asset (other than a Specified Loan), the written notice, in substantially the form attached hereto as Exhibit A, evidencing the approval by the Administrative Agent, in its sole and absolute discretion, of the acquisition or origination, as applicable, of such Eligible Loan Asset by the Borrower.

“Approved Broker/Dealer” means any of Bank of America/Merrill Lynch; Barclays Bank PLC; Citibank, N.A.; Deutsche Bank AG; Goldman Sachs & Co.; JPMorgan Chase Bank, N.A.; Morgan Stanley & Co. LLC; Royal Bank of Canada; SMBC; UBS AG; Wells Fargo Bank, National Association; BNP Paribas; Jefferies; Royal Bank of Scotland; Scotiabank; Societe Generale; HSBC; Bank of Nova Scotia; Cantor Fitzgerald; Toronto-Dominion Bank, and any Affiliate of any of the foregoing, and any additional broker/dealer approved as an “Approved Broker/Dealer” in writing by the Servicer and by the Administrative Agent, each in its sole discretion.

“Approved Jurisdiction” means the United States or any state thereof, Canada or any province or territory thereof (other than the Province of Quebec) or any other country approved by the Administrative Agent in its sole discretion.

“Approved Loan” means any Eligible Loan Asset (a) that is not a Specified Loan and (b) with respect to which the Administrative Agent in its sole discretion shall have provided an Approval Notice to the Borrower.

“Approved Valuation Firm” means (a) each of Duff & Phelps Corp., Houlihan Lokey Howard & Zukin, Lincoln International LLC (f/k/a Lincoln Partners LLC), Valuation Research Corp., Murray, Devine & Co Inc. and FTI, and (b) any other nationally recognized accounting firm or valuation firm approved by each of the Borrower and the Administrative Agent in its reasonable discretion.

“Asset Based Loan” means a Loan Asset that (i) was underwritten primarily on the appraised value of assets securing such Loan Asset, (ii) is governed by a borrowing base or a covenant based on the value of assets securing such Loan Asset and (iii) the Administrative Agent in its reasonable discretion has consented to the treatment of such Loan Asset as an Asset Based Loan.

“Assigned Documents” has the meaning assigned to that term in Section 2.12.

“Assigned Value” means, with respect to each Eligible Loan Asset, as of any date of determination, an amount (expressed as a percentage of par) equal to:

(a) prior to the occurrence of a Value Adjustment Event with respect to such Eligible Loan Asset, (i) with respect to a Broadly Syndicated Loan Asset, the lowest of (1) 100%, (2) the Purchase Price of such Eligible Loan Asset and (3) the Market Value of such Loan Asset (determined as of the “settlement date” for such Loan Asset), (ii) with respect to any Eligible Loan Asset (other than a Broadly Syndicated Loan Asset or a MRRL Loan Asset), the lowest of (1) 100%, (2) the Purchase Price of such Eligible Loan Asset and (3) the value determined by the Administrative Agent in its sole discretion as of the Cut-Off Date of such Eligible Loan Asset (iii) with respect to each Eligible Loan Asset that is a MRRL Loan Asset (other than an Excepted MRRL Loan Asset), the lowest of (1) 100%, (2) the Purchase Price (excluding any original issue discount) of such Eligible Loan Asset and (3) the value, calculated as of the Cut-Off Date, of such Eligible Loan Asset when bifurcated with respect to the portion thereof pursuant to which (I) up to 2.5x Debt-to-Recurring-Revenue Ratio will be deemed 100% of the Assigned Value determined pursuant to clause (iii) above, and (II) any amounts in excess of 2.5x Debt-to-Recurring-Revenue Ratio shall be deemed to have an Assigned Value of zero and (iv) with respect to each Excepted MRRL Loan Asset, the lowest of (1) 100%, (2) the Purchase Price (excluding any original issue discount) of such Eligible Loan Asset and (3) the value determined by the Administrative Agent in its sole discretion as of the Cut-Off Date of such Eligible Loan Asset; and

(b) if a Value Adjustment Event occurs with respect to such Eligible Loan Asset, the Assigned Value of such Eligible Loan Asset may be amended by the Administrative Agent in its sole discretion on a single occasion for each Value Adjustment Event (it being understood that a Value Adjustment Event may occur more than once and any subsequent event that would otherwise constitute a Value Adjustment Event (including in the same or a subsequent reporting period) shall constitute an additional Value

Adjustment Event for this purpose); provided that solely with respect to the occurrence of a Value Adjustment Event of the type described in clause (v) of the definition thereof, if the Assigned Value of such Loan Asset is adjusted downward as a result of such Value Adjustment Event, the Assigned Value in effect immediately prior to such downward adjustment shall be automatically reinstated if the circumstances giving rise to such Value Adjustment Event cease to exist.

The Administrative Agent will provide written notice of the revised Assigned Value to the Borrower and the Servicer (with a copy to the Collateral Administrator). To the extent that a Responsible Officer of the Servicer has actual knowledge or has received notice of any Value Adjustment Event with respect to any Eligible Loan Asset, the Servicer shall give prompt notice thereof to the Administrative Agent (but, in any event, not later than three (3) Business Days after such Responsible Officer receives notice or gains actual knowledge thereof). The Assigned Value of a Loan Asset may also be adjusted, regardless of the occurrence of a Value Adjustment Event, with the consent of both the Administrative Agent and the Borrower.

Following any reduction of the Assigned Value of an Eligible Loan Asset (other than with respect to a MRRL Loan Asset), if the Borrower disagrees with the Administrative Agent’s determination of the Assigned Value of such Eligible Loan Asset, the Borrower may (x) notify the Administrative Agent that it has elected to dispute such amended Assigned Value and (y) (at its expense) either (A) for any Broadly Syndicated Loan Asset, submit two (2) or more actionable bids received for the full outstanding principal amount of such Eligible Loan Asset from Approved Broker/Dealers, in which case, the average of such actionable bids (if higher than the Assigned Value designated by the Administrative Agent) shall become the Assigned Value of such Eligible Loan Asset as of such date of determination or (B) for any other Loan Asset, retain any Approved Valuation Firm to value such Eligible Loan Asset, and if the value (expressed as a percentage of par) determined by such Approved Valuation Firm is greater than the Assigned Value designated by the Administrative Agent, such Approved Valuation Firm’s valuation shall become the Assigned Value of such Eligible Loan Asset; provided that the Assigned Value of such Eligible Loan Asset shall be the value assigned by the Administrative Agent until such Approved Valuation Firm has determined its value; provided further that in no event shall the increased Assigned Value of such Eligible Loan Asset exceed the Purchase Price of such Eligible Loan Asset.

Notwithstanding the foregoing, if a Value Adjustment Event of the type described in clauses (i), (ii), (iv) or (xiv) (limited to the proviso therein) of the definition thereof with respect to an Eligible Loan Asset occurs, the Assigned Value of such Eligible Loan Asset shall, automatically and without further action by the Administrative Agent, be zero unless otherwise agreed to by the Administrative Agent in its sole discretion. Following any other Value Adjustment Event with respect to an Eligible Loan Asset, the Assigned Value for such Loan Asset shall be determined in accordance with clause (b) above.

“Available Collections” means all cash collections and other cash proceeds with respect to any Loan Asset (other than Excluded Amounts), including, without limitation, all Principal Collections, all Interest Collections, all proceeds of any sale or disposition with respect to such Loan Asset, cash proceeds or other funds received by the Borrower or the Servicer with respect to any Underlying Collateral (including from any guarantors), all other amounts on deposit in the Collection Account from time to time, and all proceeds of Permitted Investments with respect to the Controlled Accounts; provided that, for the avoidance of doubt, “Available Collections” shall not include amounts on deposit in the Unfunded Exposure Account which do not represent proceeds of Permitted Investments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.24(e); provided that unless otherwise agreed to by the Administrative Agent and the Borrower, the Available Tenor that is used shall be for a period of one-month or three-months.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if:

(i) such Person admits in writing that it is insolvent or unable to pay its liabilities as they generally become due;

(ii) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution or winding up of such Person, or the compromise, composition, readjustment or moratorium in respect of the debts of such Person, the appointment of a trustee, receiver (either court or privately appointed), interim receiver, receiver/manager (either court or privately appointed), custodian, liquidator, assignee, administrator, sequestrator or the like for such Person or all or substantially all of its assets, any other relief which provides for plans or schemes of reorganization, plans or schemes of arrangement or plans or schemes of compromise, in respect of such Person, to be submitted or presented to creditors (or any class of creditors), or any similar action with respect to such Person under any Bankruptcy Laws, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under any Bankruptcy Laws now or hereafter in effect; or

(iii) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by, or have a receiver (either court or privately appointed), interim receiver, receiver/manager (either court or privately appointed), liquidator, assignee, trustee, custodian, sequestrator (or other similar official) appointed in respect of such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, winding up, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate, (b) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (c) zero (0%) and (d) Term SOFR for a one month tenor in effect on such day plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent and the Lenders may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate will be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively. Yield calculated pursuant to clause (a) above will be determined based on a year of 365 or 366 days, as applicable, and actual days elapsed. Yield calculated pursuant to clause (b) above will be determined based on a year of 360 days and actual days elapsed.

“Base Rate Advance” means any Advance (x)(i) not made as a SOFR Advance in accordance with Section 2.02(b) and (ii) not converted into a SOFR Advance in accordance with Section 2.02(c) and (y) any Advance converted from a SOFR Advance to a Base Rate Advance in accordance with Section 2.02(c).

“Base Rate Advances Outstanding” means, at any time, the outstanding Base Rate Advances.

“Base Rate Yield Rate” means, as of any date of determination, an interest rate per annum equal to the Base Rate for such date plus the Applicable Spread (applicable to Base Rate Advances).

“BDC Asset Coverage Ratio” means the “asset coverage” ratio for the Transferor, as determined in accordance with Section 18 (as modified by Section 61) of the 1940 Act.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.24(b).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2.24.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means a “benefit plan investor” as defined in Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an employee benefit plan that is subject to the fiduciary responsibility provisions of Title I of ERISA, a plan that is subject to Section 4975 of the Code, and an entity the underlying assets of which are deemed to include plan assets.

“Bond” means a debt security (that is not a loan).

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing Base” means, as of any date of determination, an amount equal to the least of:

(a) (i) the product of (x) the Weighted Average Applicable Percentage as of such date and (y)(A) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included as part of the Collateral Portfolio on such date minus (B) (without duplication) the Excess Concentration Amount as of such date, plus (ii) the amount on deposit in the Principal Collection Account as of such date, plus (iii) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Unfunded Exposure Amount) minus (iv) the Unfunded Exposure Equity Amount;

(b) the result of (i) the Maximum Facility Amount as of such date, minus (ii) the Aggregate Unfunded Exposure Amount as of such date, plus (iii) the amount on deposit in the Unfunded Exposure Account as of such date (such amount not to exceed the Aggregate Unfunded Exposure Amount); or

(c) the aggregate sum of (i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included as part of the Collateral Portfolio on such date plus (ii) the amount on deposit in the Principal Collection Account as of such date plus (iii) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Unfunded Exposure Amount) minus (iv) the Minimum Required Equity Amount as of such date;

provided that, for the avoidance of doubt, any Loan Asset which at any time is no longer an Eligible Loan Asset shall not be included in the calculation of “Borrowing Base”.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base as of the applicable date of determination substantially in the form of Exhibit B hereto, prepared by the Servicer.

“Borrowing Base Deficiency” means, as of any date of determination, an amount equal to the positive difference, if any, of (a) the aggregate Advances Outstanding on such date minus (b) the Borrowing Base.

“Breakage Fee” means, for SOFR Advances Outstanding which are repaid or converted (to a Base Rate Advance or a different tenor of SOFR) (in whole or in part) on any date other than a Payment Date for the Interest Period on which such SOFR Advance ends, the breakage costs (other than lost profits), if any, related to such repayment, based upon the assumption that the applicable Lender funded its loan commitment at Term SOFR and using any reasonable attribution or averaging methods which the applicable Lender deems appropriate and practical, it hereby being understood that the amount of any loss, costs or expense payable by the Borrower to any Lender as Breakage Fee shall be determined in the respective Lender’s reasonable discretion and shall be conclusive absent demonstrable error.

“Bridge Loan” means any loan or other obligation that (x) is incurred in connection with a merger, acquisition, consolidation, or sale of all or substantially all of the assets of a Person or similar transaction and (y) by its terms, is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings (it being understood that any such loan or debt security that has a nominal maturity date of one year or less from the incurrence thereof but has a term-out or other provision whereby (automatically or at the sole option of the obligor thereof) the maturity of the indebtedness thereunder may be extended to a later date is not a Bridge Loan).

“Broadly Syndicated Loan Asset” means any Loan Asset that is a First Lien Loan Asset and that, as of the Cut-Off Date for such Loan Asset (a) is part of a credit facility with a facility size greater than $250,000,000, (b) is a Quoted Loan Asset, (c) the Obligor of which has a trailing 12-month EBITDA greater than $100,000,000 and (d) as to which S&P, Moody’s or Fitch has either (x) assigned a corporate family or issuer rating to an Obligor thereon or (y) assigned to such credit facility a monitored publicly available rating, in each case, of B-, B3 or B-, as applicable, or better. For the avoidance of doubt, (i) the reference to “facility size” in clause (a) hereof is to the facility (or portion thereof) currently held or contemplated for purchase by the Borrower and any other Indebtedness under the same credit facility that is pari passu with such Loan Asset, and (ii) if a Loan Asset qualifies as both a Qualified First Lien Loan and a Broadly Syndicated Loan Asset, such Loan Asset shall be a Broadly Syndicated Loan Asset for all purposes under this Agreement.

“Business Day” means a day of the year other than (i) a Saturday or a Sunday or (ii) any other day on which commercial banks in New York, New York or the city in which the offices of the Collateral Agent or the Account Bank are located and are authorized or required by applicable law, regulation or executive order to close. For avoidance of doubt, if the offices of the Collateral Agent are authorized by applicable law, regulation or executive order to close but remain open, such day shall not be a “Business Day”.

“Capital Lease Obligations” means, with respect to any entity, the obligations of such entity to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such entity under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest Coverage Ratio” means, with respect to any Loan Asset (other than a MRRL Loan Asset or Asset Based Loan) for any Relevant Test Period, the meaning of “Cash Interest Coverage Ratio” or any comparable definition in the Loan Agreement for such Loan Asset, and in any case that “Cash Interest Coverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) EBITDA to (b) cash Interest, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“CCC Loan Asset” means, at any time, a Loan Asset with a Moody’s public rating of “Caa1” or lower, an S&P public rating of “CCC+” or lower or a Fitch public rating of “CCC+” or lower.

“Change of Control Event” shall be deemed to have occurred if any of the following occur:

(a) the failure by the Transferor to own and control, directly and beneficially, 100% of the equity interests in the Borrower;

(b) the creation or imposition of any Lien (other than a Permitted Lien) on any membership interest in the Borrower;

(c) the failure of the Investment Adviser or one of its controlled Affiliates to serve as the investment adviser to, or otherwise control, the Transferor;

(d) the failure of AMG Comvest Senior Lending Feeder Fund GP LLC or one of its controlled Affiliates to control the Investment Adviser; or

(e) except as otherwise specifically provided herein with respect to the Borrower (which, for the avoidance of doubt, includes the transfer or disposition of Portfolio Assets), the insolvency, dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets of, the Borrower, the Transferor and/or the Servicer.

“Closing Date” means July 16, 2024.

“Code” means the Internal Revenue Code of 1986.

“Collateral Administrator” means WATC, not in its individual capacity, but solely as collateral administrator pursuant to the terms of this Agreement.

“Collateral Administrator, Collateral Custodian and Account Bank Expenses” means the expenses set forth in the Collateral Administrator, Collateral Custodian and Account Bank Fee Letter and all accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Administrator, Collateral Custodian and Account Bank under the Transaction Documents.

“Collateral Administrator, Collateral Custodian and Account Bank Fee Letter” means the fee schedule accepted by the Servicer on behalf of the Borrower and the Collateral Administrator, Collateral Custodian and the Account Bank on May 13, 2024, as such fee schedule may be amended, modified, supplemented, restated or replaced from time to time.

“Collateral Administrator, Collateral Custodian and Account Bank Fees” means the fees set forth in the Collateral Administrator, Collateral Custodian and Account Bank Fee Letter that are payable to the Collateral Administrator, Collateral Custodian and the Account Bank.

“Collateral Agent” has the meaning assigned to that term in the preamble hereto.

“Collateral Agent Expenses” means all accrued and unpaid expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to the Collateral Agent under the Transaction Documents.

“Collateral Agent Termination Notice” has the meaning assigned to that term in Section 10.05.

“Collateral Custodian” means WATC, not in its individual capacity, but solely as collateral custodian pursuant to the terms of this Agreement.

“Collateral Custodian Termination Notice” has the meaning assigned to that term in Section 12.05.

“Collateral Portfolio” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in, to and under all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, or other property of the Borrower of any type or nature, including, without limitation, all right, title and interest of the Borrower in the following (in each case excluding the Excluded Amounts):

(i) the Loan Assets, and all monies due or to become due in payment under such Loan Assets on and after the related Cut-Off Date, including, but not limited to, all Available Collections;

(ii) the Portfolio Assets with respect to the Loan Assets referred to in clause (i);

(iii) the Controlled Accounts and all Permitted Investments purchased with funds on deposit in the Controlled Accounts; and

(iv) all income and Proceeds of the foregoing.

For the avoidance of doubt, the term “Collateral Portfolio” shall, for all purposes of this Agreement, be deemed to include any Loan Asset acquired directly by the Borrower from a third party in a transaction underwritten by the Transferor or any transaction in which the Borrower is the designee of the Transferor under the instruments of conveyance relating to the applicable Loan Asset.

“Collection Account” means collectively, the Pass-Through Collection Account, the Interest Collection Account and the Principal Collection Account; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Account Agreement” means that certain Controlled Account Agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Account Bank, the Administrative Agent and the Collateral Agent, which agreement relates to the Collection Account and the Custodial Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances Outstanding have been repaid in full and all Yield and Fees and all other Obligations have been paid in full, and the Borrower shall have no further right to request any additional Advances hereunder.

“Commitment” means, with respect to each Lender, (i) prior to the end of the Reinvestment Period or for purposes of Advances made pursuant to Section 2.02(f), the dollar amount set forth opposite such Lender’s name on Annex A hereto (as such amount may be revised from time to time in accordance with Section 2.23) or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement and (ii) after the Reinvestment Period (other than for purposes of Advances made pursuant to Section 2.02(f)), such Lender’s Pro Rata Share of the aggregate Advances Outstanding.

“Concentration Limits” means, with respect to determining the Excess Concentration Amount as of any date of determination after the Ramp-Up Period, the following limits (as a percentage of the sum of (x) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets (after giving effect to all additions and removals of Loan Assets on such date) plus (y) any amounts on deposit in the Principal Collection Account unless otherwise specified):

(a) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that consists of the sum of (i) the aggregate Outstanding Balance and Exposure Amount of Revolving Loan Assets and (ii) the aggregate Exposure Amount of Delayed Draw Loan Assets shall not, in the aggregate, exceed 10.0%;

(b) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Second Lien Loan Assets shall not exceed 5.0%;

(c) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets (other than MRRL Loan Assets and Asset Based Loans) included in the Collateral Portfolio (i) that are made to Obligors with a trailing 12-month EBITDA less than $15,000,000 as of the related Cut-Off Date shall not exceed 15.0% and (ii) that are made to Obligors with a trailing 12-month EBITDA less than $10,000,000 as of the related Cut-Off Date shall not exceed 5.0%;

(d) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Broadly Syndicated Loan Assets shall not exceed 25.0%;

(e) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Specified Loans (other than Broadly Syndicated Loan Assets) shall not exceed 20.0%;

(f) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are CCC Loan Assets shall not exceed 10.0%;

(g) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are classified in any individual “S&P Industry” in accordance with the S&P Global Industry Classification Standard shall not exceed 15.0%; provided that (i) the largest “S&P Industry” may represent up to 25.0%, (ii) the second and third largest “S&P Industries” may each represent up to 20.0% and (iii) the fourth largest “S&P Industry” may represent up to 17.5%;

(h) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are issued by a single Obligor and its Affiliates shall not exceed 6.0%; provided that for each of the three Obligors (together with their respective Affiliates) with the largest Adjusted Borrowing Values of Eligible Loan Assets included in the Collateral Portfolio, the applicable percentage above shall be 7.5% instead of 6.0%;

(i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Non-Sponsored Loan Assets shall not exceed 50.0%;

(j) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Unitranche Loan Assets shall not exceed 25.0%;

(k) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Asset Based Loans shall not exceed 7.5%;

(l) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Permitted PIK Loans shall not exceed 5.0%;

(m) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Fixed Rate Loans shall not exceed 5.0%;

(n) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio that are Qualified First Lien Loans shall not exceed (i) for the period that is two (2) months after the Second Amendment Effective Date, 25.0% and (ii) thereafter, 20.0%;

(o) the aggregate Adjusted Borrowing Value of all Large Middle Market Loan Assets included in the Collateral Portfolio that do not contain a Maintenance Covenant shall not exceed 15.0%;

(p) the aggregate Adjusted Borrowing Value of all First Lien Last Out Loan Assets included in the Collateral Portfolio shall not exceed 5.0%;

(q) the aggregate Adjusted Borrowing Value of all Loan Assets included in the Collateral Portfolio, the Obligor with respect which is domiciled in Canada or any province or territory thereof (other than the Province of Quebec) or any political subdivision thereof, shall not exceed 15.0%;

(r) the aggregate Adjusted Borrowing Value of all Loan Assets included in the Collateral Portfolio, the Obligor with respect to which is not domiciled in the United States or any state thereof or Canada or any province or territory thereof, or any political subdivision thereof, shall not exceed 5.0%; and

(s) the aggregate Adjusted Borrowing Value of all MRRL Loan Assets included in the Collateral Portfolio shall not exceed 7.5%.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Controlled Accounts” means the Collection Account, the Custodial Account and the Unfunded Exposure Account.

“Conversion Date” means, with respect to any Advance, the Business Day on which such Advance was, or is to be, converted from (a) a Base Rate Advance to a SOFR Advance, (b) a SOFR Advance to a Base Rate Advance, (c) a SOFR Advance with a three-month maturity to a SOFR Advance with a one-month maturity or (d) a SOFR Advance with a one-month maturity to a SOFR Advance with a three-month maturity, as applicable.

“Conversion Notice” means, with respect to any Advance, the written notice, in substantially the form attached hereto as Exhibit G, evidencing the request of the Borrower to the Administrative Agent to convert such Advance from (a) a Base Rate Advance into a SOFR Advance, (b) a SOFR Advance into a Base Rate Advance, (c) a SOFR Advance with a three-month maturity to a SOFR Advance with a one-month maturity or (d) a SOFR Advance with a one-month maturity to a SOFR Advance with a three-month maturity, as applicable.

“Credit Risk Loan” means any Loan Asset which the Servicer has determined in accordance with the Servicing Standard (as certified in writing to the Administrative Agent) is a stressed loan for which any amount of principal or interest is unlikely to ultimately be paid back in full.

“Custodial Account” means a segregated securities account (account number [***] at the Account Bank) in the name of the Borrower subject to the lien of and for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the assets credited thereto from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Custodial Account.

“Cut-Off Date” means, with respect to each Loan Asset, the date such Loan Asset is actually acquired by the Borrower.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may, in consultation with the Borrower, establish another convention in its reasonable discretion.

“Debt-to-Recurring Revenue Ratio” means, with respect to any MRRL Loan Asset for any period, the meaning of “Debt-to-Recurring Revenue Ratio” or any comparable definition in the related Loan Agreement for such MRRL Loan Asset, and in any case that “Debt-to-Recurring Revenue Ratio” or such comparable definition is not defined in such underlying Loan Agreement, the ratio of (a) Indebtedness of the related Obligor minus any unrestricted cash of such Obligor to (b) such Obligor’s Annualized Recurring Revenue; provided that, in the event of a lack of any such information necessary to calculate the Obligor’s Debt-to-Recurring Revenue Ratio, a Value Adjustment Event shall occur as set forth in the definition thereof.

“Defaulted Loan Asset” means a Loan Asset which has become subject to a Value Adjustment Event of the type described in any of clause (i), (ii), (iii), (ix) or (x) in the definition thereof (but, with respect to clause (iii), solely pursuant to a Material Modification pursuant to clause (a) of such definition). If the Value Adjustment Event which gave rise to a Defaulted Loan Asset is cured, the Borrower may submit such Loan Asset for review by the Administrative Agent (in its sole discretion) for the purpose of re-classifying such Loan Asset as a Loan Asset which is no longer a Defaulted Loan Asset.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for two (2) or more Business Days after an Advance Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied (which condition precedent, together with any applicable default, shall be specifically identified in the writing or public statement referred to in clause (b) below) on the relevant Advance Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance

Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Delayed Draw Loan Asset” means a Loan Asset that is fully committed on the initial funding date of such Loan Asset and is required to be fully funded in one or more installments on draw dates to occur within one year of the initial funding of such Loan Asset but which, once all such installments have been made, has the characteristics of a Term Loan Asset.

“Deposit Placement Program” means a network of FDIC-insured depository institutions and/or their affiliates who are FDIC-insured depository institutions (as defined in Section 3 of the Federal Deposit Insurance Act), that have entered into agreements with IntraFi Network LLC and/or its successors or assigns to collect and/or place deposits with the purpose of providing each participating institution’s depositors increased access to FDIC deposit insurance.

“Determination Date” means the last Business Day of each calendar month.

“Disbursement Request” means a disbursement request from the Borrower to the Administrative Agent, the Collateral Agent and the Account Bank (with a copy to the Collateral Administrator) in the form attached hereto as Exhibit C in connection with a disbursement request from the Unfunded Exposure Account in accordance with Section 2.04(d) or a disbursement request from the Principal Collection Account in accordance with Section 2.20, as applicable.

“Dollar” and “$” mean the lawful money of the United States.

“EBITDA” means, with respect to any period and any Loan Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Loan Agreement for each such Loan Asset (together with all add-backs and exclusions as designated in such Loan Agreement), and in any case that “EBITDA”, “Adjusted EBITDA” or such comparable definition is not defined in such Loan Agreement, an amount, for the principal obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated pursuant to the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP) equal to earnings from continuing operations for such period plus interest expense, income taxes and unallocated depreciation and amortization for such period (to the extent deducted in determining earnings from continuing operations for such period), and any other item the Borrower and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Equity” means, as of any date of determination, an amount equal to the greater of (x) the sum of (i) the aggregate Adjusted Borrowing Value of all Eligible Loan Assets included in the Collateral Portfolio as of such date plus (ii) the amount on deposit in the Principal Collection Account as of such date plus (iii) the amount on deposit in the Unfunded Exposure Account (such amount not to exceed the Aggregate Unfunded Exposure Amount) minus (iv) the Advances Outstanding as of such date and (y) zero.

“Effective LTV” means, with respect to any Asset Based Loan as of any date of determination, the result, expressed as a percentage, of (i) the Adjusted Borrowing Value of such Loan Asset divided by (ii) the Appraised Value of such Loan Asset, in each case as of such date of determination.

“Eligible Investment Required Ratings” means: (a) if such obligation or security (i) has both a long-term and a short-term credit rating from Moody’s, such ratings are “Aa3” or better (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long-term credit rating from Moody’s, such rating is “Aaa” (not on credit watch for possible downgrade) and (iii) has only a short-term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) “A2” or better (or, in the absence of a short-term credit rating, “A-” or better) from S&P.

“Eligible Loan Asset” means, at any time, a Loan Asset in respect of which, in each case, (x) the representations and warranties contained in Section 4.02 are true and correct and (y) the criteria (other than any individual clause that the Administrative Agent in its sole discretion has, prior to the applicable Cut-Off Date, waived in writing with respect to such Loan Asset, which waiver shall solely be for the specific fact or circumstance that existed at the time of such waiver) contained in Schedule IV are satisfied.

“Eligible Replacement” has the meaning assigned to that term in Section 6.01(c).

“Eligible Successor Agent” has the meaning assigned to that term in Section 9.01(h).

“Environmental Laws” means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300, et seq.), the Environmental Protection Agency’s regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the rules and regulations thereunder, each as amended or supplemented from time to time.

“Equity Cure Notice” has the meaning assigned to that term in Section 2.06.

“Equity Security” means (i) any equity security or any other security that is not eligible for purchase by the Borrower as a Loan Asset and (ii) any security purchased as part of a “unit” with (or “stapled” to) a Loan Asset and that itself is not eligible for purchase by the Borrower as a Loan Asset.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated or issued thereunder.

“ERISA Affiliate” means, with respect to any Person, (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) for purposes of Section 302 of ERISA and Section 412 of the Code, a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to that term in Section 7.01.

“Excepted MRRL Loan Assets” means the Loan Assets of the Obligors (i) XDimensional Technologies and (ii) Baker Hill.

“Excepted Persons” has the meaning assigned to that term in Section 11.13(a).

“Excess Concentration Amount” means with respect to all Eligible Loan Assets included in the Collateral Portfolio, the sum of the amount by which the Adjusted Borrowing Value of all Eligible Loan Assets exceeds the Concentration Limits, calculated without duplication and after giving effect to any addition or removal of any Loan Asset as of the date of determination.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Amounts” means (a) any amount received in the Collection Account with respect to any Loan Asset included as part of the Collateral Portfolio, which amount is attributable to the payment of any Tax on such Loan Asset or on any Underlying Collateral and (b) any amount received in the Collection Account or other Controlled Account representing (i) any amount representing a reimbursement of insurance premiums, (ii) any escrows relating to Taxes, insurance and other amounts in connection with Loan Assets which are held in an escrow account for the benefit of the Obligor and the secured party pursuant to escrow arrangements under a Loan Agreement and (iii) any amount received in the Collection Account with respect to any Loan Asset retransferred or substituted for upon the occurrence of a Warranty Event or that is otherwise replaced by a Substitute Eligible Loan Asset, or that is otherwise sold or transferred by the Borrower pursuant to Section 2.07, to the extent such amount is attributable to a time after the effective date of such replacement or sale.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case (A) imposed as a result of such Recipient being organized under the laws of a taxing jurisdiction in which any such Person is organized, having its principal office or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax or (B) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any other Transaction Document, or sold or assigned an interest in any Advance or Transaction Document) (“Other Connection Taxes”), (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance pursuant to a law in effect on the date on which (A) such Lender acquires an interest in the Advance (other than pursuant to an assignment request by the Borrower) or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Sections 2.11(d)-(f) and (iv) any withholding Taxes imposed under FATCA.

“Exposure Amount” means, as of any date of determination, with respect to each Delayed Draw Loan Asset and Revolving Loan Asset owned by the Borrower and included in the Collateral Portfolio, the maximum unfunded commitment associated with such Delayed Draw Loan Asset and Revolving Loan Asset (including, without limitation, any letter of credit reimbursements).

“Facility Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Facility Maturity Date pursuant to Section 7.01, (iii) the Collection Date and (iv) the occurrence of the termination of this Agreement pursuant to Section 2.18(b).

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code or any U.S. or non-U.S. fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement or analogous provisions of non-U.S. law.

“Federal Funds Rate” means, for any period, a fluctuating per annum interest rate equal, for each day during such period, to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day. Notwithstanding anything herein to the contrary, in no event shall the Federal Funds Rate be less than 0.00%.

“Fee Letter” means, collectively, (i) each fee letter agreement that shall be entered into by and among the Borrower and the applicable Lender and/or the Administrative Agent in connection with the transactions contemplated by this Agreement and, (ii) the SMBC Fee Letter, in each case, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Fees” means any fees payable to any Lender pursuant to the terms of any Fee Letter.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financial Sponsor” means any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Amendment Effective Date” means March 27, 2025.

“First Lien Last Out Loan Asset” means any Loan Asset (other than a Qualified First Lien Loan) (a) that would constitute a First Lien Loan Asset but that, at any time prior to and/or after an event of default under the related Loan Agreement of such Loan Asset, will be paid after one or more tranches of first lien loans issued by the same Obligor (such first lien loans, the “First Out Tranche”) have been paid in full in accordance with a specified waterfall or other priority of payments and (b) whereby the ratio of the aggregate commitment amount of such First Out Tranche to EBITDA of such Obligor (based on the most recently available quarterly financial statements of such Obligor) is not greater than 2.0x; provided, that the Administrative Agent, in its sole discretion, may change the designation of any First Lien Last Out Loan Asset to a First Lien Loan Asset.

“First Lien Loan Asset” means any Loan Asset (i) that is not (and cannot by its terms become) subordinate in right of payment to any obligation of the Obligor on such Loan Asset in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding; (ii) that is secured by a pledge of collateral (including all of the applicable Obligor’s assets constituting collateral for such Loan Asset (whether or not there is also a security interest of a lower priority in additional collateral)), which security interest is validly perfected and first priority under Applicable Law, subject to (x) liens permitted under the applicable Loan Agreement that are reasonable and customary for similar loans and (y) liens accorded priority by law in favor of any Governmental Authority; and (iii) as to which the Servicer determines in good faith that the value of the collateral or the enterprise value securing the Loan Asset and ability to generate cash flow on or about the time of acquisition or origination, as applicable, equals or exceeds the outstanding principal balance of the Loan Asset plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral; provided that a Loan Asset that would qualify as a First Lien Loan Asset but for the seniority of the Lien on current assets securing a Working Capital Facility may be classified as a Qualified First Lien Loan in accordance with the definition thereof.

“Fitch” means Fitch, Inc. or any successor thereto.

“Fixed Rate Loan” means any Loan Asset that bears a fixed rate of interest.

“Floor” means zero.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fourth Amendment Effective Date” means October 15, 2025.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means, with respect to any Person, any nation or government, any state, province, territory or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Grid I Loan” means, as of the related Cut-Off Date, a Large Middle Market Loan Asset (excluding any Large Middle Market Loan Asset that does not contain a Maintenance Covenant) that either (a) satisfies all of the applicable requirements set forth in the definition of “Specified Loan” for a Grid I Loan or (b) has been approved as an Approved Loan that is a Grid I Loan by the Administrative Agent in writing.

“Grid II Loan” means, as of the related Cut-Off Date, a Traditional Middle Market Loan Asset that either (a) satisfies all of the applicable requirements set forth in the definition of “Specified Loan” for a Grid II Loan or (b) has been approved as an Approved Loan that is a Grid II Loan by the Administrative Agent in writing.

“Hazardous Materials” means all materials subject to any Environmental Law, including, without limitation, materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory”, “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“High Yield Bond” means a debt security which is rated below investment grade.

“Indebtedness” means:

(i) with respect to any Obligor under any Loan Asset, the meaning of “Indebtedness” or any comparable definition in the Loan Agreement for such Loan Asset, and in any case that “Indebtedness” or such comparable definition is not defined in such Loan Agreement, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity, (d) all obligations of such entity in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such entity, whether or not the indebtedness secured thereby has been assumed, (f) all guarantees by such entity of indebtedness of others, (g) all Capital Lease Obligations of such entity, (h) all obligations, contingent or otherwise, of such entity as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such entity in respect of bankers’ acceptances; and

(ii) for all other purposes, with respect to any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (b) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (f) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (a) through (e) of this clause (ii); provided that, for the avoidance of doubt, any Loan Assets sold by the Borrower in a manner which is characterized on the books of the Borrower as a secured borrowing by the Borrower in accordance with GAAP but does not create any recourse to the Borrower (for example, where the Borrower sells a portion of a loan which has been restructured as a first lien loan and a first lien last out loan) shall not constitute “Indebtedness” of the Borrower.

“Indemnified Amounts” has the meaning assigned to that term in Section 8.01.

“Indemnified Party” has the meaning assigned to that term in Section 8.01.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnifying Party” has the meaning assigned to that term in Section 8.03.

“Independent Manager” means a natural person who, (A) for the five-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its Affiliates (other than his or her service as an independent manager of the Borrower or other Affiliates that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an independent manager of the Borrower); or (iii) any member of the immediate family of a person described in (i) or (ii), and (B) has (i) prior experience as an independent manager for a corporation or limited liability company whose charter documents required the unanimous consent of all independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of secured or securitized structured finance instruments, agreements or securities.

“Indorsement” has the meaning specified in Section 8-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Advance” means the first Advance made pursuant to Article II.

“Initial Loan Assets” means the Loan Assets included in the Collateral Portfolio as of the Closing Date, if any.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Insurance Policy” means, with respect to any Loan Asset, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral.

“Insurance Proceeds” means any amounts received on or with respect to a Loan Asset under any Insurance Policy or with respect to any condemnation proceeding or award in lieu of condemnation, other than (i) any such amount received which is required to be used to restore, improve or repair the related property or required to be paid to the Obligor under the related Loan Agreement or (ii) prior to an Event of Default hereunder and with prior written notice to the Administrative Agent, any such amount for which the Servicer has consented, in its reasonable business discretion, to be used to restore, improve or repair the related property or otherwise to be paid to the Obligor under the related Loan Agreement.

“Interest” means, with respect to any period and any Loan Asset, for the Obligor on such Loan Asset and any of its parents or Subsidiaries that are obligated under the Loan Agreement for such Loan Asset (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Loan Agreement for such Loan Asset and in any case that “Interest” or such comparable definition is not defined in such Loan Agreement, all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period).

“Interest Collection Account” means a segregated securities account (account number [***] at the Account Bank) in the name of the Borrower subject to the lien of and for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Interest Collection Account.

“Interest Collections” means, collectively (i) with respect to any Loan Asset, all payments and collections attributable to interest on such Loan Asset, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Loan Asset and (ii) all amendment fees, late fees, waiver fees, prepayment fees or other similar amounts received in respect of Loan Assets.

“Interest Period” means with respect to any SOFR Advance (i) the period beginning on, and including, the Advance Date or Conversion Date, as applicable, with respect to such SOFR Advance and ending on, but excluding, the earlier of (a) the first succeeding Payment Date or (b) (x) for any SOFR Advance with a one month maturity the numerically corresponding day in the calendar month that is one month thereafter, (y) for any SOFR Advance with a three month maturity the numerically corresponding day in the calendar month that is three months thereafter or (z) for any SOFR Advance maturing in a month with a Payment Date, the corresponding Payment Date, and (ii) thereafter, for so long as such SOFR Advance or any portion thereof remains outstanding, each period beginning on, and including, the day after the immediately preceding Interest Period with respect to such SOFR Advance ended and ending on, but excluding, the earlier of (a) the next succeeding Payment Date or (b) (x) for any SOFR Advance with a one month maturity on the numerically corresponding day in the calendar month that is one month thereafter for SOFR Advance, (y) for any SOFR Advance with a three month maturity the numerically corresponding day in the calendar month that is three months thereafter or (z) for any SOFR Advance maturing in a month with a Payment Date, the corresponding Payment Date. For the avoidance of doubt, (I) for any SOFR Advance with a one month maturity, the Interest Period may not exceed (x) one month or (y) for any SOFR Advance maturing in a month with a Payment Date, a period through to the corresponding Payment Date and (II) for any SOFR Advance with a three month maturity, the Interest Period may not exceed (x) three months or (y) for any SOFR Advance maturing in a month with a Payment Date, a period through to the corresponding Payment Date.

“Investment Adviser” means Comvest Credit Managers, LLC, a Delaware limited liability company.

“IRS” means the U.S. Internal Revenue Service.

“Joinder Supplement” means an agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit D to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Large Middle Market Loan Asset” means any Loan Asset that is a First Lien Loan Asset that does not qualify as a Broadly Syndicated Loan Asset and that, as of the Cut-Off Date for such Loan Asset, (i) has a Tranche Size of at least $200,000,000 and (ii) the Obligor of which has a trailing 12-month EBITDA of $75,000,000 or greater. For the avoidance of doubt, if a Loan Asset qualifies as both a Qualified First Lien Loan and a Large Middle Market Loan Asset, such Loan Asset shall be a Large Middle Market Loan Asset for all purposes under this Agreement.

“Lender” means (i) SMBC (so long as SMBC holds a Commitment or has Advances Outstanding hereunder), (ii) each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement to the Administrative Agent and the Borrower and (iii) each other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 11.04.

“Lien” means any mortgage or deed of trust, pledge, charge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Loan Agreement” means the loan agreement, credit agreement or other agreement pursuant to which a Loan Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Loan Asset or of which the holders of such Loan Asset are the beneficiaries.

“Loan Asset” means any loan originated or acquired by the Transferor and sold or participated, as applicable, to the Borrower or originated or acquired by the Borrower in the ordinary course of its business, which loan includes, without limitation, (i) the Required Loan Documents and Loan Asset File, and (ii) all right, title and interest of the Transferor and/or the Borrower, as applicable, in and to the loan and any Underlying Collateral, but excluding, as applicable, the Excluded Amounts.

“Loan Asset Checklist” means an electronic copy of a checklist in the form of Exhibit P delivered by or on behalf of the Borrower to the Collateral Custodian, that identifies each of the items which constitute Required Loan Documents to be included within the respective Loan Asset File, which shall specify whether such document is an original or a copy and includes the identification number and the name of the Obligor with respect to the related Loan Asset.

“Loan Asset File” means, with respect to each Loan Asset, a file containing (a) each of the documents and items as set forth on the Loan Asset Checklist with respect to such Loan Asset and (b) duly executed originals (to the extent required by the Servicing Standard) and copies of any other Records relating to such Loan Assets and Portfolio Assets pertaining thereto.

“Loan Tape” means the loan list identifying the Loan Assets delivered by the Borrower or Servicer to the Collateral Custodian or the Collateral Administrator, as applicable, and the Administrative Agent. Each such Loan Tape shall be prepared by the Borrower (or the Servicer on its behalf) and shall set forth the applicable information specified on Schedule III.

“LSTA” means the Loan Syndications and Trading Association.

“Maintenance Covenant” means, at any time, a covenant by the Obligor of a loan to comply with one or more financial covenants during each reporting period applicable to such loan, whether or not any action by, or event relating to, the underlying obligor occurs after such time; provided that a Loan Asset that is cross-defaulted to other debt or other obligations of the same Obligor that is pari passu or senior to such Loan Asset that requires the Obligor to comply with any of the foregoing covenants shall satisfy the requirement herein.

“Make-Whole Premium” means (a) if this Agreement is terminated pursuant to Section 2.18(b) prior to the one-year anniversary of the Closing Date, an amount, payable pro rata to each Lender, equal to 1.50% of the Maximum Facility Amount, (b) if this Agreement is terminated pursuant to Section 2.18(b) on or after the one-year anniversary of the Closing Date and prior to the two-year anniversary of the Closing Date, an amount, payable pro rata to each Lender, equal to 1.00% of the Maximum Facility Amount and (c) if this Agreement is terminated pursuant to Section 2.18(b) on or after the two-year anniversary of the Closing Date, an amount, payable pro rata to each Lender, equal to 0.00% of the Maximum Facility Amount; provided that the Make-Whole Premium shall be calculated without giving effect to the proviso in the definition of “Maximum Facility Amount”.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Market Value” means, as of any date of determination, with respect to any Broadly Syndicated Loan Asset, the amount (determined by the Servicer in accordance with the Servicing Standard) equal to the product of the principal amount thereof and the price (expressed as a percentage of par) determined in the following manner:

(a) the midpoint of the “bid” and the “ask” price quotes determined by any of Loan Pricing Corporation, LoanX Inc. or MarkIt Group Limited (the “Mid-Price Quote”); or

(b) if the Market Value of such Loan Asset cannot be determined in accordance with clause (a) above,

(i) the average of the bid-side quotes determined by three independent broker-dealers active in the trading of such Loan Asset; or

(ii) if only two such bids can be obtained, the lower of the bid-side quotes of such two bids;

provided that the Market Value of an Eligible Loan Asset purchased in the primary syndication thereof and issued with original issue discount of 3.0% or less (including any purchase at a premium) shall be deemed to be par for all purposes of this definition.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, financial condition, operations or properties of the Transferor, the Servicer or the Borrower, (b) the validity, enforceability or collectability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of the Loan Assets generally or any material portion of the Loan Assets, (c) the rights and remedies of the Collateral Agent, the Collateral Custodian, the Account Bank, the Collateral Administrator, the Administrative Agent, any Lender and the Secured Parties with respect to matters arising under this Agreement or any other Transaction Document, (d) the ability of each of the Borrower and the Servicer to perform their respective obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s, the Administrative Agent’s or any other Secured Party’s lien on the Collateral Portfolio.

“Material Modification” means any amendment or waiver of, or modification or supplement to, a Loan Agreement governing an Eligible Loan Asset executed or effected on or after the Cut-Off Date for such Eligible Loan Asset which:

(a) reduces or forgives any or all of the principal amount due under such Eligible Loan Asset;

(b) delays or extends the maturity date or any principal payment date for such Loan Asset by more than three (3) months;

(c) waives one or more interest payments or permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Loan Asset (other than any deferral or capitalization already allowed by the terms of the Loan Agreement as of the Cut-Off Date with respect to any PIK Loan Asset and other than any portion of any such interest payment that is payable in addition to the stated non-default interest payment solely as a result of a default);

(d) (i) contractually or structurally subordinates such Eligible Loan Asset or the lien securing such Eligible Loan Asset by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens on any of the Underlying Collateral securing such Eligible Loan Asset other than (x) “Permitted Liens” or any comparable definitions or provisions in the applicable Loan Agreement related to “permitted liens” for such Loan Asset and (y) purchase-money security interests (as such term is defined in the UCC) on a portion of the Underlying Collateral securing such Eligible Loan Asset or (ii) the commitment amount of any loan senior in right of payment or lien priority to such Eligible Loan Asset is increased (except as permitted under the applicable Loan Agreement as of the applicable Cut-Off Date);

(e) substitutes, alters or releases a portion of the Underlying Collateral securing such Eligible Loan Asset (other than any such collateral releases contemplated under the Loan Agreement of such Loan Asset as of the Cut-Off Date) and any such substitution, alteration or release, as determined in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset; or

(f) amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Total Net Leverage Ratio”, “Senior Net Leverage Ratio”, “Cash Interest Coverage Ratio”, “Net Leverage Ratio”, “Revenue” or “Permitted Liens” or any respective comparable definitions in the Loan Agreement for such Eligible Loan Asset or any applicable component thereof; provided, that amendments, waivers, forbearances, supplements or other modifications to “Cash Interest Coverage Ratio” or similar term shall not constitute a “Material Modification” under this clause (i) so long as such measure is at least 150% after giving effect to such modification), or (ii) any term or provision of such Loan Agreement referenced in or utilized in the calculation of any financial covenant or other term referred to above, in either case, in a manner that, in the sole discretion of the Administrative Agent, materially and adversely affects the value of such Eligible Loan Asset.

“Maximum Facility Amount” means, from and after the ~~First~~Fourth Amendment Effective Date, $400,000,000 (or, during the Upsize Period, $445,000,000) or such greater amount mutually agreed by the Administrative Agent, the applicable Lenders and the Borrower, in their sole discretion, not to exceed $600,000,000; provided that at all times after the Reinvestment Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Minimum Equity Condition” means a test that will be satisfied on any date of determination that the Effective Equity is at least equal to the Minimum Required Equity Amount.

“Minimum Required Equity Amount” means, as of any date of determination, the greater of (i) 10% of the Maximum Facility Amount then in effect as of such date of determination and (ii) an amount equal to the sum of the Adjusted Borrowing Values of all Eligible Loan Assets attributable to the three individual Obligors with the largest aggregate Adjusted Borrowing Value of Eligible Loan Assets included in the Collateral Portfolio as of such date of determination.

“Moody’s” means Moody’s Investors Service, Inc. (or its successors in interest).

“MRRL Loan Asset” means a Loan Asset (i) for which the related Obligor is organized under the law of the United States or any state thereof, (ii) that is a First Lien Loan Asset, and (iii) that includes covenants based on the related Obligor’s Annualized Recurring Revenue; provided that the Administrative Agent may change the designation of such Loan Asset in its sole discretion if the covenants for such Loan Asset are replaced with EBITDA-based cash flow leverage lending covenants (such as those based on total leverage, senior leverage, and interest coverage).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five years.

“Net Leverage Ratio” means, with respect to any Loan Asset (other than a MRRL Loan Asset or Asset Based Loan) for any Relevant Test Period, the meaning of “Net Leverage Ratio” or any comparable definition in the related Loan Agreement for each such Loan Asset, and in any case that “Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) Indebtedness (which shall be net of unrestricted cash) to (b) EBITDA, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“Non-Performing Loan Asset” means a Loan Asset in which (a) the Obligor commences restructuring or workout negotiations or completes a debt-for-equity swap or (b) the Servicer determines in accordance with the Servicing Standard that such Loan Asset is not collectible or all of the principal amount due under such Loan Asset is reduced or forgiven.

“Non-Sponsored Loan Asset” means an Eligible Loan Asset that is not owned by a Financial Sponsor.

“Non-Usage Fee” has the meaning assigned to that term in the applicable Fee Letter.

“Noteless Loan Asset” means a Loan Asset with respect to which the Loan Agreement (i) does not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan Asset or (ii) requires any holder of the indebtedness created under such Loan Asset to affirmatively request a promissory note from the related Obligor (and none has been requested with respect to such Loan Asset held by the Borrower).

“Notice of Borrowing” means an irrevocable written notice of borrowing from the Borrower to the Administrative Agent and each Lender in the form attached hereto as Exhibit E.

“Notice of Exclusive Control” has the meaning given to such term in the Collection Account Agreement and the Unfunded Exposure Account Agreement, as applicable; provided that the Collateral Agent, or Administrative Agent on its behalf, shall neither provide nor exercise Notice of Exclusive Control prior to the occurrence of an Event of Default (that has not been waived).

“Notice of Reduction” means a notice of a reduction of the Advances Outstanding pursuant to Section 2.18, in the form attached hereto as Exhibit F.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Secured Parties, the Collateral Agent, the Collateral Administrator or the Collateral Custodian arising under this Agreement and/or any other Transaction Document and shall include, without limitation, all liability for principal of and interest on the Advances Outstanding, Breakage Fees, obligations pursuant to the Erroneous Payment Subrogation Rights, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Agent, the Secured Parties, the Collateral Custodian, the Collateral Administrator and the Account Bank under this Agreement and/or any other Transaction Document, any Fee Letter, any Make-Whole Premium and documented costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Account Bank, the Collateral administrator, the Collateral Agent or the Collateral Custodian, including documented attorneys’ fees, costs and expenses, including without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).

“Obligor” means, collectively, each Person obligated to make payments under a Loan Agreement, including any guarantor thereof.

“Officer’s Certificate” means a certificate signed by a director, a manager, the president, the secretary, an assistant secretary, the chief financial officer or any vice president, as an authorized officer, of any Person.

“Opinion of Counsel” means a written opinion of counsel, which opinion and counsel are acceptable to the Administrative Agent in its sole discretion; provided, that, Milbank LLP shall be considered acceptable counsel for purposes of this definition.

“Original Effective LTV” means, with respect to any Asset Based Loan, the Effective LTV of such Loan Asset as calculated by the Servicer (and, to the extent set forth in the Approval Notice, approved by the Administrative Agent in the related Approval Notice) (which may include a normalized revolving loan assumption on any unfunded revolving loan) in accordance with the definition of Effective LTV and the definitions used therein and set forth in the related Approval Notice.

“Other Connection Taxes” has the meaning assigned to that term in the definition of Excluded Taxes.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Outstanding Balance” means the outstanding principal balance of a Loan Asset, expressed exclusive of PIK Interest and accrued interest. For the avoidance of doubt, the Outstanding Balance with respect to a Revolving Loan Asset or a Delayed Draw Loan Asset shall be equal to the funded amount of such Revolving Loan Asset or Delayed Draw Loan Asset.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight SOFR borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning assigned to that term in Section 11.04(d).

“Participant Register” has the meaning assigned to that term in Section 11.04(d).

“Pass-Through Collection Account” means a segregated securities account (account number [***] at the Account Bank) in the name of the Borrower subject to the lien of and for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Pass-Through Collection Account.

“Payment Date” means the 15th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing on the Payment Date in August 2024; provided, that the final Payment Date shall occur on the Collection Date; provided further that the Administrative Agent may, in its sole discretion with three (3) Business Days’ prior written notice to the Borrower, the Collateral Agent, the Account Bank, the Collateral Administrator and the Servicer, declare any Business Day a Payment Date if the Obligations have become immediately due and payable in full in accordance with Section 7.01.

“Pension Plan” has the meaning assigned to that term in Section 4.01(w).

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Permitted Bond Issuance” means any bond issuance transaction undertaken by the Transferor or an Affiliate of the Transferor, for which the Administrative Agent or any of its Affiliates acts as lead arranger.

“Permitted Investments” means any of:

(i) direct Registered obligations of, and Registered obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States of America or any agency or instrumentality of the United States of America whose obligations are expressly backed by the full faith and credit of the United States of America;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States of America (including the Account Bank) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days after issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Eligible Investment Required Ratings;

(iii) Registered debt securities bearing interest or sold at a discount issued by a corporation formed under the laws of the United States of America or any State thereof that satisfies the Eligible Investment Required Ratings at the time of such investment or contractual commitment providing for such investment;

(iv) commercial paper or other short-term obligations (other than asset-backed commercial paper) with the Eligible Investment Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance;

(v) interest bearing deposits in United States Dollars held at Western Alliance Bank or invested in a Deposit Placement Program; and

(vi) money market funds that have, at all times, credit ratings of “Aaa” and “MR1+” by Moody’s and “AAAm” or “AAAm-G” by S&P, respectively;

provided that (1) Permitted Investments purchased with funds in the Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations or securities, other than those referred to in clause (v) above, as mature (or are putable at par to the issuer thereof) no later than the Business Day prior to the next Payment Date unless such Permitted Investments are issued by the Account Bank (or an Affiliate thereof) in its capacity as a banking institution, in which event such Permitted Investments may mature on such Payment Date; and (2) none of the foregoing obligations or securities shall constitute Permitted Investments if (a) such obligation or security has an “f”, “r”, “p”, “pi”, “q”, “sf” or “t” subscript assigned by

S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) payments with respect to such obligations or securities or proceeds of disposition are subject to withholding taxes by any jurisdiction (other than withholding taxes which may be payable with respect to FATCA) unless the payor is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after-tax basis, (d) such obligation or security is secured by real property, (e) such obligation or security is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation or security is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Servicer’s judgment, such obligation or security is subject to material non-credit related risks, (h) such obligation is a structured finance obligation or (i) such obligation or security is represented by a certificate of interest in a grantor trust. Permitted Investments may include, without limitation, those investments issued by or made with the Account Bank or an Affiliate thereof or for which the Account Bank or an Affiliate thereof provides services and receives compensation; provided that, notwithstanding the foregoing clauses (i) through (v), Permitted Investments may only include obligations or securities that constitute cash equivalents for purposes of the rights and assets in paragraph (c)(8)(i)(B) of the exclusions from the definition of “covered fund” for purposes of the Volcker Rule. The Account Bank shall have no obligation to determine or oversee compliance with the foregoing.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (a) Liens for federal, state, municipal or other local Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person, (b) with respect to any Underlying Collateral, Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (c) Liens granted in favor of the Collateral Agent or the Collateral Custodian pursuant to or by the Transaction Documents.

“Permitted PIK Loan” means a PIK Loan Asset that (x) provides for periodic payments of interest thereon in cash no less frequently than semi-annually and the portion of interest required to be paid in cash under the terms of the related Loan Agreement is not less than (i) if such Permitted PIK Loan is a Fixed Rate Loan, 4.00% per annum over Term SOFR or (ii) otherwise, 3.00% per annum over the applicable index rate.

“Permitted RIC Distribution” means distributions required to allow the Transferor to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate federal or state income or excise taxes payable by the Transferor in or with respect to any taxable year of the Transferor (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Transferor shall not exceed 115% of the amounts that would have been required to: (i) allow the Transferor to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Transferor’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Transferor’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Transferor had qualified to be taxed as a “regulated investment company” under Subchapter M of the Code, (B) after the occurrence and during the continuance of an Unmatured Event of Default or an Event of Default, all such distributions shall be prohibited and (C) amounts may be distributed pursuant to this definition only to the extent of available Principal Collections and only so long as (x) no Borrowing Base Deficiency exists prior to or immediately after giving effect to such Permitted RIC Distribution and (y) the Transferor gives at least two (2) Business Days’ prior written notice thereof to the Lenders.

“Permitted Securitization” means any private or public term or conduit securitization transaction undertaken by the Transferor, the Borrower or an Affiliate of the Transferor, that is secured, directly or indirectly, by any Loan Asset formerly included in the Collateral Portfolio or any portion thereof or any interest therein released from the Lien of this Agreement in connection with a Discretionary Sale, including, without limitation, any collateralized loan obligation or collateralized debt obligation offering or other asset securitization and, in any case, for which the Administrative Agent or any of its Affiliates acts as lead arranger.

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity. For the avoidance of doubt, a Person need not have a separate legal identity.

“PIK Interest” means interest accrued on a Loan Asset that is added to the principal amount of such Loan Asset instead of being paid as interest as it accrues.

“PIK Loan Asset” means a Loan Asset which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan Asset for some period of the time prior to such Loan Asset requiring the current cash payment of such previously capitalized interest, which cash payment shall be treated as an Interest Collection at the time it is received.

“Pledge” means the pledge of any Eligible Loan Asset or other Portfolio Asset pursuant to Article II.

“Portfolio Assets” means all Loan Assets in which the Borrower has an interest, together with all proceeds thereof and other assets or property related thereto, including all right, title and interest of the Borrower in and to:

(a) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing the Loan Assets;

(b) all rights with respect to the Loan Assets to which the Transferor and/or the Borrower, as applicable, is entitled as lender under the applicable Loan Agreement;

(c) the Controlled Accounts, together with all cash and investments in each of the foregoing other than amounts earned on investments therein;

(d) any Underlying Collateral securing a Loan Asset and all Recoveries related thereto, all payments paid in respect thereof and all monies due or to become due and paid in respect thereof after the applicable Cut-Off Date and all liquidation proceeds;

(e) all Required Loan Documents, the Loan Asset Files related to any Loan Asset, any Records, and the documents, agreements, and instruments included in the Loan Asset Files or Records;

(f) all Insurance Policies with respect to any Loan Asset;

(g) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of any Loan Asset, together with all UCC financing statements, mortgages or similar filings signed or authorized by an Obligor relating thereto;

(h) the Sale Agreement (including, without limitation, rights of recovery of the Borrower against the Transferor) and the assignment to the Collateral Agent, for the benefit of the Secured Parties, of all UCC financing statements filed by the Borrower against the Transferor under or in connection with the Sale Agreement;

(i) all records (including computer records) with respect to the foregoing; and

(j) all collections, income, payments, proceeds and other benefits of each of the foregoing.

“Prime Rate” means the rate publicly announced by the Administrative Agent from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by the Administrative Agent or any other specified financial institution in connection with extensions of credit to debtors; provided that if the Prime Rate is less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Principal Collection Account” means a segregated securities account (account number [***] at the Account Bank) in the name of the Borrower subject to the lien of and for the benefit of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Principal Collection Account.

“Principal Collections” means (i) any amounts deposited by the Borrower in accordance with Section 2.06(a)(i) or Section 2.07(c)(i) and (ii) with respect to any Loan Asset, all amounts received which are not Interest Collections and any other amounts that have been designated as Principal Collections by the Borrower pursuant to the terms of this Agreement, including, without limitation, all Recoveries, all Insurance Proceeds, all scheduled payments of principal and principal prepayments and all guaranty payments and proceeds of any liquidations, sales, dispositions or securitizations, in each case, attributable to the principal of such Loan Asset. For the avoidance of doubt, “Principal Collections” shall not include amounts on deposit in the Unfunded Exposure Account.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing all Commitments of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate of all Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

“Proceeds” means, with respect to any property included in the Collateral Portfolio, all property that is receivable or received when such property is collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

“Purchase Notice” has the meaning set forth in the Sale Agreement.

“Purchase Price” means, with respect to any Eligible Loan Asset, the value (expressed as a percentage of the Outstanding Balance of such Loan Asset) equal to the purchase price thereof; provided that the purchase price of an Eligible Loan Asset purchased in the primary syndication thereof at a price equal to or greater than 97.0% of par (including any purchase at a premium) shall be deemed to be par for all purposes of this definition.

“Qualified First Lien Loan” means a Loan Asset that would qualify as a First Lien Loan Asset but for the seniority of the Lien on current assets securing a Working Capital Facility, so long as, at any time prior to and/or after an event of default under the related Loan Agreement of such Loan Asset: (i) such Working Capital Facility has an aggregate commitment equal to not more than 20% of the sum of (a) the aggregate commitment amount of such Working Capital Facility, (b) the aggregate commitment amount of such Loan Asset and (c) the aggregate commitment amount of any other Indebtedness under the same credit facility that is pari passu with such Loan Asset; (ii) such Loan Asset has a ratio of the aggregate commitment amount of such Working Capital Facility to EBITDA of such Obligor (based on the most recently available quarterly financial statements of such Obligor) not greater than 1.0x; and (iii) as of the applicable Cut-Off Date, the Administrative Agent in its sole and absolute discretion has consented to the treatment of such Loan Asset as a Qualified First Lien Loan. For the avoidance of doubt, if a Loan Asset ceases to qualify as a Qualified First Lien Loan, but (a) qualifies as a First Lien Loan Asset, such Loan Asset shall be a First Lien Loan Asset and (b) qualifies as a First Lien Last Out Loan Asset, such Loan asset shall be a First Lien Last Out Loan Asset. For the avoidance of further doubt, (a) if a Loan Asset qualifies as both a Qualified First Lien Loan and a Large Middle Market Loan Asset, such Loan Asset shall be a Large Middle Market Loan Asset for all purposes under this Agreement and (b) if a Loan Asset qualifies as both a Qualified First Lien Loan and a Broadly Syndicated Loan Asset, such Loan Asset shall be a Broadly Syndicated Loan Asset for all purposes under this Agreement.

“Qualified Lender” means any Person (other than a natural person, or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) that was not formed for the specific purpose of becoming a Lender or beneficial owner of an Advance and that is “qualified purchaser” within the meaning of Section 3(c)(7) of the 1940 Act.

“Quoted Loan Asset” means, as of any date of determination, a Loan Asset with at least two current bid-side quotes determined by Loan Pricing Corporation, LoanX Inc. or MarkIt Group Limited (or, if bid-side quotes therefrom are not available, from any other nationally recognized loan pricing service selected by the Servicer and approved by the Administrative Agent) from brokers acceptable to the Administrative Agent in its reasonable discretion.

“Ramp-Up Period” means the period commencing on the Closing Date and ending on the date that is nine (9) months thereafter; provided, that if a Permitted Securitization is consummated, “Ramp-Up Period” shall mean the period commencing on the closing date of such Permitted Securitization and ending on the date that is six (6) months thereafter.

“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.

“Records” means all documents relating to the Loan Assets, including books, records and other information executed in connection with the origination or acquisition of the Collateral Portfolio or maintained with respect to the Collateral Portfolio and the related Obligors that the Borrower, the Transferor or the Servicer have generated, in which the Borrower has acquired an interest pursuant to the Sale Agreement or in which the Borrower or the Transferor have otherwise obtained an interest.

“Recoveries” means, as of the time any Underlying Collateral with respect to any Defaulted Loan Asset is sold, discarded or abandoned (after a determination by the Servicer that such Underlying Collateral has little or no remaining value) or otherwise determined to be fully liquidated by the Servicer in accordance with the Servicing Standard, the proceeds from the sale of the Underlying Collateral, the proceeds of any related Insurance Policy, any other recoveries with respect to such Loan Asset, as applicable, the Underlying Collateral, and amounts representing late fees and penalties, net of any amounts received that are required under such Loan Asset, as applicable, to be refunded to the related Obligor.

“Register” has the meaning assigned to that term in Section 2.14.

“Registered” means in registered form for U.S. federal income tax purposes.

“Reinvestment Period” shall mean the period commencing on the Closing Date and ending on the day preceding the earliest of (i) the thirty-six (36) month anniversary of Closing Date, (ii) the date declared by the Administrative Agent during the continuation of an Event of Default (that has not been waived) (other than the occurrence of a Bankruptcy Event relating to the Borrower), (iii) the occurrence of a Bankruptcy Event relating to the Borrower and (iv) the date of any voluntary termination by the Borrower pursuant to Section 2.18(b).

“Reinvestment Period Extension” has the meaning set forth in Section 2.01(c)(i).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning set forth in Section 2.07(c).

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period” means, with respect to any Loan Asset (other than a MRRL Loan Asset or Asset Based Loan), the relevant test period for the calculation of Cash Interest Coverage Ratio, Total Net Leverage Ratio, Net Leverage Ratio or Senior Net Leverage Ratio, as applicable, for such Loan Asset in the related Loan Agreement or, if no such period is provided for therein, for Obligors of Asset Based Loans delivering monthly financing statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financing statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Loan Asset; provided that with respect to any Loan Asset for which the relevant test period is not provided for in the related Loan Agreement, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor; provided further that each such calculation shall be made utilizing the most recent compliance certificate provided by the Servicer pursuant to Section 6.08(c) or in connection with the acquisition of such Loan Asset.

“Remittance Period” means, (i) as to the initial Payment Date after the Closing Date, the period beginning on the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period or the Conversion Date, as applicable, and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Servicer” has the meaning assigned to that term in Section 6.01(c).

“Reportable Event” has the meaning assigned to that term in Section 5.01(q).

“Reporting Date” means the date that is seven (7) Business Days after each Determination Date.

“Repurchase Price” has the meaning set forth in Section 2.07(c)(i).

“Required Lenders” means, as of any date of determination, the Lenders representing an aggregate of at least 51% of the aggregate Commitments of the Lenders then in effect; provided that (i) at any time SMBC (and its successors and assigns who are Affiliates) is the Administrative Agent and acts as a Lender, then “Required Lenders” shall include SMBC (and its successors and assigns who are Affiliates) and (ii) at any time at which there are two or more Lenders that are not Affiliates, the Required Lenders must consist of at least two Lenders that are not Affiliates; provided, however, that if any Lender shall be a Defaulting Lender at such time, then such Defaulting Lender’s Commitments shall be excluded from the determination of Required Lenders.

“Required Loan Documents” means, for each Loan Asset, the following documents or instruments, all as specified on the related Loan Asset Checklist:

(a) (i) other than in the case of a Noteless Loan Asset, the original executed promissory note or, if accompanied by an original “lost note” affidavit and indemnity, a copy of the executed underlying promissory note, endorsed by the Borrower in blank (and an unbroken chain of endorsements from each prior holder thereof to the Borrower) and (ii) if such promissory note is not issued in the name of the Borrower or in the case of a Noteless Loan Asset, a copy of each assignment and assumption agreement, transfer document or instrument relating to such Loan Asset evidencing the assignment of such Loan Asset from the prior third party owner thereof (if any) to the Borrower, and in each case, electronic copies of which shall be delivered to the Collateral Custodian;

(b) to the extent applicable to the related Loan Asset, copies of the following in electronic form: executed (i) guaranty, (ii) underlying credit or loan agreement (or similar agreement pursuant to which the related Loan Asset has been issued or created) and (iii) security agreement, mortgage or other agreement that secures the obligations represented by such Loan Asset, in each case as set forth on the Loan Asset Checklist; and

(c) with respect to any Loan Asset for which the Transferor or an Affiliate thereof acts as administrative agent or collateral agent, copies of the UCC-1 financing statements, if any, and any related continuation statements, each showing the Obligor as debtor and the applicable administrative or collateral agent in respect of such Loan Asset as secured party and each with evidence of filing thereon as set forth in the Loan Asset Checklist.

“Required Reports” means, collectively, the Servicing Report required pursuant to Section 6.08(b), the Servicer’s Certificate required pursuant to Section 6.08(c), the financial statements of the Servicer and/or the Transferor required pursuant to Section 6.08(d), the financial statements and valuation reports of each Obligor required pursuant to Section 6.08(e), the financial reporting of the Transferor and the quarterly statements as to compliance required pursuant to Section 6.08(g), tax returns and reports filed by the Borrower or the Transferor required pursuant to Section 6.08(h), the annual statements as to compliance required pursuant to Section 6.09, and the annual independent public accountant’s report required pursuant to Section 6.10.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of membership interests of the Borrower now or hereafter outstanding, except a dividend or distribution paid solely in interests of that class of membership interests or in any junior class of membership interests of the Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of the Borrower now or hereafter outstanding, (iii) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of the Borrower now or hereafter outstanding, and (iv) any payment of management fees by the Borrower. For the avoidance of doubt, (x) payments and reimbursements due to the Servicer in accordance with this Agreement or any other Transaction Document do not constitute Restricted Junior Payments and (y) distributions by the Borrower to holders of its membership interests of Loan Assets or of cash or other proceeds relating thereto which have been substituted by the Borrower in accordance with this Agreement shall not constitute Restricted Junior Payments.

“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i).

“Revolving Loan Asset” means a Loan Asset that is a line of credit or contains an unfunded commitment arising from an extension of credit to an Obligor, pursuant to the terms of which amounts borrowed may be repaid and subsequently reborrowed.

“S&P” means S&P Global Ratings, and any successor or successors thereto.

“S&P Global Industry Classification Standard” means any of the industry categories set forth in Schedule VI hereto, including any modifications that may be made thereto or additional categories that may be subsequently established by reference to the S&P Global Industry Classification Standard codes; provided that the Administrative Agent has provided its prior written consent to any such modification or additional category.

“Sale Agreement” means that certain Sale and Purchase Agreement, dated as of the Closing Date, between the Transferor, as seller and the Borrower, as purchaser, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Sanctions” means, individually and collectively, any and all economic or financial sanctions, trade embargoes and anti-terrorism laws, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other governmental authorities with jurisdiction over the Borrower, the Servicer, the Transferor or their respective Subsidiaries.

“Sanctioned Entity” means (a) any individual or entity that is identified on any Sanctions-related list of designated persons, (b) any individual or entity that is organized or resident in a territory or country that is the subject of comprehensive Sanctions (which include Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine), (c) the Government of Venezuela or (d) any individual or entity that is 50% or more owned or controlled, directly or indirectly, by one or more individuals or entities described in the foregoing clause (a), (b) or (c).

“Scheduled Payment” means each scheduled payment of principal and/or interest required to be made by an Obligor on the related Loan Asset, as adjusted pursuant to the terms of the related Loan Agreement.

“Second Amendment Effective Date” means May 5, 2025.

“Second Lien Loan Asset” means any Loan Asset that (i) does not satisfy all of the requirements set forth in the definition of “First Lien Loan Asset” or “First Lien Last Out Loan Asset”, (ii) is secured by a pledge of collateral (including all of the applicable Obligor’s assets constituting collateral for such Loan Asset (whether or not there is also a security interest of a lower priority in additional collateral)), which security interest is validly perfected and second priority under Applicable Law (subject to liens permitted under the applicable Loan Agreement that are reasonable and customary for similar loans, and liens accorded priority by law in favor of any Governmental Authority), (iii) with respect to priority of payment obligations is pari passu with the indebtedness of the holder with the second priority Lien, and (iv) pursuant to an intercreditor agreement between the Borrower and the holder of such first priority Lien, the amount of the indebtedness covered by such first priority Lien is limited (in terms of aggregate dollar amount or percent of outstanding principal or both).

“Secured Party” means each of the Administrative Agent, each Lender, each Affected Party, each Indemnified Party, the Collateral Custodian, the Collateral Agent the Collateral Administrator and the Account Bank.

“Senior Net Leverage Ratio” means, with respect to any Loan Asset (other than a MRRL Loan Asset or Asset Based Loan) for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable definition relating to first lien senior secured related (or such applicable lien or applicable level within the capital structure) indebtedness in the related Loan Agreement for each such Loan Asset, and in any case that “Senior Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio of (a) first lien senior secured (or such applicable lien or applicable level within the capital structure) Indebtedness (which shall be net of unrestricted cash) to (b) EBITDA, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the related Loan Agreement.

“Senior Servicing Fee” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.25%, (ii) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets on the first day and on the last day of the related Remittance Period and (iii) the actual number of days in such Remittance Period divided by 360; provided the rate set forth in clause (i) may hereof may be increased at the sole discretion of the Administrative Agent in the event that a Replacement Servicer (other than SMBC or an Affiliate thereof) is appointed pursuant to Section 6.01(c); provided further that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Senior Servicing Fee payable on any Payment Date.

“Servicer” means, initially AMG Comvest Senior Lending Fund subject to succession or replacement by a Person then authorized, pursuant to Section 6.01, to service, administer, and collect on the Loan Assets and exercise rights and remedies in respect of the same.

“Servicer Mark” means the fair value pricing disclosed or provided to the Administrative Agent by the Servicer in accordance with its then existing valuation policy.

“Servicer Pension Plan” has the meaning set forth in Section 4.03(p).

“Servicer Termination Event” means the occurrence of any one or more of the following events:

(a) a Bankruptcy Event shall occur with respect to the Servicer;

(b) any representation, warranty or certification made by the Servicer in any Transaction Document or in any certificate delivered pursuant to any Transaction Document to which it is a party shall prove to have been incorrect in any material respect (or if such representation, warranty or certification is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then in all respects) when made and continues to be unremedied for a period of 30 days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(c) any failure on the part of the Servicer duly to observe or perform in any material respect (or if such covenant or agreement is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such covenant or agreement shall be observed or performed in all respects) any other covenants or agreements of the Servicer set forth in this Agreement or the other Transaction Documents to which the Servicer is a party (including, without limitation, any delegation of the Servicer’s duties that is not permitted by Section 6.01 of this Agreement) or the same continues unremedied for a period of 30 days (if such failure can be remedied), in each case, after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(d) the Servicer fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio, and such failure is not cured within five Business Days;

(e) the failure of the Servicer to make any payment of Indebtedness when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party for such debt in an aggregate amount in excess of $5,000,000, individually or in the aggregate, or the occurrence of any event or condition that has resulted in the acceleration of such amount of recourse debt, whether or not waived;

(f) the occurrence of an Event of Default (that has not been waived) affirmatively and proximately caused by the Servicer;

(g) AMG Comvest Senior Lending Fund shall assign its rights or obligations as “Servicer” hereunder to any Person without the consent of each Lender and the Administrative Agent (as required by Section 11.04(a)), other than any assignment effected in connection with a transaction which meets the requirements of Section 5.04(a);

(h) any failure by the Servicer to deliver any Required Reports (other than any Required Reports prepared by a third party and not yet received by the Servicer) hereunder on or before the date occurring five Business Days after the earlier to occur of (x) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (y) the date on which a Responsible Officer of the Servicer acquires knowledge thereof;

(i) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000 against the Servicer (excluding amounts payable from insurance proceeds) and the Servicer shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Servicer shall have made payments of amounts in excess of $5,000,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(j) (A) the Servicer commits any act that constitutes fraud or criminal activity in the performance of its obligations hereunder or the Investment Adviser commits any act that constitutes fraud or criminal activity in the performance of its obligations under this Agreement (in each case, as determined pursuant to a final adjudication by a court of competent jurisdiction) or (B) any Responsible Officer of the Servicer or the Investment Adviser primarily responsible for the performance by the Servicer of its obligations hereunder (in the performance of his or her collateral management service duties) is indicted for a criminal offense materially related to the business of the Servicer providing management services and continues to have responsibility for the performance by the Servicer hereunder for a period of ten (10) Business Days after such indictment; or

(k) a Change of Control Event shall occur with respect to the Servicer.

“Servicer Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Servicer’s Certificate” has the meaning assigned to that term in Section 6.08(c).

“Servicing File” means, for each Loan Asset, (a) copies of each of the Required Loan Documents and (b) any other portion of the Loan Asset File which is not part of the Required Loan Documents.

“Servicing Report” has the meaning assigned to that term in Section 6.08(b).

“Servicing Standard” means, with respect to any Loan Assets included in the Collateral Portfolio, to service and administer such Loan Assets in accordance with Applicable Law, the terms of this Agreement, the Loan Agreements, all customary and usual servicing practices for loans like the Loan Assets and, to the extent consistent with the foregoing, (a) with the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others; and (b) without regard to: (i) the ownership by the Servicer or any Affiliate thereof of any Loan Assets, or (ii) the ownership, servicing or management for others by the Servicer of any other loans or property by the Servicer.

“SMBC” means Sumitomo Mitsui Banking Corporation, a Japanese joint stock corporation, in its individual capacity, together with its successors and assigns.

“SMBC Fee Letter” means that certain fee letter agreement, dated as of the Closing Date, by and between the Borrower and SMBC, as the Administrative Agent and a Lender, as amended, amended and restated, modified, waived, supplemented, restated or replaced from time to time.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Advance” means (x) (i) any Advance made as a SOFR Advance in accordance with Section 2.02(b) and (ii) not converted into a Base Rate Advance in accordance with Section 2.02(c) and (y) any Advance converted from a Base Rate Advance to a SOFR Advance in accordance with Section 2.02(c). For the avoidance of doubt, the Borrower may convert (x) a SOFR Advance with a three-month maturity to a SOFR Advance with a one-month maturity and (y) a SOFR Advance with a one-month maturity to a SOFR Advance with a three-month maturity, in each case, subject to Breakage Fees if not converted at the end of the applicable Interest Period.

“SOFR Advances Outstanding” means, at any time, the outstanding SOFR Advances.

“SOFR Yield” means, for any SOFR Advances Outstanding, and any Interest Period for each such SOFR Advance, the sum of the amounts determined for each day in such Interest Period in accordance with the following formula:

YR x L

D

where:	YR	=	the SOFR Yield Rate applicable to such SOFR Advance during such Interest Period;

	L	=	the outstanding principal amount of such SOFR Advance on such day; and

	D	=	360.

“SOFR Yield Rate” means, for any SOFR Advance, as of any date of determination during any Interest Period applicable to such SOFR Advance, an interest rate per annum equal to the Term SOFR for such SOFR Advance during such Interest Period plus the Applicable Spread.

“Solvent” means, as to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property assets would constitute unreasonably small capital.

“Specified Loan” means any Eligible Loan Asset that is a First Lien Loan Asset included in the Collateral Portfolio that has the following Senior Net Leverage Ratio, Total Net Leverage Ratio and EBITDA set forth below (during the Relevant Test Period) as of the applicable Cut-Off Date, provided that, in no event shall (i) a Large Middle Market Loan Asset that does not contain a Maintenance Covenant or (ii) a Specified Loan Asset that becomes an Approved Loan (pursuant to clause (b) of the definition thereof), in each case, be considered a Specified Loan:

Type of Eligible Loan	Senior Net Leverage Ratio equal to or less than	Total Net Leverage Ratio equal to or less than	EBITDA equal to or greater than
Grid I Loan	5.25x	6.25x	$75,000,000
Grid II Loan	5.25x	6.00x	$20,000,000

“State” means one of the fifty states of the United States, the District of Columbia or Puerto Rico.

“Stated Maturity Date” means July 16, 2029.

“Stated Maturity Date Extension” has the meaning set forth in Section 2.01(c)(ii).

“Step-Down Obligation” means an obligation or security which by the terms of the related Loan Agreement provides for a decrease in the per annum interest rate on such obligation or security (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or in the spread over the applicable index or benchmark rate, over time (in each case other than decreases that are conditioned upon an improvement in the creditworthiness of the obligor or changes in a pricing grid or based on improvements in financial ratios); provided that an obligation or security providing for payment of a constant rate of interest at all times after the date of acquisition by the Borrower will not constitute a Step-Down Obligation.

“Structured Finance Obligation” means any obligation, pursuant to which primarily securities are sold, that is secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, which obligor is a special purpose entity, including collateralized debt obligations and mortgage-backed securities.

“Subordinated Servicing Fee” means the fee payable to the Servicer on each Payment Date in arrears in respect of each Remittance Period, which fee shall be equal to the product of (i) 0.25%, (ii) the arithmetic mean of the aggregate Outstanding Balance of all Eligible Loan Assets on the first day and on the last day of the related Remittance Period and (iii) the actual number of days in such Remittance Period divided by 360; provided the rate set forth in clause (i) may hereof may be increased at the sole discretion of the Administrative Agent in the event that a Replacement Servicer (other than SMBC or an Affiliate thereof) is appointed pursuant to Section 6.01(c); provided further that, in the sole discretion of the Servicer, the Servicer may, from time to time, waive all or any portion of the Subordinated Servicing Fee payable on any Payment Date.

“Subsidiary” means with respect to a person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such person.

“Substitute Eligible Loan Asset” means each Eligible Loan Asset Pledged by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 2.07(a) or Section 2.07(c)(ii).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Security” means a security or swap transaction, other than a participation interest in a Loan Asset, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges, imposed by any Governmental Authority, including interest, penalties, and additions applicable thereto.

“Term Loan Asset” means a Loan Asset that is a term loan that has been fully funded and does not contain any unfunded commitment arising from an extension of credit to an Obligor.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Net Leverage Ratio” means, with respect to any Loan Asset (other than a MRRL Loan Asset or Asset Based Loan) for any Relevant Test Period, the meaning of “Total Net Leverage Ratio” relating to total Indebtedness in the Loan Agreement for such Loan Asset, and in any case that “Total Net Leverage Ratio” or such comparable definition is not defined in such Loan Agreement, the ratio with respect to the applicable Obligor of (a) total Indebtedness (which shall be net of unrestricted cash) to (b) EBITDA, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Loan Agreement.

“Traditional Middle Market Loan Asset” means any Loan Asset that is a First Lien Loan Asset that does not meet the criteria for a Large Middle Market Loan Asset or a Broadly Syndicated Loan Asset.

“Tranche Size” means, with respect to any Loan Asset, the dollar value of the tranche of indebtedness of the applicable Obligor currently held or contemplated for purchase by the Borrower, which shall include any funded and unfunded indebtedness under a delayed draw tranche that (x) is an obligation of the same Obligor under the same underlying instrument and (y) is pari passu with such Loan Asset.

“Transaction Documents” means this Agreement, any Joinder Supplement, the Sale Agreement, the Collection Account Agreement, the Unfunded Exposure Account Agreement, the Collateral Administrator, Collateral Custodian and Account Bank Fee Letter, each Fee Letter and each document, instrument or agreement related to any of the foregoing.

“Transferee Letter” has the meaning assigned to that term in Section 11.04(a).

“Transferor” means AMG Comvest Senior Lending Fund, in its capacity as the Transferor hereunder and as the seller under the Sale Agreement, together with its successors and assigns in such capacity.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Underlying Collateral” means, with respect to a Loan Asset, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Loan Asset, as applicable, including, without limitation, mortgaged property and/or a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

“Unencumbered Liquidity” means, as of any date of determination, the sum of (a) cash or cash equivalents not subject to any Lien held by the Transferor and its Subsidiaries (other than the Borrower) to the extent such cash and cash equivalents are available to be contributed to the Borrower without any third party consent, (b) uncalled capital commitments of the Transferor (and any related feeder fund) minus any advance outstanding under any capital call facility pursuant to which uncalled capital commitments have been pledged, to the extent the proceeds of such capital commitments are available to be contributed to the Borrower without any third party consent, (c) other liquid assets of the Transferor not subject to any Lien acceptable to the Administrative Agent in its sole discretion to the extent the proceeds thereof are available to be contributed to the Borrower without any third party consent and (d) assuming all conditions to borrowing thereunder are satisfied, any cash amounts that the Transferor may borrow under any existing credit agreement, loan agreement or similar facility pursuant to which lenders have made funding available and to the extent the proceeds of such funding are available to be contributed to the Borrower without any third party consent.

“Unfunded Exposure Account” means a segregated securities account (account number [***] at the Account Bank) in the name of the Borrower subject to the lien of and under the control of the Collateral Agent for the benefit of the Secured Parties; provided, that the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower and the Borrower shall be solely liable for any Taxes payable with respect to the Unfunded Exposure Account.

“Unfunded Exposure Account Agreement” means that certain Controlled Account Agreement, dated as of the Closing Date, among the Borrower, the Servicer, the Account Bank, the Administrative Agent, and the Collateral Agent, which agreement relates to the Unfunded Exposure Account, as such agreement may from time to time be amended, supplemented or otherwise modified in accordance with the terms thereof.

“Unfunded Exposure Amount” means, as of any date of determination, with respect to an Eligible Loan Asset that constitutes a Revolving Loan Asset or Delayed Draw Loan Asset, an amount equal to the aggregate amount of all Exposure Amounts related to such Loan Asset.

“Unfunded Exposure Amount Shortfall” has the meaning assigned to that term in Section 2.02(f).

“Unfunded Exposure Equity Amount” means, on any date of determination, an amount equal to:

(i) for all Eligible Loan Assets that constitute Delayed Draw Loan Assets and Revolving Loan Assets which have any unfunded commitments, the aggregate sum of the products of (a) the Exposure Amount for each such Eligible Loan Asset multiplied by (b) the difference of (x) 100% minus (y) the Applicable Percentage for each such Eligible Loan Asset;

plus

(ii) for all Eligible Loan Assets that constitute Delayed Draw Loan Assets and Revolving Loan Assets which have any unfunded commitments, the aggregate sum of the products of (a) the difference (x) of 100% minus (y) the Assigned Value associated with each such Eligible Loan Asset multiplied by (b) the Applicable Percentage for each such Eligible Loan Asset multiplied by (c) the Exposure Amount for each such Eligible Loan Asset.

“Unitranche Loan Asset” means any Loan Asset that is a First Lien Loan Asset and that as of the Cut-Off Date for such Loan Asset, (a) is part of a credit facility with a facility size that is less than $200,000,000, (b) represents (together with the related credit facility) the only indebtedness for borrowed money owing by the related Obligor and (c) has a Net Leverage Ratio of greater than 6.0x. For avoidance of doubt, the reference to “facility size” in clause (a) hereof is to the facility (or portion thereof) currently held or contemplated for purchase by the Borrower.

“United States” means the United States of America.

“Unmatured Event of Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Unsecured Loan” means a senior unsecured Loan Asset obligation of any corporation, partnership or trust which is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the Obligor under such Loan Asset.

“Unused Portion” has the meaning assigned to that term in Section 2.09.

“Upsize Period” means the period commencing on the Fourth Amendment Effective Date and ending on April 15, 2026.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 2.11(d).

“Value Adjustment Event” means, with respect to any Loan Asset, the occurrence of any one or more of the following events after the related Cut-Off Date:

(i) an Obligor payment default with respect to all or any portion of one or more payments of principal or interest under such Loan Asset (after giving effect to any grace and/or cure period set forth in the applicable Loan Agreement, but not to exceed five Business Days) (including in respect of the acceleration of the debt under the applicable Loan Agreement);

(ii) a Bankruptcy Event with respect to the related Obligor;

(iii) a Material Modification with respect to such Loan Asset;

(iv) a payment default as to all or any portion of one or more payments of principal or interest has occurred in relation to any other senior or pari passu obligation for borrowed money of the related Obligor which failure is known to the Borrower (after giving effect to any grace and/or cure periods set forth in the applicable Loan Agreement, but not to exceed five Business Days) (including in respect of the acceleration of the debt under the applicable Loan Agreement);

(v) unless otherwise agreed to by the Administrative Agent in its sole discretion, the failure to deliver to the Administrative Agent (i) with respect to Asset Based Loans and to the extent required to be provided by the related Obligor, monthly reports by the date set forth in the applicable Loan Agreement (not to exceed sixty (60) days after the end of any calendar month), (ii) with respect to quarterly reports, any financial statements (including unaudited financial statements) sufficient to calculate the Senior Net Leverage Ratio, Total Net Leverage Ratio or the Cash Interest Coverage Ratio of the related Obligor by the date that is no later than seventy-five (75) days after the end of the first, second or third quarter of any fiscal year, (iii) with respect to annual reports, any audited financial statements sufficient to calculate the Senior Net Leverage Ratio, Total Net Leverage Ratio or the Cash Interest Coverage Ratio, in each case, if applicable, of the related Obligor by the date that is no later than one hundred fifty (150) days after the end of any fiscal year and (iv) with respect to MRRL Loan Assets, information sufficient to calculate the related Obligor’s Debt-to-Recurring Revenue Ratio in accordance with the applicable Loan Agreement;

(vi) the Cash Interest Coverage Ratio, if applicable, for any Relevant Test Period with respect to such Loan Asset is (x) less than 1.50x and (y) less than 85% of the Cash Interest Coverage Ratio with respect to such Loan Asset as calculated on the applicable Cut-Off Date; provided that, if the Borrower held any other positions in such Loan Asset on such Cut-Off Date, then the Cash Interest Coverage Ratio utilized for the position with the earliest Cut-Off Date shall apply, unless the Administrative Agent agrees otherwise;

(vii) for any Large Middle Market Loan Asset or Traditional Middle Market Loan Asset, the Senior Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is (A) (1) for Loan Assets where the Obligor EBITDA is greater than or equal to $20,000,000, more than 0.75x, and (2) for Loan Assets where the Obligor EBITDA is less than $20,000,000, more than 0.5x higher than such Senior Net Leverage Ratio, in each case as calculated on the applicable Cut-Off Date; provided that, if the Borrower held any other positions in such Loan Asset on such Cut-Off Date, then the Senior Net Leverage Ratio utilized for the position with the earliest Cut-Off Date shall apply, unless the Administrative Agent agrees otherwise and (B) greater than 3.50 to 1.00;

(viii) for any Second Lien Loan Asset, the Total Net Leverage Ratio for any Relevant Test Period of the related Obligor with respect to such Loan Asset is more than 0.75x higher than such Total Net Leverage Ratio as calculated on the applicable Cut-Off Date;

(ix) the Servicer has deemed such Loan Asset to be a Non-Performing Loan Asset;

(x) an Obligor default under such Loan Asset, together with the election by any agent or lender (including, without limitation, the Borrower) to accelerate such Loan or to enforce any of their respective rights or remedies under the applicable UCC or by other institution of legal or equitable proceedings, in each case pursuant to the applicable underlying loan documents;

(xi) with respect to any Broadly Syndicated Loan Asset, the Servicer Mark or the Market Value has decreased by seven (7) percentage points or more from the Purchase Price (expressed as a percentage of par);

(xii) if such Loan Asset is a Broadly Syndicated Loan Asset, the rating on such Loan Asset is reduced below “B-” (in the case of S&P or Fitch) or “B3” (in the case of Moody’s);

(xiii) if such Loan Asset is an Asset Based Loan, (i) the Effective LTV of such Loan Asset is greater than 100% or increases by more than an amount equal to 15% of the Original Effective LTV of such Loan Asset and (ii) a financial covenant default occurs under the terms of any such Loan Asset, without regard to any waiver or amendment in respect thereof;

(xiv) if such Loan Asset is a MRRL Loan Asset, the Obligor’s Debt-to-Recurring Revenue Ratio has increased by 0.50x or more based on Annualized Recurring Revenue of the related Obligor (as provided in the most recent Servicing Report provided by the Servicer pursuant to Section 6.08(b)); provided that, if such increase above equals or exceeds 1.00x and the Debt-to-Recurring Revenue Ratio is greater than 3.50x, then the Assigned Value of such MRRL Loan Asset shall be automatically reduced to 0%; or

(xv) if such Loan Asset is a MRRL Loan Asset, the Annualized Recurring Revenue of the related Obligor (as provided in the most recent Servicing Report provided by the Servicer pursuant to Section 6.08(b)) has declined by more than 20.0% compared to the Annualized Recurring Revenue of the related Obligor as of the related Cut-Off Date.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Event” means, as to any Loan Asset, the discovery that, as of the related Cut-Off Date, such Loan Asset did not satisfy the definition of “Eligible Loan Asset” or there otherwise existed a breach of any representation or warranty relating to such Loan Asset and the failure of the Borrower to cure such breach, or cause the same to be cured, within five (5) days after the earlier to occur of the Borrower’s receipt of notice thereof from the Administrative Agent or the Borrower becoming aware thereof.

“Warranty Loan Asset” means any Loan Asset with respect to which a Warranty Event has occurred.

“WATC” has the meaning assigned to that term in the preamble hereto.

“Weighted Average Applicable Percentage” means, for all Eligible Loan Assets included in the Collateral Portfolio, on any date of determination, the lesser of (x) 67.5% and (b) the weighted average of the Applicable Percentages applicable to the Eligible Loan Assets included in the Collateral Portfolio on such day, weighted according to the proportion of the Adjusted Borrowing Value that each Loan Asset forming a part of the Collateral Portfolio represents.

“Working Capital Facility” means a revolving lending facility secured by all or a portion of the current assets of the related Obligor and otherwise unsecured or that has a junior- lien security interest with respect to the other assets of the related Obligor.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield” means the sum of the following, payable on each Payment Date:

(a) the aggregate SOFR Yield for all SOFR Advances Outstanding that (i) have an Interest Period that ends on such Payment Date, (ii) for any SOFR Advance that had an Interest Period that has ended after the immediately preceding Payment Date, to the extent that SOFR Yield with respect to such principal remains accrued and unpaid and (iii) for any part of the outstanding principal amount of a SOFR Advance that was prepaid on a day other than a day on which an Interest Period for such SOFR Advance ended, to the extent that SOFR Yield with respect to such prepaid principal remains accrued and unpaid; plus,

(b) with respect to any previously ended Remittance Period during which any Base Rate Advances were outstanding, the sum for each day in such Remittance Period of amounts determined in accordance with the following formula (but only to the extent that such amounts were not previously paid to the Lenders):

YR x L

D

where:	YR	=	the Base Rate Yield Rate applicable on such day;

	L	=	the aggregate principal amount of the Base Rate Advances Outstanding on such day; and

	D	=	Base Rate Yield Rate calculated pursuant to clause (a) of the definition of Base Rate, 365 or 366, as applicable. Base Rate Yield Rate calculated pursuant to clause (b) and (c) of the definition of Base Rate, 360;

provided that (i) no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law and (ii) Yield shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including, without limitation, such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code.

“Zero Coupon Bond” means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding, (b) provides for periodic payments of interest in cash less frequently than semi-annually or (c) pays interest only at its stated maturity.

Section 1.02 Other Terms. All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Article 9.

Section 1.03 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.04 Interpretation. In each Transaction Document, unless a contrary intention appears:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(c) reference to any gender includes each other gender;

(d) reference to day or days without further qualification means calendar days;

(e) reference to any time means New York, New York time (unless expressly specified otherwise);

(f) reference to the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(g) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented, restated or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents, and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor;

(h) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(i) references herein to the knowledge or actual knowledge of a Person shall mean, except as explicitly provided herein, the actual knowledge of a Responsible Officer of such Person;

(j) for purposes of this Agreement, an Event of Default shall be deemed to be continuing until it is waived in accordance with Section 12.1;

(k) with respect to any direction required hereunder relating to the purchase, acquisition, sale, disposition or other transfer of the Portfolio Asset, such direction may be in the form of a trade ticket, confirmation of trade, instruction to post or to commit to the trade or similar instrument or document or other written instruction (including by email or other electronic communication or file transfer protocol) from the Borrower (or the Servicer on its behalf) on which the Collateral Agent, Account Bank, Collateral Custodian and Collateral Administrator may rely; and

(l) unless otherwise expressly stated in this Agreement, if at any time any change in generally accepted accounting principles (including the adoption of IFRS) would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Transaction Document, the Borrower and the Administrative Agent shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) the Borrower shall provide to the Administrative Agent a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in generally accepted accounting principles.

Section 1.05 Calculation Procedures. (a) Except as expressly provided herein, for purposes of calculating compliance with any test under this Agreement in connection with the acquisition or disposition of a Loan Asset or Permitted Investment, the trade date (and not the settlement date) with respect to any such Loan Asset or Permitted Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder; provided that (i) for purposes of Section 2.01(a), (x) no asset shall be included in the Borrowing Base as an Eligible Loan Asset to the extent the settlement date has not occurred and (y) all Advances requested to be made on any Advance Date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved, if applicable) Eligible Loan Assets will be treated as having been made and (ii) any Loan Asset that has not settled within 45 days of the related trade date shall have an Assigned Value of zero until such settlement occurs.

(b) Except as expressly set forth herein and subject to the proviso in clause (a) above, for purposes of calculating the Concentration Limits, the trade date (and not the settlement date) with respect to each Loan Asset shall be used for such calculation.

(c) All determinations of the Concentration Limits shall be determined in good faith by the Servicer subject to the ability of the Administrative Agent to object to such determination. In the event the Administrative Agent objects to such calculation, the Administrative Agent and the Servicer shall work in good faith to determine the Concentration Limits.

Section 1.06 Divisions. For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

Section 1.07 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability (except as provided herein) with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE FACILITY

Section 2.01 The Advances.

(a) On the terms and conditions hereinafter set forth, from time to time from the Closing Date until the end of the Reinvestment Period, the Borrower may request that the Lenders make advances for the purpose of financing Eligible Loan Assets (each, an “Advance”), secured by the Collateral Portfolio, (x) to the Borrower for the purpose of purchasing Eligible Loan Assets or (y) to the Unfunded Exposure Account in an amount up to the Aggregate Unfunded Exposure Amount. Other than pursuant to Section 2.02(f), under no circumstances shall any Lender be required to make any Advance if after giving effect to such Advance and the addition to the Collateral Portfolio of the Eligible Loan Assets being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred (and has not been waived), or would result therefrom, or an Unmatured Event of Default exists or would result therefrom or (ii) the aggregate Advances Outstanding would exceed the Borrowing Base. Notwithstanding anything to the contrary herein, no Lender shall be obligated to provide the Borrower (or to the Unfunded Exposure Account, if applicable) with aggregate funds in connection with an Advance that would exceed such Lender’s unused Commitment then in effect.

(b) Each of the Lenders and the Borrower hereby represents and warrants that they intend the Advances made hereunder to constitute “loans” and not “securities” for purposes of Section 8-102(15) of the UCC.

(c) (i) So long as no Event of Default has occurred (and has not been waived), or would result therefrom, or an Unmatured Event of Default exists or would result therefrom, the Borrower may, at any time after the first anniversary of the Closing Date, make a request to the Administrative Agent and the Lenders to extend the date set forth in clause (i) of the definition of “Reinvestment Period” for a period of one year (or such shorter period as determined by the Servicer and mutually agreed to by the Administrative Agent, each of the Lenders, the Borrower and the Servicer) (such extension, the “Reinvestment Period Extension”). The effectiveness of the Reinvestment Period Extension shall be conditioned, if applicable, upon the payment to the Administrative Agent (for the benefit of the Lenders that agree to the Reinvestment Period Extension), in immediately available funds in United States dollars, of any extension fee requested by the Administrative Agent and mutually agreed to by the Borrower and upon the satisfaction of any conditions precedent thereto. For the avoidance of doubt, the Borrower agrees that any of the Lenders or the Administrative Agent, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the date set forth in clause (i) of the definition of “Reinvestment Period”.

(ii) So long as no Event of Default has occurred (and has not been waived), or would result therefrom, or an Unmatured Event of Default exists or would result therefrom, the Borrower may, at any time after the first anniversary of the Closing Date, make a request to the Administrative Agent and the Lenders to extend the date set forth in the definition of “Stated Maturity Date” for a period of one year (or such shorter period as determined by the Servicer and mutually agreed to by the Administrative Agent, each of the Lenders, the Borrower and the Servicer) (such extension, the “Stated Maturity Date Extension”). The effectiveness of the Stated Maturity Date Extension shall be conditioned, if applicable, upon the payment to the Administrative Agent (for the benefit of the Lenders that agree to the Stated Maturity Date Extension), in immediately available funds in United States dollars, of any extension fee requested by the Administrative Agent and agreed to by the Borrower and upon the satisfaction of any conditions precedent thereto. For the avoidance of doubt, the Borrower agrees that any of the Lenders or the Administrative Agent, in their sole and absolute discretion, without regard to the value or performance of the Loan Assets or any other factor, may elect not to extend the date set forth in the definition of “Stated Maturity Date”.

Section 2.02 Procedure for Advances. (a) During the Reinvestment Period, the Lenders will make Advances on any Business Day at the request of the Borrower, subject to and in accordance with the terms and conditions of Sections 2.01 and 2.02 and subject to the provisions of Article III hereof.

(b) The Borrower shall request an Advance by delivering irrevocable written notice in the form of a Notice of Borrowing, in which the Borrower shall specify whether the Advance shall be a SOFR Advance or a Base Rate Advance; provided that the Borrower shall not deliver more than two Notices of Borrowing in one week. For each SOFR Advance, the Borrower shall deliver a Notice of Borrowing to the Administrative Agent and each Lender (with a copy to the Account Bank and the Collateral Administrator) no later than 3:00 p.m. at least two Business Days before the Business Day on which the SOFR Advance is to be made; provided that if such Notice of Borrowing is delivered later than 3:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day. For each Base Rate Advance, the Borrower shall deliver an irrevocable written notice in the form of a Notice of Borrowing to the Administrative Agent and each Lender (with a copy to the Collateral Administrator and the Account Bank) no later than 3:00 p.m. one Business Day prior to the Business Day on which such Base Rate Advance is to be made; provided that if such Notice of Borrowing is delivered later than 3:00 p.m. on such Business Day, such Notice of Borrowing shall be deemed to have been received on the following Business Day. Each Notice of Borrowing shall include a duly completed Borrowing Base Certificate (updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof) and the current Loan Tape, and shall specify:

(i) the aggregate amount of such Advance, which amount shall not cause the Advances Outstanding to exceed the Borrowing Base (calculated on a “settlement date” basis, after giving pro forma effect to any purchases and sales on such settlement date); provided that, except with respect to an Advance pursuant to Section 2.02(f), the amount of such Advance must be at least equal to $500,000;

(ii) the proposed Advance Date (which shall be a Business Day) and whether such Advance will be a SOFR Advance or a Base Rate Advance;

(iii) for any SOFR Advance, whether the Borrower selects a one-month maturity or a three-month maturity;

(iv) a representation that all conditions precedent for an Advance described in Article III hereof have been satisfied;

(v) the amount of cash that will be funded into the Unfunded Exposure Account in connection with any Revolving Loan Asset or Delayed Draw Loan Asset funded by such Advance, if applicable; and

(vi) whether such Advance (or portion thereof) should be remitted to an account specified by the Borrower or the Unfunded Exposure Account.

On the date of each Advance, upon satisfaction of the applicable conditions set forth in Article III, each Lender shall, in accordance with instructions received by the Borrower, either (i) make available to the Borrower, in same day funds, an amount equal to such Lender’s Pro Rata Share of such Advance, by payment into the account which the Borrower has designated in writing or (ii) remit in same day funds an amount equal to such Lender’s Pro Rata Share of such Advance into the Unfunded Exposure Account; provided that, with respect to an Advance funded pursuant to Section 2.02(f), each Lender shall remit the Advance equal to such Lender’s Pro Rata Share of the Unfunded Exposure Amount Shortfall in same day funds to the Unfunded Exposure Account.

(c) Each SOFR Advance shall bear interest at the applicable SOFR Yield Rate. The Base Rate Advances Outstanding shall bear interest at the Base Rate Yield Rate. So long as no Event of Default has occurred (and has not been waived), the Borrower may request that the Administrative Agent convert (i) any Base Rate Advance, in whole and not in part, to a SOFR Advance, (ii) any SOFR Advance, in whole and not in part, to a Base Rate Advance, (iii) any SOFR Advance with a three-month maturity, in whole and not in part, to a SOFR Advance with a one-month maturity or (iv) any SOFR Advance with a one-month maturity, in whole and not in part, to a SOFR Advance with a three-month maturity, in each case, by delivering a Conversion Notice to the Administrative Agent no later than 3:00 p.m. at least two Business Days before the Conversion Date on which (w) such Base Rate Advance is to be converted into a SOFR Advance, (x) such SOFR Advance is to be converted into a Base Rate Advance, (y) such SOFR Advance with a three-month maturity is to be converted into a SOFR Advance with a one-month maturity or (z) such SOFR Advance with a one-month maturity is to be converted into a SOFR Advance with a three-month maturity, as applicable. All Advances and all interest thereon shall be due and payable in full on the Facility Maturity Date.

(d) Subject to Section 2.18 and the other terms, conditions, provisions and limitations set forth herein (including, without limitation, the payment of the Make-Whole Premium, as applicable), the Borrower may borrow, repay or prepay and reborrow Advances without any penalty, fee or premium.

(e) [Reserved].

(f) Notwithstanding anything to the contrary herein (including, without limitation, the occurrence of an Event of Default (that has not been waived) (other than the occurrence of a Bankruptcy Event with respect to the Borrower) or the existence of an Unmatured Event of Default or a Borrowing Base Deficiency), if, upon the occurrence of an Event of Default (that has not been waived) or on the last day of the Reinvestment Period, the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Exposure Amount, the Borrower shall request an Advance in the amount of such shortfall (the “Unfunded Exposure Amount Shortfall”). Following receipt of a Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), each Lender shall fund its Pro Rata Share of such Unfunded Exposure Amount Shortfall in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, without limitation, (a) the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 3.02, (b) the occurrence of an Event of Default (that has not been waived) (other than the occurrence of a Bankruptcy Event with respect to the Borrower) or (c) the existence of (x) an Unmatured Event of Default or (y) a Borrowing Base Deficiency); provided that:

(i) each Lender may fund such Unfunded Exposure Amount Shortfall in its sole discretion to the extent that doing so would cause such Lender to make an Advance that would result in the aggregate outstanding principal amount of such Pro Rata Share of Advances to exceed such Lender’s Pro Rata Share of its Commitment;

(ii) the Borrower shall have caused a properly completed Notice of Borrowing (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available) to be delivered to the Administrative Agent (with a copy to the Lenders) on a timely basis; and

(iii) to the extent the Reinvestment Period has ended due to the occurrence of an Event of Default (that has not been waived), each Lender shall have a funding obligation with respect to the Unfunded Exposure Amount Shortfall under this Section 2.02(f) solely to the extent that (A) the Borrower shall have, prior to the applicable Advance Date, deposited an amount not less than the Unfunded Exposure Equity Amount in the Unfunded Exposure Account pursuant to Section 2.04(a)(ix) or by an equity contribution by the Transferor or by any combination of those two methods and (B) such funds, as of such Advance Date, remain on deposit in the Unfunded Exposure Account.

For the avoidance of doubt, the Borrower shall not be required to fund the Unfunded Exposure Account unless and until the occurrence of an Event of Default (that has not been waived) or the last day of the Reinvestment Period or as required to prevent the occurrence of a Borrowing Base Deficiency. For the further avoidance of doubt, any obligation of a Lender to make an Advance pursuant to this Section 2.02(f) shall be without prejudice to the obligation of the Borrower to cure any Borrowing Base Deficiency that exists prior to such Advance or results therefrom.

(g) The obligation of each Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

Section 2.03 Determination of Yield. The Administrative Agent shall determine the Yield for the Advances Outstanding (including unpaid Yield related thereto, if any, due and payable on a prior Payment Date) to be paid by the Borrower on each Payment Date for the related Remittance Period or Interest Period, as applicable, and shall advise the Servicer thereof on or prior to the third Business Day prior to such Payment Date.

Section 2.04 Remittance Procedures. The Servicer shall instruct the Account Bank by delivery of the Servicing Report to the Account Bank and the Collateral Agent and, if the Servicer fails to do so, the Collateral Agent may instruct the Account Bank, to apply funds on deposit in the Controlled Accounts as described in this Section 2.04; provided that, at any time after delivery of a Notice of Exclusive Control that has not been rescinded by the Collateral Agent, the Collateral Agent shall instruct the Account Bank to apply funds on deposit in the Controlled Accounts as described in this Section 2.04. Any transfers or payments made pursuant to this Agreement shall be made by wire transfer in immediately available funds as directed in writing by the Servicer or the Collateral Agent, as applicable, to the Account Bank and in no event shall the Account Bank be required to disburse any funds via check; provided, that the Account Bank may require certain information for verification purposes prior to processing any such wire transfer.

(a) Interest Collections prior to an Event of Default. Prior to the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, on each Payment Date the Servicer shall (or, after delivery of a Notice of Exclusive Control, the Collateral Agent shall) direct the Account Bank to transfer Interest Collections held by the Account Bank in the Interest Collection Account to the following Persons in the following amounts, calculated for the applicable Remittance Period and as of the most recent Determination Date, and priority:

(i) to the applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio; provided that amounts payable with respect to this clause (i) shall not exceed $50,000 for any 12-month period;

(ii) to the Collateral Custodian, the Collateral Administrator and the Account Bank, in payment in full of all accrued Collateral Administrator, Collateral Custodian and Account Bank Fees and Collateral Administrator, Collateral Custodian and Account Bank Expenses; as set forth in the Collateral Administrator, Collateral Custodian and Account Bank Fee Letter; provided that amounts payable with respect to clause (ii) shall not exceed $150,000 for any 12-month period;

(iii) to the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses; provided that amounts payable with respect to Collateral Agent Expenses pursuant to this clause (iii) (and Section 2.04(b)(i) and (c)(iii), if applicable) shall not, collectively, exceed $50,000 for any 12-month period; provided further that if there are any indemnification obligations owed to the Collateral Agent which cause such amounts payable to exceed $50,000 for any 12-month period, then such amounts payable pursuant to this clause (iii) (and Section 2.04(b)(i) and (c)(iii), if applicable) shall not, collectively exceed $100,000 for any 12-month period;

(iv) to the Servicer, in payment in full of all accrued and unpaid Senior Servicing Fees;

(v) to the Administrative Agent, all accrued and unpaid fees, out-of-pocket expenses (including reasonable and documented out-of-pocket outside attorneys’ fees, costs and expenses), indemnity amounts, amounts owed pursuant to Erroneous Payment Subrogation Rights and any other administrative expenses and amounts payable by the Borrower to the Administrative Agent under the Transaction Documents;

(vi) pro rata, in accordance with the amounts due under this clause, to each Lender, all Yield and the Non-Usage Fee that are accrued and unpaid as of the last day of the related Remittance Period;

(vii) pro rata, to each Lender, all accrued and unpaid fees (including Breakage Fees and any applicable Make-Whole Premium in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b)), out-of-pocket expenses (including reasonable and documented out-of-pocket outside attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to any Lender under the Transaction Documents;

(viii) at the discretion of the Servicer, to the Unfunded Exposure Account up to an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Equity Amount;

(ix) to pay the Advances Outstanding up to the amount required to eliminate any outstanding Borrowing Base Deficiency or to satisfy the Minimum Equity Condition, as applicable;

(x) [reserved];

(xi) to the applicable Governmental Authority, in payment of any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio to the extent not previously paid;

(xii) to the Collateral Administrator, the Collateral Custodian and the Account Bank, in payment in full of all accrued Collateral Administrator, Collateral Custodian and Account Bank Fees and Collateral Administrator, Collateral Custodian and Account Bank Expenses to the extent not previously paid;

(xiii) to the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid;

(xiv) [reserved]; and

(xv) (i) if an Unmatured Event of Default has occurred and is continuing, to remain in the Interest Collection Account and (ii) otherwise, to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment), any remaining amounts.

(b) Principal Collections prior to an Event of Default. Prior to the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, on each Payment Date the Servicer shall (or after delivery of a Notice of Exclusive Control, the Collateral Agent shall) direct the Account Bank to transfer Principal Collections held by the Account Bank in the Principal Collection Account to the following Persons in the following amounts, calculated for the applicable Remittance Period and as of the most recent Determination Date, and priority:

(i) to pay amounts due under Section 2.04(a) (i) through (vii), to the extent not paid thereunder;

(ii) to pay the Advances Outstanding in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b).

(iii) at the discretion of the Servicer, to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Unfunded Exposure Equity Amount;

(iv) (i) prior to the end of the Reinvestment Period, to pay the Advances Outstanding up to the amount required to eliminate any outstanding Borrowing Base Deficiency or to satisfy the Minimum Equity Condition, as applicable, and (ii) thereafter, to pay the Advances Outstanding, until paid in full;

(v) to the applicable Governmental Authority, in payment of any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio to the extent not previously paid;

(vi) to the Collateral Custodian, the Collateral Administrator and the Account Bank in payment in full of all accrued Collateral Administrator, Collateral Custodian and Account Bank Fees and Collateral Administrator, Collateral Custodian and Account Bank Expenses to the extent not previously paid;

(vii) to the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid;

(viii) [reserved]; and

(ix) (i) if an Unmatured Event of Default has occurred and is continuing, to remain in the Principal Collection Account and (ii) otherwise, so long as no Unmatured Event of Default has occurred and is continuing, to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment), any remaining amounts.

(c) Transfers after an Event of Default. If an Event of Default has occurred (and has not been waived) or, in any case, after the declaration, or automatic occurrence, of the Facility Maturity Date, on each Payment Date thereafter, the Servicer shall (or after delivery of a Notice of Exclusive Control, the Collateral Agent shall) direct the Account Bank to transfer collected funds held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i) to the applicable Governmental Authority, any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio; provided that amounts payable with respect to this clause (i) shall not exceed $50,000 for any 12-month period;

(ii) to the Collateral Administrator, the Collateral Custodian and the Account Bank, in payment in full of all accrued Collateral Administrator, Collateral Custodian and Account Bank Fees and Collateral Administrator, Collateral Custodian and Account Bank Expenses as set forth in the Collateral Administrator, Collateral Custodian and Account Bank Fee Letter; provided that amounts payable with respect to clause (ii) shall not exceed $150,000 for any 12-month period; provided, further, that upon the commencement of the exercise of remedies pursuant to Section 7.02 following an Event of Default, such cap shall not apply;

(iii) to the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses; provided that amounts payable with respect to Collateral Agent Expenses pursuant to this clause (iii) (and Section 2.04(a)(iii) and (b)(i), if applicable) shall not, collectively, exceed $50,000 for any 12-month period; provided further that if there are any indemnification obligations owed to the Collateral Agent which cause such amounts payable to exceed $50,000 for any 12-month period, then such amounts payable pursuant to this clause (iii) (and Section 2.04(a)(iii) and (b)(i), if applicable) shall not, collectively exceed $100,000 for any 12-month period;

(iv) to the Servicer, in payment in full of all accrued and unpaid Senior Servicing Fees;

(v) to the Administrative Agent, all accrued and unpaid fees, out-of-pocket expenses (including reasonable and documented out-of-pocket outside attorneys’ fees, costs and expenses), indemnity amounts, amounts owed pursuant to Erroneous Payment Subrogation Rights and any other administrative expenses and amounts payable by the Borrower to the Administrative Agent under the Transaction Documents;

(vi) to the Servicer, in respect of all reasonable expenses incurred in connection with the performance of its duties hereunder; provided that amounts payable with respect to Servicer expenses pursuant to this clause (vi) and Section 2.04(b)(i) and 2.04(a)(vi), if applicable) shall not, collectively, exceed $25,000 for any 12-month period;

(vii) pro rata, in accordance with the amounts due under this clause, to each Lender, all Yield and the Non-Usage Fee that are accrued and unpaid as of the last day of the related Remittance Period;

(viii) pro rata, to each Lender, all accrued and unpaid fees (including Breakage Fees and any applicable Make-Whole Premium in connection with any complete refinancing or termination of this Agreement in accordance with Section 2.18(b)), out-of-pocket expenses (including reasonable documented out-of-pocket outside attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower to any Lender under the Transaction Documents;

(ix) to the Unfunded Exposure Account in an amount necessary to cause the amount on deposit in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

(x) to pay the Advances Outstanding, until paid in full;

(xi) to the applicable Governmental Authority, in payment of any Tax or withholding for or on account of any Tax which could result in a Lien on any of the Collateral Portfolio to the extent not previously paid;

(xii) to the Collateral Custodian and the Account Bank, in payment in full of all accrued Collateral Custodian and Account Bank Fees and Collateral Custodian and Account Bank Expenses to the extent not previously paid;

(xiii) to the Collateral Agent, in payment in full of all accrued Collateral Agent Expenses to the extent not previously paid;

(xiv) to the Servicer (x) first, in payment in full of all accrued and unpaid Subordinated Servicing Fees and (y) second, to the extent not previously paid, in respect of all reasonable expenses incurred in connection with the performance of its duties hereunder; and

(xv) to the Borrower or as the Borrower may direct (including as a Restricted Junior Payment), any remaining amounts.

(d) Unfunded Exposure Account. As of any date of determination, funds on deposit in the Unfunded Exposure Account may be withdrawn to fund draw requests of the relevant Obligors under any Revolving Loan Asset or Delayed Draw Loan Asset; provided that, prior to the occurrence of an Event of Default (that has not been waived), the amount withdrawn to fund such draw request shall not create any Borrowing Base Deficiency. Any such draw request made by an Obligor, along with wiring instructions for the applicable Obligor, shall be forwarded by the Borrower or the Servicer to the Collateral Agent (with a copy to the Administrative Agent) in the form of a Disbursement Request, and the Servicer or the Borrower shall instruct the Account Bank to fund such draw request in accordance with the Disbursement Request. As of any date of determination, the Servicer (or, after delivery of a Notice of Exclusive Control, the Administrative Agent) may cause any amounts on deposit in the Unfunded Exposure Account that exceed (i) the aggregate of all Unfunded Exposure Equity Amounts and (ii) the Aggregate Unfunded Exposure Amount, in each case, to be deposited into the Principal Collection Account as Principal Collections.

(e) Insufficiency of Funds. For the sake of clarity, the parties hereby agree that if the funds on deposit in the Collection Account are insufficient to pay any amounts due and payable on a Payment Date or otherwise, the Borrower shall nevertheless remain responsible for, and shall pay when due, all amounts payable under this Agreement and the other Transaction Documents in accordance with the terms of this Agreement and the other Transaction Documents.

Section 2.05 Instructions to the Collateral Custodian and the Account Bank. All instructions and directions given to the Collateral Custodian or the Account Bank by the Servicer, the Borrower, the Collateral Agent or the Administrative Agent pursuant to Section 2.04 shall be in writing (including by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.04. The Servicer and the Borrower shall promptly transmit to the Administrative Agent and the Collateral Agent by telecopy or e-mail a copy of all instructions and directions given to the Collateral Custodian or the Account Bank by such party pursuant to Section 2.04. The Administrative Agent and the Collateral Agent shall promptly transmit to the Servicer and the Borrower by telecopy or e-mail a copy of all instructions and directions given to the Collateral Custodian or the Account Bank by the Administrative Agent and the Collateral Agent pursuant to Section 2.04. If either the Administrative Agent or Collateral Agent disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.04 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower and the Servicer in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two Business Days, the determination of the Administrative Agent or the Collateral Agent, as applicable, as to such amounts shall be conclusive and binding on the parties hereto absent demonstrable error. In the event the Servicer or the Borrower provide instructions to the Account Bank which conflict with any instructions received by the Account Bank from the Administrative Agent or the Collateral

Agent, as applicable: (i) prior to the delivery of a Notice of Exclusive Control, the Servicer, the Borrower, the Collateral Agent and the Administrative Agent shall provide mutually agreed upon instructions upon which the Account Bank may conclusively rely upon and shall not be required to take any action, and shall not be liable for not taking any action, in the absence of such joint instruction and (ii) after the delivery of a Notice of Exclusive Control, the Account Bank shall conclusively rely on and follow the instructions given by the Collateral Agent and shall not be required to take any action, and shall not be liable for not taking any action, in the absence of such instruction. Amounts for which the Administrative Agent, the Collateral Agent, the Borrower and the Servicer are in agreement shall be distributed and amounts in dispute shall be held in the Collection Account until the dispute is resolved. The provisions of this Section 2.05 shall apply to the Collateral Administrator and the Collateral Custodian in a similar manner as set forth for the Account Bank, mutatis mutandis.

Section 2.06 Borrowing Base Deficiency Payments; Equity Cure. (a) If on any day prior to the Collection Date, any Borrowing Base Deficiency exists, then the Borrower shall, within five Business Days (or, pursuant to Section 2.06(c), ten (10) Business Days) from the earlier of (x) the date of the Borrower or the Transferor acquiring knowledge of such failure and (y) the date of the Borrower or the Transferor receives written notice of such failure from the Administrative Agent, eliminate such Borrowing Base Deficiency in its entirety by effecting one or more (or any combination of items (i), (ii) (iii) or (iv) below) of the following actions in order to eliminate such Borrowing Base Deficiency: (i) deposit cash in United States dollars into the Principal Collection Account and/or Unfunded Exposure Account, (ii) repay Advances Outstanding (together with any Breakage Fees and all accrued and unpaid costs and expenses of the Administrative Agent and the Lenders, in each case in respect of the amount so prepaid (it being understood that any accrued Yield with respect to such repaid Advances Outstanding shall be due and payable on the Payment Date immediately following such repayment)) in the amount necessary to eliminate such Borrowing Base Deficiency, (iii) subject to the approval of the Administrative Agent, in its sole discretion, Pledge additional Eligible Loan Assets (subject, for each such Eligible Loan Asset (other than a Specified Loan), to receipt of an Approval Notice) as necessary to eliminate such Borrowing Base Deficiency or (iv) delivery of an Equity Cure Notice and elimination of such Borrowing Base Deficiency (in accordance with and subject to the requirements set forth in Section 2.06(c)).

(b) No later than 2:00 p.m. on the Business Day prior to the proposed repayment of Advances Outstanding or Pledge of additional Eligible Loan Assets pursuant to Section 2.06(a) (including in accordance with the proviso thereto) the Borrower (or the Servicer on its behalf) shall deliver (i) to the Administrative Agent (with a copy to the Collateral Agent, the Collateral Administrator and the Account Bank), notice of such repayment or Pledge and a duly completed Borrowing Base Certificate, updated to the date such repayment or Pledge is being made and giving pro forma effect to such repayment or Pledge, and (ii) to the Administrative Agent, if applicable, a description of any Eligible Loan Asset and each Obligor of such Eligible Loan Asset to be Pledged and added to the updated Loan Tape. Any notice pertaining to any repayment or any Pledge pursuant to this Section 2.06 shall be irrevocable.

(c) The Borrower may cure a Borrowing Base Deficiency pursuant to Section 2.06(a)(iv) by delivering a notice to the Administrative Agent within two (2) Business Days after such Borrowing Base Deficiency (such notice, an “Equity Cure Notice”), subject to the following requirements:

(i) Such Equity Cure Notice states that (A) the Transferor has rights pursuant to its constituent documents to call capital from its shareholders in an aggregate amount sufficient to cure such Borrowing Base Deficiency and (B) the Transferor has made a capital call on its shareholders in an aggregate amount sufficient to cure such Borrowing Base Deficiency;

(ii) The Borrower delivers a copy of the notice of capital call made to the Transferor’s shareholders to the Administrative Agent within two (2) Business Days of the Borrower’s delivery of the Equity Cure Notice to the Administrative Agent; and

(iii) The amount necessary to cure such Borrowing Base Deficiency is contributed from the Transferor (and any related feeder fund) to the Borrower in immediately available funds to the Principal Collection Account, and such amount is applied by the Borrower to eliminate such Borrowing Base Deficiency, in each case, within ten (10) Business Days of the date such Borrowing Base Deficiency arose.

Section 2.07 Substitution and Sale of Loan Assets; Affiliate Transactions.

(a) Substitutions. The Borrower may, with the consent of the Administrative Agent in its sole discretion, replace any Loan Asset with an Eligible Loan Asset so long as (i) no event has occurred, or would result from such substitution, which constitutes an Event of Default (that has not been waived) and no event has occurred and is continuing, or would result from such substitution, which constitutes an Unmatured Event of Default or a Borrowing Base Deficiency and such Borrowing Base Deficiency shall be reduced as a result of such substitution and (ii) simultaneously therewith, the Borrower Pledges (in accordance with all of the terms and provisions contained herein) a Substitute Eligible Loan Asset.

(b) Discretionary Sales. Subject to the provisions of this Section 2.07, the Borrower shall be permitted to sell Loan Assets to Persons, including the Transferor and its Affiliates, from time to time; provided that, other than in connection with any Permitted Securitization, (i) any proceeds of such sale shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof (it being agreed that so long as no Event of Default or Borrowing Base Deficiency exists or would result therefrom such sale of any Loan Asset that (1) is an Equity Security, (2) no longer satisfies the criteria to be an “Eligible Loan” or (3) has an Assigned Value of zero may be sold, contributed or otherwise disposed of without the receipt of any cash proceeds by the Borrower); provided that, in connection with any sale of a Loan Asset acquired during the Upsize Period, the proceeds of such sale multiplied by the Assigned Value of such Loan Asset shall be deposited into the Collection Account and (ii) no event has occurred, or would result from such sale, which constitutes an Event of Default (that has not been waived), no event has occurred and is continuing, or would result from such sale, which constitutes an Unmatured Event of Default and before and after giving effect to such sale no Borrowing Base Deficiency shall exist (unless in each case (x) such sale remedies such Unmatured Event of Default, (y) such requirements are waived by the Administrative Agent in its sole discretion or (z) such Unmatured Event of Default is due to a Borrowing Base Deficiency and such Borrowing Base Deficiency shall be reduced as a result of such sale); provided further that, other than in connection with any Permitted Securitization, the prior written consent of the Administrative Agent shall be required if (i) the sale price of such Loan Asset is less than the Adjusted Borrowing Value of such Loan Asset multiplied by the Applicable Percentage of such Loan Asset or (ii) at any time from and after the end of the Reinvestment Period, if the sale price of Loan Asset is less than the Adjusted Borrowing Value of such Loan Assets.

(c) Repurchase or Substitution of Warranty Loan Assets. If on any day a Loan Asset is a Warranty Loan Asset, no later than 10 Business Days following the earlier of (i) knowledge by the Borrower of such Loan Asset being a Warranty Loan Asset or (ii) receipt by the Borrower from the Administrative Agent or the Servicer of written notice thereof, the Borrower shall either:

(i) make a deposit to the Collection Account (for allocation pursuant to Section 2.04) in immediately available funds from amounts received under the Sale Agreement in an amount equal to the sum of (1) (I) prior to the end of the Reinvestment Period, the greater of (x) the fair market value of such Warranty Loan Asset and (y) the amount of any Borrowing Base Deficiency attributable to such Warranty Loan Asset and (II) after the end of the Reinvestment Period, the Adjusted Borrowing Value of such Loan Asset and (2) any expenses or fees with respect to such Loan Asset and costs and damages incurred by the Administrative Agent or by any Lender in connection with any violation by such Loan Asset of any predatory or abusive lending law which is an Applicable Law (a notification regarding the amount of such expenses or fees to be provided by the Administrative Agent to the Borrower) (the “Repurchase Price”); provided that the Administrative Agent shall be reasonable in determining whether the amount so deposited is sufficient to satisfy the foregoing requirements; or

(ii) with the prior written consent of the Administrative Agent, in its sole discretion, substitute for such Warranty Loan Asset a Substitute Eligible Loan Asset.

Upon confirmation of the deposit of the Repurchase Price into the Collection Account, the delivery by the Borrower of a Substitute Eligible Loan Asset for each Warranty Loan Asset or upon the direction of the Administrative Agent to the Borrower to dividend a Warranty Loan Asset to the Transferor (the date of such confirmation, delivery or direction, the “Release Date”), such Warranty Loan Asset and related Portfolio Assets shall be removed from the Collateral Portfolio and, as applicable, the Substitute Eligible Loan Asset and related Portfolio Assets shall be included in the Collateral Portfolio. On the Release Date of each Warranty Loan Asset, the Collateral Agent, for the benefit of the Secured Parties, shall automatically and without further action be deemed to release to the Borrower, without recourse, representation or warranty, all the right, title and interest and any Lien of the Collateral Agent, for the benefit of the Secured Parties in, to and under the Warranty Loan Asset and any related Portfolio Assets and all future monies due or to become due with respect thereto.

(d) Conditions to Sales, Substitutions and Repurchases. Any sales, substitutions or repurchases effected pursuant to Sections 2.07(a), (b), (c) or (e) shall be subject to the satisfaction of the following conditions (as certified in writing to the Administrative Agent and Collateral Agent by the Borrower):

(i) the Borrower shall deliver a Borrowing Base Certificate and current Loan Tape to the Administrative Agent and the Collateral Administrator in connection with such sale, substitution or repurchase;

(ii) the Borrower shall deliver a list of all Loan Assets to be sold, substituted, or repurchased;

(iii) no selection procedures adverse to the interests of the Administrative Agent or the Lenders were utilized by the Borrower in the selection of the Loan Assets to be sold, repurchased or substituted;

(iv) the Borrower shall give one Business Day’s notice of such sale, substitution or repurchase to the Administrative Agent and the Collateral Agent (with a copy to the Account Bank and Collateral Administrator);

(v) the Borrower shall notify the Administrative Agent of any amount to be deposited into the Collection Account in connection with any sale, substitution or repurchase;

(vi) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects), except to the extent relating to an earlier date;

(vii) any repayment of Advances Outstanding in connection with any sale, substitution or repurchase of Loan Assets hereunder shall comply with the requirements set forth in Section 2.18; and

(viii) the Borrower and the Servicer (on behalf of the Borrower) shall agree to pay the reasonable documented legal fees and expenses of the Administrative Agent, each Lender, the Collateral Agent, the Account Bank, the Collateral Administrator and the Collateral Custodian in connection with any such sale, substitution or repurchase (including, but not limited to, expenses incurred in connection with the release of the Lien of the Collateral Agent on behalf of the Secured Parties in the Loan Asset in connection with such sale, substitution or repurchase).

(e) Affiliate Transactions. Notwithstanding anything to the contrary set forth herein or in any other Transaction Document, the Transferor (or an Affiliate thereof) shall not reacquire from the Borrower and the Borrower shall not transfer to the Transferor or to Affiliates of the Transferor, and none of the Transferor nor any Affiliates thereof will have a right or ability to purchase, the Loan Assets of the Borrower without the prior written consent of the Administrative Agent; provided that the prior written consent of the Administrative Agent shall not be required so long as (i) the proceeds, if any, of such transaction shall be deposited into the Collection Account to be disbursed in accordance with Section 2.04 hereof, (ii) no event has occurred, or would result from such transaction, which constitutes an Event of Default (that has not been waived), no event has occurred and is continuing, or would result from such transaction, which constitutes an Unmatured Event of Default and before and after giving effect to such transaction no Borrowing Base Deficiency shall exist (unless in each case (x) such sale remedies such Unmatured Event of Default or (y) such requirements are waived by the Administrative Agent in its sole discretion) and (iii) any such sales shall be at arm’s-length and the consideration thereof is for fair market value, except in the case of repurchases of Loan Assets by the Transferor pursuant to the Sale Agreement or substitutions of Warranty Loan Assets pursuant to the Sale Agreement; provided further that the prior written consent of the Administrative Agent shall be required if (i) the transfer price of such Loan Asset is less than the Adjusted Borrowing Value of such Loan Asset multiplied by the Applicable Percentage of such Loan Asset or (ii) at any time from and after the end of the Reinvestment Period, if (x) the sale price of Loan Asset is less than the Adjusted Borrowing Value of such Loan Assets or (y) immediately after giving effect to such sale, the Adjusted Borrowing Value of the Collateral Portfolio is less than 66 2/3% of the Adjusted Borrowing Value of the Collateral Portfolio at the end of the Reinvestment Period.

(f) Limitations on Sales and Substitutions. (i) The Outstanding Balance of all Loan Assets (other than Warranty Loan Assets and Loan Assets acquired by the Borrower during the Upsize Period) substituted with Eligible Loan Assets from the Transferor or any Affiliate pursuant to Section 2.07(a) or sold pursuant to Section 2.07(b) or Section 2.07(e) during the term of this Agreement shall not exceed 25% of the highest aggregate Outstanding Balance of all Loan Assets (excluding any Loan Assets acquired by the Borrower during the Upsize Period) at any time during the previous 12-month period, and (ii) the Outstanding Balance of all Defaulted Loan Assets (other than Warranty Loan Assets) substituted with Eligible Loan Assets from the Transferor or any Affiliate pursuant to Section 2.07(a), or sold pursuant to Section 2.07(e) during the term of this Agreement shall not exceed 10% of the Maximum Facility Amount at any time during the previous 12-month period. Notwithstanding the foregoing, the Borrower shall be permitted to sell Loan Assets that are not Eligible Loan Assets at any time; provided that, after the occurrence of an Event of Default (that has not been waived), the prior written consent of the Administrative Agent shall be required for any such sale; provided further that, notwithstanding the foregoing but so long as no Event of Default exists or would result therefrom and no Borrowing Base Deficiency exists or would result therefrom, (A) the Borrower may sell any (1) Equity Security, (2) Defaulted Loan Asset, (3) Credit Risk Loan, (4) any Loan Asset that no longer satisfies the criteria to be an Eligible Loan or (5) any Loan that has an Assigned Value of zero and (B) the Borrower may sell any Loan Asset in connection with a Permitted Securitization, in each case, at any time without restriction.

Section 2.08 Payments and Computations, etc. (a) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent and shall be made without any set off, counterclaim or deduction whatsoever. The Borrower or the Servicer, as applicable, shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due to any of the Secured Parties hereunder, and after a declaration of such acceleration under Section 7.02(a), at 2.0% per annum above the Base Rate (other than with respect to any Advances Outstanding, which shall accrue at 2.0% per annum above the SOFR Yield Rate or Base Rate Yield Rate, as applicable), payable on demand, from the date of such declaration until such amount is paid in full; provided, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. Each SOFR Advance shall accrue interest at the applicable SOFR Yield Rate for such SOFR Advance during each applicable Interest Period (provided that in the event of a Conversion Date, the Interest Period shall end on, but exclude, the Conversion Date for such SOFR Advance). All computations of interest and all computations with respect to the Yield, the SOFR Yield and the SOFR Yield Rate with respect to SOFR Advances shall be computed on the basis of a year of 360 days for the actual number of days elapsed, other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 days, as applicable based on the amount of days in such year. Payments of Yield with respect to each SOFR Advance shall be payable on each Payment Date on which an Interest Period for such SOFR Advance ends. Each Base Rate Advance shall accrue interest at the Base Rate Yield Rate for each day beginning on, and including, the Advance Date with respect to such Base Rate Advance and ending on, but excluding, the Conversion Date for such Base Rate Advance or the date such Base Rate Advance is repaid in full. All computations of interest and all computations with respect to the Yield and Base Rate Yield Rate with respect to Base Rate Advances shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed. With respect to any calendar month in which a Payment Date occurs, any Yield that accrues with respect to any Base Rate Advance during the period that commences and on and includes the first day of such calendar month and ends on and includes the end of the Remittance Period in such calendar month shall be payable on the Payment Date that occurs in such calendar month. Any Yield with respect to any Base Rate Advance that accrues in such calendar month after the Remittance Period in such calendar month shall be payable on the Payment Date next following the Payment Date that occurs in such calendar month.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Yield or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower and approved by the Lenders and the Administrative Agent pursuant to Section 2.02 is not for any reason whatsoever, except as a result of the gross negligence, bad faith or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify such Lenders against any loss, cost or expense incurred by such Lenders related thereto (other than any such loss, cost or expenses due to the gross negligence, bad faith, willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or any Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lenders to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent demonstrable error.

(d) In connection with the use or administration of Term SOFR, the Administrative Agent (with the consent of the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.09 Non-Usage Fee. The Borrower shall pay in accordance with Section 2.04, to each Lender, the Non-Usage Fee.

Section 2.10 Increased Costs; Capital Adequacy. (a) If, due to either (i) the introduction of or any change following the Closing Date (including, without limitation, any change by way of imposition or increase of reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)) or liquidity requirements) in or in the interpretation, administration or application following the Closing Date of any Applicable Law (including, without limitation, any law or regulation resulting in any loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto of any Lender being subject to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes)), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the Closing Date from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost (other than Taxes) to the Administrative Agent, any Lender or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement, any other Transaction Document, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and shall be made within 180 days of such Affected Party obtaining knowledge of the occurrence of the circumstances in respect of this Agreement), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within ten (10) days after such demand.

(b) If either (i) the introduction of or any change following the Closing Date in or in the interpretation, administration or application following the Closing Date of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the Closing Date, from any central bank, any Governmental Authority or agency, including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy or liquidity, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy or liquidity), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand and shall be made within 180 days of such Affected Party obtaining knowledge of the occurrence of the circumstances in respect of this Agreement), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.10, regardless of the date enacted, adopted or issued.

(c) If as a result of any event or circumstance similar to those described in clause (a) or (b) of this Section 2.10, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d) In determining any amount provided for in this Section 2.10, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.10, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent demonstrable error.

(e) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.

(f) Notwithstanding anything to the contrary in this Section 2.10, the Borrower shall only be liable for any amount provided for in this Section 2.10, if each applicable Lender certifies in writing to the Borrower that such Lender is generally requiring payment of such amounts from other borrowers that are similarly situated to the Borrower. Moreover, if at any time the Borrower shall be liable for the payment of any amount provided for in this Section 2.10, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18(b)), and the Borrower shall not be required to pay the Make-Whole Premium in connection with such termination.

Section 2.11 Taxes. (a) All payments made by the Borrower or made on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by or on behalf of the Borrower to any Recipient, then (i) the applicable withholding agent shall be entitled to make such deduction or withholding, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and (iii) if such Tax is an Indemnified Tax, then the amount payable by the Borrower with respect to such Recipient will be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower will indemnify, from funds available to it pursuant to Section 2.04 each Recipient, within 10 days after written demand thereof, for the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Person or required to be withheld or deducted from payment to such Person as well as any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(c) As soon as practicable after any payment by the Borrower or the Account Bank of any Taxes to a Governmental Authority pursuant to this Section 2.11, the Borrower or the Account Bank, as applicable, will furnish to the Administrative Agent appropriate evidence of payment thereof.

(d) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower, the Account Bank and the Administrative Agent, upon becoming a party hereto and at the time or times reasonably requested by the Borrower, the Account Bank or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or reasonably requested by the Borrower, the Account Bank or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, the Account Bank or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower, the Account Bank or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences or in this Section 2.11, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(e) and Section 2.11(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e) Any Lender that is a U.S. Person shall deliver to the Borrower, the Account Bank and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Account Bank or the Administrative Agent), copies of executed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Any Foreign

Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Account Bank and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Account Bank or the Administrative Agent), whichever of the following is applicable: (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, copies of executed IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) copies of executed IRS Form W-8ECI; (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit Q-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of executed IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable); or (iv) to the extent a Foreign Lender is not the beneficial owner, copies of executed IRS Form W-8IMY, accompanied by copies of executed IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN (as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-2 or Exhibit Q-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit Q-4 on behalf of each such direct and indirect partner.

(f) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Account Bank and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower, the Account Bank or the Administrative Agent), copies of any other executed form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(g) If a payment made to a Lender under any of the Transaction Documents would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code (as applicable)), such Lender shall deliver to the Borrower or the Servicer at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Servicer such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Servicer as may be necessary for the Borrower or the Servicer to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

(h) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall timely update such form or certification or promptly notify the Borrower, the Account Bank and the Administrative Agent in writing of its legal inability to do so.

(i) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(k) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i).

(l) If at any time the Borrower shall be liable for the payment of any additional amounts in accordance with this Section 2.11, then the Borrower shall have the option to terminate this Agreement (in accordance with the provisions of Section 2.18(b)); provided that such option to terminate shall in no event relieve the Borrower of paying any amounts owing pursuant to this Section 2.11 in accordance with the terms hereof.

Section 2.12 Collateral Assignment of Agreements. The Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, all of the Borrower’s right and title to and interest in, to and under (but not any obligations under) the Sale Agreement (and any UCC financing statements filed under or in connection therewith), the Loan Agreements related to each Loan Asset, all other agreements, documents and instruments evidencing, securing or guarantying any Loan Asset and all other agreements, documents and instruments related to any of the foregoing but excluding any Excluded Amounts (the “Assigned Documents”). In furtherance and not in limitation of the foregoing, the Borrower hereby collaterally assigns to the Collateral Agent, for the benefit of the Secured Parties, its right to indemnification under the Sale Agreement. The Borrower hereby confirms that until the Collection Date the Collateral Agent (at the direction of the Administrative Agent) on behalf of the Secured Parties shall have the sole right to enforce the Borrower’s rights and remedies under the Sale Agreement and any UCC financing statements filed under or in connection therewith for the benefit of the Secured Parties. The parties hereto agree that such collateral assignment to the Collateral Agent, for the benefit of the Secured Parties, shall automatically terminate upon the Collection Date.

Section 2.13 Grant of a Security Interest. To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns by way of security interest or otherwise and pledges to the Collateral Agent, on behalf of the Secured Parties, and (b) grants a security interest to the Collateral Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral Portfolio, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. For the avoidance of doubt, the Collateral Portfolio shall not include any Excluded Amounts, and the Borrower does not hereby assign, pledge or grant a security interest in any such amounts. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Collateral Portfolio to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral Portfolio shall not release the Borrower from any of its duties or obligations under the Collateral Portfolio, and (iii) none of the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party shall have any obligations or liability under the Collateral Portfolio by reason of this Agreement, nor shall the Administrative Agent, the Collateral Agent, any Lender nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. The Borrower authorizes the Collateral Agent to file all such financing statements and amendments thereto pursuant to the UCC or other notices appropriate under applicable law, as the Collateral Agent may require, each in form satisfactory to the Collateral Agent. Such financing statements and amendments may contain a description of the Collateral Portfolio as set forth herein or in any generic manner and may describe the Collateral Portfolio as “all assets” or words of similar effect.

Section 2.14 Evidence of Debt. The Administrative Agent shall maintain, solely for this purpose as the agent of the Borrower, at its address referred to in Section 11.02 a copy of each assignment and acceptance agreement and participation agreement delivered to and accepted by it and a register for the recordation of the names and addresses and principal amounts of (and stated interest on) the Advances owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent demonstrable error, and the Borrower, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Register as a Lender under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 2.15 Survival of Representations and Warranties. It is understood and agreed that the rights and remedies of the Secured Parties with respect to any breach of any of the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 made on each Cut-Off Date, Advance Date, Reporting Date and any date on which Loan Assets are Pledged hereunder shall survive the pledge to the Collateral Agent hereunder and the termination of this Agreement.

Section 2.16 Release of Loan Assets. The Borrower may obtain the release of (i) any Loan Asset (and the related Portfolio Assets pertaining thereto) sold or substituted in accordance with the applicable provisions of Section 2.07, (ii) any Loan Asset (and the related Portfolio Assets pertaining thereto) with respect to which all amounts have been paid in full by the related Obligor and deposited in the Collection Account and (iii) the entire Collateral Portfolio following the Collection Date. The Collateral Agent, for the benefit of the Secured Parties, shall, at the sole expense of the Servicer and at the direction of the Administrative Agent, execute such documents and instruments of release as may be prepared by the Servicer on behalf of the Borrower, give notice of such release to the Collateral Administrator and Collateral Custodian (in the form of Exhibit L) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Administrator or the Collateral Custodian, as applicable, shall deliver the Required Loan Documents to the Borrower. Neither the Collateral Administrator nor the Collateral Custodian shall be liable for any action taken by them pursuant to this Section 2.16, and neither shall have any duty to investigate or ascertain whether such action, notification or any direction complies with any term of the Transaction Documents (other than confirming the deposit by the Servicer of the proceeds of a Loan into the Collection Account).

Section 2.17 Treatment of Amounts Received by the Borrower. Amounts received by the Borrower pursuant to Section 2.07 on account of Loan Assets shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Loan Assets hereunder.

Section 2.18 Prepayment; Termination. (a) Except as expressly permitted or required herein, including, without limitation, any optional repayment by the Borrower to cure a Borrowing Base Deficiency, Advances Outstanding may only be prepaid in whole or in part at the option of the Borrower at any time by delivering a Notice of Reduction (which notice shall include a Borrowing Base Certificate) to the Administrative Agent, the Collateral Agent and the Lenders at least one Business Day prior to such reduction. Upon any prepayment, the Borrower shall also pay in full any Breakage Fees (solely to the extent such prepayment occurs on any day other than a Payment Date) and other accrued and unpaid costs and expenses of the Administrative Agent and Lenders related to such prepayment; provided that no reduction in Advances Outstanding shall be given effect unless (i) sufficient funds have been remitted to pay all such amounts in full, as determined by the Administrative Agent, in its reasonable discretion and (ii) no event would result from such prepayment which would constitute an Event of Default (that has not been waived) or an Unmatured Event of Default. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the payment of any Breakage Fees and to the pro rata reduction of the Advances Outstanding. Any notice relating to any repayment pursuant to this Section 2.18(a) shall be irrevocable. For the avoidance of doubt, any Advances repaid can be reborrowed during the Reinvestment Period subject to the terms of this Agreement.

(b) The Borrower may, at its option, terminate this Agreement and the other Transaction Documents upon three Business Days’ prior written notice to the Administrative Agent and the Lenders and upon payment in full of all Advances Outstanding, all accrued and unpaid Yield, any Breakage Fees, all accrued and unpaid costs and expenses of the Administrative Agent and Lenders, payment of the Make-Whole Premium pro rata to each Lender and payment of all other Obligations (other than unmatured contingent indemnification obligations); provided that no Make-Whole Premium shall be due and payable in the event that (i) the related prepayment occurs after the second anniversary of the Closing Date, (ii) a prepayment hereunder is being made in connection with a Permitted Securitization or (iii) a prepayment hereunder is being made and this Agreement is being terminated following the acceleration of the Obligations during the existence of an Event of Default (that has not been waived).

(c) Prior to the Facility Maturity Date, the Borrower shall have the right to terminate or reduce the unused amount of the Maximum Facility Amount at any time or from time to time (including during the Upsize Period) concurrently with the payment of any applicable Make-Whole Premium payable in connection therewith upon not less than three (3) Business Days’ prior notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Maximum Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof or, if less, the remaining unused portion thereof, and (ii) no such reduction will reduce the Maximum Facility Amount below the sum of (x) Advances Outstanding at such time and (y) the difference (if any) between the Aggregate Unfunded Exposure Amount at such time and the amount on deposit in the Unfunded Exposure Account; provided that no Make-Whole Premium shall be due and payable in the event that (i) such termination or reduction is of the Commitment of a Defaulting Lender, ~~or~~ (ii) such termination is of the Commitment of any Lender requesting compensation under Sections 2.10 or 2.11, but in each case solely with respect to the portion of the Make-Whole Premium that would have been payable with respect to the Commitment so terminated or reduced or (iii) if such termination or reduction occurs during the Upsize Period, no Make-Whole Premium shall be due and payable with respect to any reduction of the Maximum Facility Amount that does not exceed $45,000,000. Such notice of termination or reduction shall be irrevocable and effective only upon receipt and shall be applied pro rata to reduce the respective Commitments of each Lender. Except as otherwise set forth herein, upon the occurrence of the Collection Date, this Agreement shall terminate automatically.

(d) The Commitments of the Lenders once terminated or reduced may not be reinstated. Each reduction of the Maximum Facility Amount pursuant to this Section 2.18 shall be applied ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrower hereby acknowledges and agrees that the Make-Whole Premium constitutes additional consideration for the Lenders to enter into this Agreement.

(f) If the Account Bank is instructed to make any prepayments pursuant to Section 2.18, the Account Bank shall make such prepayments in accordance with the written direction of the Borrower (or the Servicer on its behalf).

Section 2.19 Collections and Allocations. (a) The Servicer shall promptly identify all Available Collections received in the Pass-Through Collection Account as being on account of Interest Collections or Principal Collections and shall direct the Account Bank to withdraw such Principal Collections and Interest Collections from the Pass-Through Collection Account and transfer the same to the Principal Collection Account and the Interest Collection Account, respectively. The Servicer shall transfer, or cause to be transferred, any collections received directly by it (if any) to the Pass-Through Collection Account by the close of business within two Business Days after such collections are received and identified; provided that the Servicer shall identify to the Collateral Agent and the Account Bank any collections received directly by the Servicer as being on account of Interest Collections or Principal Collections. The Account Bank shall provide to the Administrative Agent, the Collateral Agent and the Servicer (with a copy to the Collateral Administrator) a statement as to the amount of Principal Collections and Interest Collections on deposit in the Principal Collection Account and the Interest Collection Account, in each case as of each Determination Date, no later than three Business Days after such Determination Date for inclusion in the Servicing Report delivered pursuant to Section 6.08(b). It is understood and agreed that the Servicer shall remain liable for the proper allocation of the aforementioned Available Collections into the appropriate accounts.

(b) From and including the Cut-Off Date with respect to any Loan Asset, the Servicer will deposit into the Collection Account all Available Collections received in respect of Eligible Loan Assets being transferred to and included as part of the Collateral Portfolio on such date.

(c) With the prior written consent of the Administrative Agent (a copy of which will be provided by the Servicer to the Collateral Agent), the Servicer may direct the Account Bank to withdraw from the Collection Account any deposits thereto constituting Excluded Amounts if the Servicer has, prior to such withdrawal and consent, delivered to the Administrative Agent a report setting forth the calculation of such Excluded Amounts in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which the Collateral Agent shall confirm to the Account Bank.

(d) Prior to the delivery of a Notice of Exclusive Control, the Servicer may, pursuant to written instruction (which may be in the form of standing instructions), and if the Servicer fails to do so, the Collateral Agent may, direct the Account Bank to invest, or cause the investment of, funds on deposit in the Controlled Accounts (excluding for this purpose, the Custodial Account and the Pass-Through Collection Account) in Permitted Investments, from the Closing Date until the Collection Date. Absent any such written instruction, such funds shall not be invested. A Permitted Investment acquired with funds deposited in any Controlled Account shall mature not later than the Business Day immediately preceding any Payment Date, and shall not be sold or disposed of prior to its maturity. A Permitted Investment acquired with funds deposited in the Unfunded Exposure Account shall mature not later than the next Business Day succeeding the day of investment, and shall not be sold or disposed of prior to its stated maturity date. All such Permitted Investments shall be registered in the name of the Account Bank or its nominee for the benefit of the Collateral Agent. All income and gain realized from any such investment, as well as any interest earned on deposits in any Controlled Account shall be distributed in accordance with the provisions of Article II hereof. The Borrower shall deposit in the Collection Account or the Unfunded Exposure Account, as the case may be (with respect to investments made hereunder of funds held therein), an amount equal to the amount of any actual loss incurred, in respect of any such investment, immediately upon realization of such loss. None of the Account Bank, the Collateral Custodian, the Collateral Agent, the Administrative Agent or any Lender shall be liable for the amount of any loss incurred, in respect of any investment, or lack of investment, of funds held in any Controlled Account, other than with respect to their fraud or their own gross negligence or willful misconduct. The parties hereto acknowledge that the Account Bank, Collateral Agent or any of their Affiliates may receive compensation with respect to the Permitted Investments. The Account Bank shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Agreement or under any other Transaction Document. The Account Bank is hereby authorized, in making or disposing of any investment permitted by this Agreement or under any other Transaction Document, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Account Bank or for any third person or dealing as principal for its own account. The Parties acknowledge that the Account Bank is not providing investment supervision, recommendations, or advice.

Section 2.20 Reinvestment of Principal Collections. On the terms and conditions hereinafter set forth as certified in writing to the Collateral Agent, the Lenders and Administrative Agent, prior to the end of the Reinvestment Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Account:

(a) direct the Account Bank to withdraw such funds for the purpose of reinvesting in additional Eligible Loan Assets to be Pledged hereunder; provided that the following conditions are satisfied:

(i) all conditions precedent set forth in Section 3.04 have been satisfied;

(ii) no Event of Default has occurred (and has not been waived), or would result from such withdrawal and reinvestment, no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such withdrawal and reinvestment;

(iii) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 hereof shall continue to be correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects), except to the extent relating to an earlier date;

(iv) the Servicer provides same day written notice to the Administrative Agent and the Account Bank by facsimile or email (to be received no later than 2:00 p.m. on such day) of the request to withdraw Principal Collections and the amount of such request;

(v) delivery of a Disbursement Request and a Borrowing Base Certificate, each executed by the Borrower and a Responsible Officer of the Servicer;

(vi) the Servicer provides to the Administrative Agent by e-mail (to be received no later than 2:30 p.m. on that same day) a statement reflecting the total amount on deposit as of the opening of business on such day in the Principal Collection Account;

(vii) unless otherwise waived by the Administrative Agent, such Loan Asset satisfies the eligibility criteria for an Eligible Loan Asset as set forth in Schedule IV hereto; and

(viii) if such funds are to be withdrawn within three Business Days prior to any Payment Date, the Principal Collections on deposit in the Principal Collection Account are sufficient to be applied in the amounts designated in the related Servicing Report on each Payment Date in accordance with Section 2.04; or

(b) direct the Account Bank to withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.18.

Upon the satisfaction of the applicable conditions set forth in this Section 2.20 (as certified by the Borrower to the Collateral Agent and the Administrative Agent), the Servicer or, after the delivery of a Notice of Exclusive Control, the Collateral Agent will instruct the Account Bank to release funds from the Principal Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Account on such day. The Account Bank shall have no obligation to monitor the compliance with the requirements of this Section 2.20 and may conclusively rely on the instruction of the Collateral Agent.

Section 2.21 Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01(d).

(ii) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Unmatured Event of Default or Event of Default shall have occurred and then be continuing), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held as cash collateral for future funding obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to other Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Unmatured Event of Default or Event of Default shall have occurred and then be continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.21 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Fees, Non-Usage Fee or Make-Whole Premium for any period during which that Lender is a Defaulting Lender and any such Fees, Non-Usage Fee or Make-Whole Premium shall not accrue during such period with respect to such Defaulting Lender (and the Borrower shall not be required to pay any such Fee, Non-Usage Fee or Make-Whole Premium that otherwise would have been required to have been paid to such Defaulting Lender).

(b) If the Administrative Agent agrees in its sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their relative Commitments, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.22 Replacement of Lenders. (a) Notwithstanding anything to the contrary contained herein, in the event that (i) any Affected Party shall request reimbursement for amounts owing pursuant to Section 2.10 or 2.11, or the Borrower is required to make any payment to which Section 2.11 applies, (ii) a Lender is a Defaulting Lender, (iii) any Lender does not give or approve any consent, waiver or amendment that requires the approval of all Lenders or all affected Lenders in accordance with the terms hereof and has been approved by the Administrative Agent or (iv) a Lender is unable to make, maintain or fund any SOFR Advance pursuant to Section 2.24(g) (such Lender, as well as such Affected Party described in clause (a)(i) above, such Defaulting Lender described in clause (a)(ii) above and such non-consenting Lender described in clause (a)(iii) above, each also, a “Potential Terminated Lender”), the Borrower, at its sole expense and effort, shall be permitted to (x) require such Potential Terminated Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.10 and 2.11) and obligations under this Agreement and the related Transaction Documents to an assignee permitted pursuant to Section 11.04 (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Lender, if such Lender accepts such assignment) or (y) terminate the Commitments of such Potential Terminated Lender (on a non-pro rata basis and without terminating the Commitments of any other Lender and without the payment of any Make-Whole Premium to the Potential Terminated Lender); provided that:

(i) such Potential Terminated Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the Borrower or the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or 2.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iii) such assignment does not conflict with Applicable Laws; and

(iv) in the case of an assignment based on clause (iii) above, the Replacement Lender shall have consented to the applicable amendment, waiver or consent.

(b) Each Potential Terminated Lender hereby agrees to take all actions reasonably necessary, at the sole expense of the Borrower, to permit a Replacement Lender to succeed to its rights and obligations hereunder. Upon the effectiveness of any such assignment to a Replacement Lender, (i) such Replacement Lender shall become a “Lender” hereunder for all purposes of this Agreement and the other Transaction Documents, (ii) such Replacement Lender shall have a Commitment in the amount not less than the Potential Terminated Lender’s

Commitment assumed by it and (iii) the Commitment of the Potential Terminated Lender shall be terminated in all respects. In connection with any such replacement, if any such Potential Terminated Lender does not execute and deliver to the Administrative Agent a duly executed assignment and assumption agreement, in form and substance acceptable to the Administrative Agent and the Borrower reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such assignment and assumption agreement to such Potential Terminated Lender, then such Potential Terminated Lender shall be deemed to have executed and delivered such assignment and assumption agreement without any action on the part of the Potential Terminated Lender.

(c) No Lender shall be required to make any assignment or delegation pursuant to Section 2.22(a) if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.23 Increased Commitments. So long as no Unmatured Event of Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the right from time to time request an increase in the Commitments upon not less than thirty (30) days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice to Administrative Agent; provided that (i) no Lender shall have any obligation to increase its Commitment, (ii) each such requested increase in the Commitments shall be in a minimum principal amount of $10,000,000 or any larger integral multiple of $1,000,000, (iii) at no time shall the Commitments exceed the maximum amount set forth in the definition of Maximum Facility Amount, (iv) the Administrative Agent shall have consented to such increase and (v) contemporaneously with requesting each such increase, the Borrower shall certify to Administrative Agent in writing that immediately before and immediately after giving effect to such increase, (A) Borrower is in compliance in all material respects with all of the terms, provisions, covenants and conditions contained in this Agreement and the other Transaction Documents and (B) no Unmatured Event of Default or Event of Default shall have occurred and then be continuing; and provided further that (i) any increase in the Commitments which is accomplished by increasing the Commitment of any Lender or Lenders who are at the time of such increase party to this Agreement (which Lender or Lenders shall consent to such increase in their sole and absolute discretion) shall be accomplished as follows: (A) this Agreement will be amended by Borrower, Administrative Agent and those Lender(s) whose Commitment(s) is or are being increased (but without any requirement that the consent of any other Lenders be obtained) to reflect the revised Commitments of each of Lenders pursuant to amendment documents in form and substance satisfactory to Administrative Agent, (B) Administrative Agent will deliver an updated Annex A to Borrower and each Lender reflecting the revised Commitments of each Lender and (C) the Advances Outstanding will be reallocated on the effective date of such increase among Lenders in accordance with their revised Pro Rata Shares (and Lenders agree to make all payments and adjustments necessary to effect the reallocation) and (ii) any increase in the Commitments which is accomplished by the addition of a new Lender under this Agreement shall be accomplished as follows: (A) such new Lender shall be subject to the consent of Administrative Agent, the Collateral Agent and Borrower, which consents shall not be unreasonably withheld or delayed, (B) this Agreement will be amended by Borrower, Administrative Agent and such new Lender (but without any requirement that the consent of any other Lenders be obtained) to reflect the addition of such new Lender as a Lender under this Agreement pursuant to amendment documents or joinder documents (in each case, including, without limitation, reliance letters) in form and substance satisfactory to Administrative Agent,

(C) Administrative Agent will deliver an updated Annex A to Borrower and each Lender reflecting the revised Commitments of each Lender and (D) the Advances Outstanding will be reallocated on the effective date of such addition of a new Lender in accordance with their revised Pro Rata Shares (and Lenders agree to make all payments and adjustments necessary to effect the reallocation). In connection with any increase in the Commitments accomplished pursuant to clauses (i) or (ii) above, the Administrative Agent shall have the right (in consultation with the Borrower) to award titles, including “Joint Lead Arranger,” “Arranger,” “Participant” or such other titles as may be determined by the Administrative Agent, to one or more other Lenders; provided that, upon awarding such title, the Administrative Agent will deliver an updated cover page to the Borrower and each Lender reflecting the revised titles of the parties. In connection with any increase in Commitments, the Borrower shall deliver certifications, reaffirmations, opinions and other documents reasonably requested by the Administrative Agent.

Section 2.24 Inability to Determine Rates; Benchmark Replacement Setting; Illegality.

(a) Inability to Determine SOFR. Subject to paragraphs (b) through and (f) below, if, prior to the commencement of any Interest Period for any SOFR Advance:

(i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Administrative Agent shall have received notice from the Required Lenders that Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Advances for such Interest Period, then the Administrative Agent shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter, whereupon any obligation of the Lenders to make SOFR Advances, and any right of the Borrower to continue SOFR Advances or to convert Base Rate Advances to SOFR Advances, shall be suspended (to the extent of the affected SOFR Advances or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Advances (to the extent of the affected SOFR Advances or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to a Base Rate Advance in the amount specified therein and (ii) any outstanding affected SOFR Advances will be deemed to have been converted into a Base Rate Advance at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.10. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Advances shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will (with the consent of the Borrower) have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.24.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Advance of, conversion to or continuation of SOFR Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Advances. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(g) Illegality. If any event referenced in Section 2.10(b) shall occur and shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any SOFR Advance or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make SOFR Advances, or to continue or convert outstanding Advances as or into SOFR Advances, shall be suspended. In the case of the making of a SOFR Advance, such Lender’s Advance shall be made as a Base Rate Advance as part of the same Advance for the same Interest Period and, if the affected SOFR Advance is then outstanding, such Advance shall be converted to a Base Rate Advance either (i) on the last day of the then current Interest Period applicable to such SOFR Advance if such Lender may lawfully continue to maintain such Advance to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR Advance to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different lending office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.10.

Section 2.25 Capital Contributions. Any member of the Borrower may, but shall not be obligated to, make a capital contribution in cash or Loans to the Borrower at any time and for any purpose. All cash contributed to the Borrower shall be treated as Principal Collections, except to the extent that the Servicer specifies to the Collateral Agent and the Account Bank that such cash shall constitute Interest Collections and shall be deposited into the Collection Account in accordance with Section 2.19 as designated by the Servicer.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Effectiveness. (a) This Agreement shall be effective upon satisfaction of the conditions precedent that:

(i) all reasonable out-of-pocket up-front expenses and fees (including legal fees and any fees required under any Fee Letter and the Collateral Administrator, Collateral Custodian and Account Bank Fee Letter) that are invoiced at or prior to the Closing Date shall have been paid in full and all other acts and conditions (including, without limitation, the obtaining of any necessary consents and regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of this Agreement and all related Transaction Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all Applicable Law;

(ii) in the reasonable judgment of the Administrative Agent and each Lender, there not having been any change in Applicable Law which adversely affects any Lender’s or the Administrative Agent’s entering into the transactions contemplated by the Transaction Documents or any Material Adverse Effect or material disruption in the financial, banking or commercial loan or capital markets generally;

(iii) any and all information submitted to each Lender and the Administrative Agent by the Borrower, the Transferor or the Servicer or any of their Affiliates is true, accurate, complete in all material respects and not misleading in any material respect;

(iv) the Administrative Agent shall have received all documentation and other information requested by the Administrative Agent in its sole discretion and/or required by regulatory authorities with respect to the Borrower, the Transferor and the Servicer under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, all in form and substance reasonably satisfactory to the Administrative Agent;

(v) the Administrative Agent shall have received on or before the date of such effectiveness the items listed in Schedule I hereto, each in form and substance reasonably satisfactory to the Administrative Agent and each Lender;

(vi) in the reasonable judgment of the Administrative Agent and each Lender, there shall have been no material adverse change in the Borrower’s or the Servicer’s underwriting, servicing, collection, operating and reporting procedures and systems since the completion of due diligence by the Administrative Agent and each Lender;

(vii) the results of Administrative Agent’s financial, legal, tax and accounting due diligence relating to the Transferor, the Borrower, the Servicer, the Eligible Loan Assets and the transactions contemplated hereunder are satisfactory to Administrative Agent; and

(viii) the Administrative Agent shall have received approval from its internal credit committee and all other necessary approvals, as required by the Administrative Agent, in its sole discretion.

(b) By its execution and delivery of this Agreement, each of the Borrower and the Servicer hereby certifies that each of the conditions precedent to the effectiveness of this Agreement set forth in this Section 3.01 have been satisfied; provided, that with respect to conditions precedent that expressly require the consent or approval of the Administrative Agent or another party (other than the Borrower or the Servicer), the foregoing certification is only to the knowledge of the Borrower and the Servicer, as applicable, with respect to such consents or approvals.

Section 3.02 Conditions Precedent to All Advances. Each Advance (including the Initial Advance, except as explicitly set forth below) to the Borrower from the Lenders shall be subject to the further conditions precedent that:

(a) the Borrower shall have delivered the following:

(i) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Account Bank), with respect to SOFR Advances no later than 1:00 p.m. on the date that is three Business Days prior to the related Advance Date and with respect to Base Rate Advances no later than 1:00 p.m. one Business Day prior to the related Advance Date or, in the case of the initial Advance, such later time agreed to by the Administrative Agent: (A) a Notice of Borrowing, (B) a Borrowing Base Certificate, (C) a Loan Tape and (D) except with respect to an Advance under Section 2.02(f), such additional information as may be reasonably requested by the Administrative Agent and an executed copy of each assignment and assumption agreement, transfer document or instrument (including any Purchase Notice) relating to each Loan Asset to be Pledged evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the Borrower (other than in the case of any Loan Asset acquired by the Borrower at origination); and

(ii) except with respect to an Advance under Section 2.02(f), the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 1:00 p.m. on one Business Day prior to the related Advance Date (in the case of all other Loan Assets), but, in each case, prior to such Advance being made, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement); provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Tape, the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian or the Collateral Administrator, in accordance with Article XII, within five Business Days of any related Cut-Off Date as to any Loan Assets.

(b) On the Advance Date of such Advance, the following statements shall be true and correct, and the Borrower by accepting any amount of such Advance shall be deemed to have certified that:

(i) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects), and (except with respect to an Advance required by Section 2.02(f)) there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 in any material respect before and after giving effect to the Advance to take place on such Advance Date and to the application of proceeds therefrom, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date);

(ii) no Event of Default has occurred (and has not been waived), or would result from such Advance, no Unmatured Event of Default or Borrowing Base Deficiency exists or would result from such Advance;

(iii) no event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Termination Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Termination Event;

(iv) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Advance Date;

(v) all terms and conditions of the Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Advance Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed; and

(vi) no change has occurred or exists with respect to the Servicer or the Collateral Management Service Provider which would reasonably be expected to have a Material Adverse Effect.

(c) The Administrative Agent shall have provided an Approval Notice to the Borrower for each of the Approved Loans identified in the applicable Loan Tape for inclusion in the Collateral Portfolio on the applicable Advance Date; provided that the Administrative Agent shall approve or reject a Loan Asset that is not a Specified Loan in its sole and absolute discretion for any reason or for no reason.

(d) No Applicable Law shall prohibit, and no order, judgment or decree of any federal, state provincial, territorial or local court or governmental body, agency or instrumentality shall prohibit or enjoin, the making of such Advances by any Lender or any proposed Pledge of Eligible Loan Assets in accordance with the provisions hereof.

(e) Except with respect to an Advance required by Section 2.02(f), the proposed Advance Date shall take place during the Reinvestment Period and the Facility Maturity Date has not yet occurred.

(f) The Borrower shall have paid all fees then required to be paid, including all fees required hereunder and under the applicable Fee Letters and the Collateral Administrator, Collateral Custodian and Account Bank Fee Letter and shall have reimbursed the Lenders, the Administrative Agent, the Collateral Administrator, the Collateral Custodian, the Account Bank and the Collateral Agent for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorneys’ fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent.

The failure of the Borrower to satisfy any of the foregoing conditions precedent in respect of any Advance shall give rise to a right of the Administrative Agent and the applicable Lender, which right may be exercised at any time on the demand of the applicable Lender, to rescind the related Advance and direct the Borrower to pay to the applicable Lender for the benefit of the applicable Lender an amount equal to the Advances made during any such time that any of the foregoing conditions precedent were not satisfied.

Section 3.03 Advances Do Not Constitute a Waiver. No Advance made hereunder shall constitute a waiver of any condition to any Lender’s obligation to make such an Advance unless such waiver is in writing and executed by such Lender.

Section 3.04 Conditions to Pledges of Loan Assets. Each Pledge of an additional Eligible Loan Asset pursuant to Section 2.06, a Substitute Eligible Loan Asset pursuant to Section 2.07(a) or (c), an additional Eligible Loan Asset pursuant to Section 2.20 or any other Pledge of a Loan Asset hereunder shall be subject to the further conditions precedent that (as certified to the Collateral Agent by the Borrower):

(a) the Servicer (on behalf of the Borrower) shall have delivered to the Administrative Agent (with a copy to the Collateral Custodian, the Collateral Administrator and the Collateral Agent) no later than 5:00 p.m. on the date that is one (1) Business Day prior to the related Cut-Off Date: (A) a Borrowing Base Certificate, (B) a Loan Tape, (C) a duly completed (other than with respect to the signature of the Administrative Agent) Approval Notice (for any Approved Loan added to the Collateral Portfolio on the related Cut-Off Date) and (D) (i) such additional information as may be reasonably requested by the Administrative Agent and (ii) an executed copy of each assignment and assumption agreement, transfer document or instrument (including any Purchase Notice) relating to each Loan Asset to be Pledged evidencing the assignment of such Loan Asset from any prior third party owner thereof directly to the Borrower;

(b) the Borrower shall have delivered to the Collateral Custodian (with a copy to the Administrative Agent), no later than 1:00 p.m. one Business Day prior to the related Cut-Off Date, a faxed or e-mailed copy of the duly executed original promissory notes of the Loan Assets (and, in the case of any Noteless Loan Asset, a fully executed assignment agreement) and if any Loan Assets are closed in escrow, a certificate (in the form of Exhibit I) from the closing attorneys of such Loan Assets certifying the possession of the Required Loan Documents; provided that, notwithstanding the foregoing, the Borrower shall cause the Loan Tape, the Loan Asset Checklist and the Required Loan Documents to be in the possession of the Collateral Custodian or the Collateral Administrator, in accordance with Article XII within ten (10) Business Days of any related Cut-Off Date as to any Loan Assets or, with respect to the Initial Loan Assets, within ten (10) Business Days of the Closing Date;

(c) no Liens exist in respect of Taxes which are prior to the lien of the Collateral Agent on the Eligible Loan Assets to be Pledged on such Cut-Off Date;

(d) all terms and conditions of the Sale Agreement required to be satisfied in connection with the assignment of each Eligible Loan Asset being Pledged hereunder on such Cut-Off Date (and the Portfolio Assets related thereto), including, without limitation, the perfection of the Borrower’s interests therein, shall have been satisfied in full, and all filings (including, without limitation, UCC filings) required to be made by any Person and all actions required to be taken or performed by any Person in any jurisdiction to give the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest (subject only to Permitted Liens) in such Eligible Loan Assets and the Portfolio Assets related thereto and the proceeds thereof shall have been made, taken or performed;

(e) either such Loan Asset is a Specified Loan or the Administrative Agent shall have approved in its sole and absolute discretion and provided an Approval Notice to the Borrower for each of the Eligible Loan Assets identified in the applicable Loan Tape for inclusion in the Collateral Portfolio on the applicable Cut-Off Date;

(f) no Event of Default has occurred (and has not been waived), or would result from such Pledge, and no Unmatured Event of Default exists, or would result from such Pledge (other than, with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06, an Unmatured Event of Default arising solely pursuant to such Borrowing Base Deficiency); and

(g) the representations and warranties contained in Sections 4.01, 4.02 and 4.03 are true and correct in all material respects (or if such representations and warranties are already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representations and warranties shall be true and correct in all respects), and there exists no breach of any covenant contained in Sections 5.01, 5.02, 5.03 and 5.04 in any material respect before and after giving effect to the Pledge to take place on such Cut-Off Date, on and as of such day as though made on and as of such date (other than any representation and warranty that is made as of a specific date) (other than any breaches that may have occurred prior to such Pledge solely (x) with respect to any Pledge of an Eligible Loan Asset necessary to cure a Borrowing Base Deficiency in accordance with Section 2.06 or (y) with respect to any Pledge of any Substitute Eligible Loan Asset substituted for a Warranty Loan Asset in accordance with Section 2.07).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made (unless a specific date is specified below):

(a) Organization, Good Standing and Due Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power and all licenses necessary to own its assets and to transact the business in which it is engaged and is duly qualified and in good standing under the laws of each jurisdiction where the transaction of such business or its ownership of the Loan Assets and the Collateral Portfolio requires such qualification, except in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Power and Authority; Due Authorization; Execution and Delivery. The Borrower has the power, authority and legal right to make, deliver and perform this Agreement and each of the Transaction Documents to which it is a party and all of the transactions contemplated hereby and thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party, and to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio on the terms and conditions of this Agreement, subject only to Permitted Liens.

(c) Binding Obligation. This Agreement and each of the Transaction Documents to which the Borrower is a party constitutes the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, except as the enforceability hereof and thereof may be limited by Bankruptcy Laws and by general principles of equity (whether such enforceability is considered in a proceeding in equity or at law).

(d) All Consents Required. No consent of any other party and no consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority, bureau or agency is required in connection with the execution, delivery or performance by the Borrower of this Agreement or any Transaction Document to which it is a party or the validity or enforceability of this Agreement or any such Transaction Document or the Loan Assets or the transfer of an ownership interest or security interest in such Loan Assets, other than such as have been met or obtained and are in full force and effect.

(e) No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and all other agreements and instruments executed and delivered or to be executed and delivered pursuant hereto or thereto in connection with the Pledge of the Collateral Portfolio will not (i) create any Lien on the Collateral Portfolio other than Permitted Liens, (ii) violate (x) in any material respect any Applicable Law or (y) the certificate of formation or limited liability company agreement of the Borrower or (iii) violate any material contract or other material agreement to which the Borrower is a party or by which the Borrower or any property or assets of the Borrower may be bound.

(f) No Proceedings. There is no litigation or administrative proceeding or investigation pending or, to the knowledge of the Borrower, threatened against the Borrower or any properties of the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) Selection Procedures. In selecting the Loan Assets to be Pledged pursuant to this Agreement, no selection procedures were employed which are intended to be adverse to the interests of the Lenders.

(h) Pledge of Collateral Portfolio. Except as otherwise expressly permitted by the terms of this Agreement (including any Permitted Lien), no item of the Collateral Portfolio has been sold, transferred, assigned or pledged by the Borrower to any Person, other than as contemplated by Article II and the Pledge of such Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the terms of this Agreement.

(i) Indebtedness. The Borrower has no Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (i) Indebtedness incurred under the terms of the Transaction Documents and (ii) Indebtedness incurred pursuant to certain ordinary business expenses arising pursuant to the transactions contemplated by this Agreement and the other Transaction Documents.

(j) Sole Purpose. The Borrower has been formed solely for the purpose of engaging in transactions of the types contemplated by this Agreement, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Transaction Documents, including agreements entered into with service providers of the Borrower in connection with the transactions contemplated hereby and entering into transactions relating to the Loan Assets and the other Collateral to the extent permitted hereunder.

(k) No Injunctions. No injunction, writ, restraining order or other order of any nature adversely affects the Borrower’s performance of its obligations under this Agreement or any Transaction Document to which the Borrower is a party.

(l) Taxes. The Borrower has filed or caused to be filed (on a consolidated basis or otherwise) on a timely basis all material tax returns (including, without limitation, all material U.S. federal, state, local and other tax returns) required to be filed by it (subject to any extensions to file properly obtained by the same), is not liable for Taxes payable by any other Person and has paid or made adequate provisions for the payment of all material Taxes due and payable from the Borrower except for those Taxes being contested in good faith by appropriate proceedings and in respect of which it has established proper reserves, maintained in accordance with GAAP, on its books. No Tax lien or similar adverse claim has been filed, and no claim is being asserted, with respect to any such Tax. Any Taxes due and payable by the Borrower in connection with the execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated hereby or thereby have been paid or shall have been paid if and when due.

(m) Location. The Borrower’s location (within the meaning of Article 9 of the UCC) is Delaware. The chief executive office of the Borrower (and the location of the Borrower’s records regarding the Collateral Portfolio (other than those delivered to the Collateral Custodian)) is located at the address set forth in Section 11.02 (or at such other address as shall be designated by such party in a written notice to the other parties hereto).

(n) Tradenames. The Borrower has not, unless otherwise consented to by the Administrative Agent, changed its name since its formation and does not have tradenames, fictitious names, assumed names or “doing business as” names under which it has done or is doing business.

(o) Solvency. The Borrower is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is Solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

(p) No Subsidiaries. The Borrower has no Subsidiaries other than in connection with retaining equity pursuant to Section 6.05.

(q) Value Given. The Borrower has given fair consideration and reasonably equivalent value to the Transferor in exchange for the purchase of the Loan Assets (or any number of them) from the Transferor pursuant to the Sale Agreement. No such transfer has been made for or on account of an antecedent debt owed by the Borrower to the Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(r) Reports Accurate. All Servicer’s Certificates, Servicing Reports, Notices of Borrowing, Borrowing Base Certificates and other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower (or the Servicer on its behalf) to the Administrative Agent, the Collateral Agent, the Lenders, the Collateral Administrator, the Account Bank or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading in all material respects; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Servicer from an Obligor with respect to a Loan Asset (or is derived therefrom), such information need only be accurate, true and correct to the knowledge of the Borrower; provided, further, that the foregoing proviso shall not apply to any information from an Obligor presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.

(s) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including, without limitation, the use of proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U.

(t) No Adverse Agreements. There are no agreements in effect adversely affecting the rights of the Borrower to make, or cause to be made, the grant of the security interest in the Collateral Portfolio contemplated by Section 2.13.

(u) Event of Default/Unmatured Event of Default. No event has occurred which constitutes an Event of Default (and has not been waived), and no event has occurred and is continuing which constitutes an Unmatured Event of Default (other than any Event of Default or Unmatured Event of Default which has previously been disclosed to the Administrative Agent as such).

(v) Servicing Standard. Each of the Loan Assets was underwritten or acquired and is being serviced in conformance with the standard underwriting, credit, collection, operating and reporting procedures and systems of the Servicer or the Transferor.

(w) ERISA.

(i) The present value of all benefits vested under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate of the Borrower or to which the Borrower or any ERISA Affiliate of the Borrower contributes or has an obligation to contribute, or has any liability (each, a “Pension Plan”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 and 430 of the Code by an amount that would reasonably be expected to result in a Material Adverse Effect. No prohibited transactions, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code (with respect to any Pension Plan other than a Multiemployer Plan), withdrawals or Reportable Events have occurred with respect to any Pension Plan that, in the aggregate, could subject the Borrower to any tax, penalty or other liability that would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(ii) The Borrower (a) is not a Benefit Plan Investor and (b) is not a “governmental plan” within the meaning of Section 3(32) of ERISA (“Governmental Plan”), and neither the Borrower nor any transactions by or with the Borrower are subject to state statutes or regulations regulating investments of and fiduciary obligations with respect to Governmental Plans or to state statutes or regulations that impose prohibitions similar to those contained in Section 406 of ERISA or Section 4975 of the Code (“Similar Law”).

(x) Broker-Dealer. The Borrower is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(y) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Borrower, or the Servicer on the Borrower’s behalf, to send Principal Collections and Interest Collections on the Collateral Portfolio. The Borrower has not granted any Person other than the Collateral Agent, on behalf of the Secured Parties, an interest in the Collection Account.

(z) Investment Company Act. The Borrower is not required to register as an “investment company” under the provisions of the 1940 Act.

(aa) Compliance with Law. The Borrower has complied in all material respects with all Applicable Law to which it may be subject, and no item of the Collateral Portfolio contravenes any Applicable Law (including, without limitation, all applicable predatory and abusive lending laws, laws, rules and regulations relating to licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy).

(bb) [Reserved].

(cc) Set-Off, etc. No Loan Asset in the Collateral Portfolio has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set-off or modified by the Borrower, the Transferor or the Obligor thereof, and no Loan Asset in the Collateral Portfolio is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set-off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Collateral Portfolio or otherwise, by the Borrower, the Transferor or the Obligor with respect thereto, except, in each case, for amendments, extensions and modifications, if any, to such Collateral Portfolio otherwise permitted pursuant to Section 6.04(a) of this Agreement and in accordance with the Servicing Standard or which are contained in the Loan Asset File.

(dd) Full Payment. As of the applicable Cut-Off Date thereof, the Borrower has no knowledge of any fact which should lead it to expect that any Loan Asset will not be paid in full.

(ee) Environmental. With respect to each item of Underlying Collateral as of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, to the actual knowledge of a Responsible Officer of the Borrower: (a) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (b) none of the related Obligor’s operations is the subject of a federal, state, provincial or territorial investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (c) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. As of the applicable Cut-Off Date for the Loan Asset related to such Underlying Collateral, none of the Borrower, the Transferor or the Servicer has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does any such Person have knowledge or reason to believe that any such notice will be received or is being threatened.

(ff) Sanctions. None of the Borrower or any Subsidiary of the Borrower or any of their respective directors, officers or, to the knowledge of the Borrower, employees, agents, trustees, administrators or managers is a Sanctioned Entity. The Borrower will not fund any repayment of the Obligations with proceeds derived from any transaction that would constitute a violation of applicable Sanctions or would give rise to a violation of any Sanctions by any Lender, the Borrower or any Subsidiary of the Borrower or any other party hereto. To the Borrower’s knowledge, no investor or limited partner or member of the Transferor is a Sanctioned Entity.

(gg) Beneficial Ownership Certification. The Borrower has delivered to the Administrative Agent a Beneficial Ownership Certification and the information included in such Beneficial Ownership Certification is true and correct in all respects.

(hh) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein, in any Transaction Document or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects.

(ii) Security Interest. (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral Portfolio in favor of the Collateral Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Collateral Portfolio is comprised of “instruments”, “security entitlements”, “general intangibles”, “accounts”, “certificated securities”, “uncertificated securities”, “securities accounts”, “supporting obligations” or “insurance” (each as defined in the applicable UCC) and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.01(ii);

(iii) with respect to that portion of the Collateral Portfolio that constitute “security entitlements”:

a. all of such security entitlements have been credited to one of the Controlled Accounts and the securities intermediary for each Controlled Account has agreed to treat all assets credited to such Controlled Account as “financial assets” within the meaning of the applicable UCC;

b. the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Collateral Agent and the Borrower, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in each of the Controlled Accounts; and

c. the Controlled Accounts are not in the name of any Person other than the Borrower, subject to the lien of the Collateral Agent, for the benefit of the Secured Parties. The securities intermediary of any Controlled Account which is a “securities account” under the UCC has agreed to comply with the entitlement orders and instructions of the Borrower, the Servicer and the Collateral Agent (acting at the direction of the Administrative Agent) in accordance with the Transaction Documents, including causing cash to be invested in Permitted Investments; provided that, upon the delivery of a Notice of Exclusive Control by the Collateral Agent (acting at the direction of the Administrative Agent), the securities intermediary has agreed to only follow the entitlement orders and instructions of the Collateral Agent, on behalf of the Secured Parties, including with respect to the investment of cash in Permitted Investments;

(iv) all Controlled Accounts constitute “securities accounts” as defined in the applicable UCC;

(v) the Borrower owns and has good and marketable title to the Collateral Portfolio free and clear of any Lien (other than Permitted Liens) of any Person;

(vi) the Borrower has received all consents and approvals required by the terms of any Loan Asset to the granting of a security interest in the Loan Assets hereunder to the Collateral Agent, on behalf of the Secured Parties;

(vii) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in the Collateral Portfolio and that portion of the Loan Assets in which a security interest may be perfected by filing granted to the Collateral Agent, on behalf of the Secured Parties, under this Agreement;

(viii) other than as expressly permitted by the terms of this Agreement and the security interest granted to the Collateral Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of the Collateral Portfolio. The Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral Portfolio other than any financing statement (A) relating to the security interests granted to the Borrower under the Sale Agreement, or (B) that has been terminated and/or fully and validly assigned to the Collateral Agent on or prior to the Closing Date. The Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(ix) all original executed copies of each underlying promissory note that constitute or evidence each Loan Asset has been or, subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian;

(x) other than in the case of Noteless Loan Assets, the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Collateral Agent, is holding the underlying promissory notes that constitute or evidence the Loan Assets solely on behalf of and for the Collateral Agent, for the benefit of the Secured Parties; provided that the acknowledgement of the Collateral Custodian set forth in Section 12.14 may serve as such acknowledgement;

(xi) none of the underlying promissory notes that constitute or evidence the Loan Assets has any marks or notations indicating that they are currently pledged, assigned or otherwise conveyed to any Person other than the Collateral Agent, on behalf of the Secured Parties;

(xii) with respect to any Collateral Portfolio that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Collateral Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Collateral Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(xiii) with respect to any Collateral Portfolio that constitutes an “uncertificated security”, that the Borrower shall cause the issuer of such uncertificated security to register the Collateral Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

Section 4.02 Representations and Warranties of the Borrower Relating to this Agreement and the Collateral Portfolio. The Borrower hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and any date which Loan Assets are Pledged hereunder and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Valid Transfer and Security Interest. This Agreement constitutes a grant of a security interest in all of the Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, which, upon (x) the delivery of the Required Loan Documents to the Collateral Custodian or the Collateral Administrator in accordance with Article XII, (y) the crediting of any Financial Assets to the Controlled Accounts and (z) the filing of the UCC financing statements, shall be a valid and first priority perfected security interest in the Loan Assets forming a part of the Collateral Portfolio and in that portion of the Loan Assets in which a security interest may be perfected by filing a UCC financing statement, subject only to Permitted Liens. No Person claiming through or under the Borrower shall have any claim to or interest in the Controlled Accounts.

(b) Eligibility of Collateral Portfolio. (i) The Loan Tape and the information contained in each Notice of Borrowing is an accurate and complete listing of all the Loan Assets contained in the Collateral Portfolio as of the related Cut-Off Date and the information contained therein with respect to the identity of such item of Collateral Portfolio and the amounts owing thereunder is true and correct as of the related Cut-Off Date, (ii) each Loan Asset designated on any Borrowing Base Certificate as an Eligible Loan Asset and each Loan Asset included as an Eligible Loan Asset in any calculation of the Borrowing Base or the Borrowing Base Deficiency is an Eligible Loan Asset and (iii) with respect to each item of Collateral Portfolio, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the transfer of a security interest in each item of Collateral Portfolio to the Collateral Agent, for the benefit of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. For the avoidance of doubt, any inaccurate representation that a Loan Asset is an Eligible Loan Asset hereunder or under any other Transaction Document shall not constitute an Event of Default if the Borrower complies with Section 2.07(c) hereunder.

(c) No Fraud. Each Loan Asset was originated without any fraud or misrepresentation by the Transferor or, to the best of the Borrower’s knowledge, on the part of the Obligor.

Section 4.03 Representations and Warranties of the Servicer. The Servicer hereby represents and warrants, as of the Closing Date, as of each applicable Cut-Off Date, as of each applicable Advance Date, as of each Reporting Date and as of each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) Organization and Good Standing. The Servicer has been duly organized and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, with all requisite power and authority to own or lease its properties and to conduct its business as such business is presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Servicer is duly qualified to do business, as required, as a statutory trust and is in good standing as a statutory trust, and has obtained all necessary licenses and approvals, if any, in all jurisdictions in which the ownership or lease of its property and or the conduct of its business requires such qualification, licenses or approvals except where failure to be in good standing or obtain such licenses or approvals would not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Servicer (i) has all necessary power, authority and legal right to (a) execute and deliver this Agreement and the other Transaction Documents to which it is a party, and (b) carry out the terms of the Transaction Documents to which it is a party, and (ii) has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party. This Agreement and each other Transaction Document to which the Servicer is a party have been duly executed and delivered by the Servicer.

(d) Binding Obligation. This Agreement and each other Transaction Document to which the Servicer is a party constitutes a legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as such enforceability may be limited by Bankruptcy Laws and general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Servicer’s trust agreement or bylaws or any contractual obligation of the Servicer, except to the extent that such conflict or breach of such contractual obligation would not reasonably be expected to have a Material Adverse Effect, (ii) result in the creation or imposition of any Lien upon any of the Servicer’s properties pursuant to the terms of any such contractual obligation, other than this Agreement, or (iii) violate any Applicable Law in any material respect (or with respect to Applicable Laws relating to Sanctions, in any respect).

(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document to which the Servicer is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document to which the Servicer is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Servicer of this Agreement and any other Transaction Document to which the Servicer is a party have been obtained other than where the lack of such approvals, authorizations, consents, orders, licenses or other actions would not reasonably be expected to have a Material Adverse Effect.

(h) Reports Accurate. No Servicer’s Certificate, Servicing Report, Notice of Borrowing, Borrowing Base Certificate, information, exhibit, financial statement, document, book, record or report furnished by the Servicer to the Administrative Agent, the Collateral Agent, the Lenders, the Account Bank or the Collateral Custodian in connection with this Agreement is inaccurate in any material respect as of the date it is dated, and no such document contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in any material respect; provided that, solely with respect to written or electronic information furnished by the Servicer which was provided to the Servicer from an Obligor (or is derived therefrom) with respect to a Loan Asset, such information need only be accurate, true and correct to the knowledge of the Servicer; provided, further, that the foregoing proviso shall not apply to any information from an Obligor presented in a Servicer’s Certificate, Servicing Report, Notice of Borrowing or Borrowing Base Certificate.

(i) Servicing Standard. The Servicer has complied in all material respects with the Servicing Standard with regard to the servicing of the Loan Assets.

(j) [Reserved].

(k) [Reserved].

(l) Solvency. The Servicer is not the subject of any Bankruptcy Proceedings or Bankruptcy Event. After giving effect to the transactions under this Agreement and any other Transaction Document to which the Servicer is a party, the Servicer will not be rendered not Solvent.

(m) Taxes. The Servicer has filed or caused to be filed all material tax returns that are required to be filed by it (subject to any extensions to file properly obtained by the same). The Servicer has paid or made adequate provisions for the payment of all material Taxes made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Servicer or any Tax which is not yet due or to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect), and no Tax lien has been filed and no claim is being asserted with respect to any such Tax.

(n) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or the other Transaction Documents (including, without limitation, the use of the Proceeds from the sale of the Collateral Portfolio) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.

(o) Security Interest. The Servicer will take all steps necessary to procure that the Borrower has granted a security interest (as defined in the UCC) to the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio, which is enforceable in accordance with Applicable Law upon execution and delivery of this Agreement.

(p) ERISA. The present value of all benefits vested under each “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Servicer or any ERISA Affiliate of the Servicer or to which the Servicer or any ERISA Affiliate of the Servicer contributes or has an obligation to contribute, or has any liability (each, a “Servicer Pension Plan”) does not exceed the value of the assets of the Servicer Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date) determined in accordance with the assumptions used for funding such Servicer Pension Plan pursuant to Sections 412 and 430 of the Code by an amount that would reasonably be expected to result in a Material Adverse Effect. No prohibited transactions, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code (with respect to any Servicer Pension

Plan other than a Multiemployer Plan), withdrawals or Reportable Events have occurred with respect to any Servicer Pension Plan that, in the aggregate, could subject the Servicer to any tax, penalty or other liability that would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no notice of intent to terminate a Servicer Pension Plan has been filed, nor has any Servicer Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Servicer Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Servicer Pension Plan.

(q) Sanctions. None of the Servicer, any Person directly or indirectly controlling the Servicer or any directors, officers or, to the knowledge of the Servicer, employees, agents, trustees, administrators or managers of the Servicer is a Sanctioned Entity. The Servicer will not fund (or direct the Borrower to fund) any repayment of the Obligations with proceeds derived from any transaction that would constitute a violation of applicable Sanctions or would give rise to a violation of any Sanctions by the Borrower or any Subsidiary of the Borrower or, to the Servicer’s knowledge, any Lender or any other party hereto. To the Servicer’s knowledge, no investor or limited partner or member of the Servicer is a Sanctioned Entity.

(r) Environmental. With respect to each item of Underlying Collateral, to the actual knowledge of a Responsible Officer of the Servicer: (i) the related Obligor’s operations comply in all material respects with all applicable Environmental Laws; (ii) none of the related Obligor’s operations is the subject of a Federal, state, provincial or territorial investigation evaluating whether any remedial action, involving expenditures, is needed to respond to a release of any Hazardous Materials into the environment; and (iii) the related Obligor does not have any material contingent liability in connection with any release of any Hazardous Materials into the environment. The Servicer has not received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any material violation, alleged material violation, material non-compliance, material liability or material potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Underlying Collateral, nor does the Servicer have knowledge or reason to believe that any such notice will be received or is being threatened.

(s) No Injunctions. No injunction, writ, restraining order or other order of any nature materially and adversely affects the Servicer’s performance of its obligations under this Agreement or any Transaction Document to which the Servicer is a party.

(t) Instructions to Obligors. The Collection Account is the only account to which Obligors have been instructed by the Servicer on the Borrower’s behalf to send Principal Collections and Interest Collections on the Collateral Portfolio.

(u) Servicer Termination Event. No event has occurred (and has not been waived) which constitutes a Servicer Termination Event (other than any Servicer Termination Event which has previously been disclosed to the Administrative Agent as such).

(v) Broker-Dealer. The Servicer is not a broker-dealer or subject to the Securities Investor Protection Act of 1970, as amended.

(w) Compliance with Applicable Law. The Servicer has complied in all material respects (or with respect to Applicable Laws relating to Sanctions, all respects) with all Applicable Law to which it may be subject, and no item in the Collateral Portfolio contravenes in any material respect any Applicable Law.

ARTICLE V

GENERAL COVENANTS

Section 5.01 Affirmative Covenants of the Borrower. From the Closing Date until the Collection Date:

(a) Organizational Procedures and Scope of Business. The Borrower will observe all organizational procedures required by its certificate of formation and limited liability company agreement and the laws of its jurisdiction of formation. Without limiting the foregoing, the Borrower will limit the scope of its business to: (i) the acquisition of Eligible Loan Assets and the ownership and management of the Portfolio Assets and the related assets in the Collateral Portfolio; (ii) the sale, transfer or other disposition of Loan Assets as and when permitted under the Transaction Documents; (iii) entering into and performing under the Transaction Documents; (iv) consenting or withholding consent as to proposed amendments, waivers and other modifications of the Loan Agreements to the extent not in conflict with the terms of this Agreement or any other Transaction Document; (v) exercising any rights (including but not limited to voting rights and rights arising in connection with a Bankruptcy Event with respect to an Obligor or the consensual or non-judicial restructuring of the debt or equity of an Obligor) or remedies in connection with the Loan Assets and participating in the committees (official or otherwise) or other groups formed by creditors of an Obligor to the extent not in conflict with the terms of this Agreement or any other Transaction Document; and (vi) engaging in any activity and to exercise any powers permitted to limited liability companies under the laws of the State of Delaware that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing.

(b) Special Purpose Entity Requirements. The Borrower will at all times: (i) maintain at least one Independent Manager; (ii) maintain its own separate books and records and bank accounts; (iii) other than for U.S. federal income tax purposes, hold itself out to the public and all other Persons as a legal entity separate from the Transferor and any other Person; (iv) reserved; (v) file its own tax returns, if any, as may be required under Applicable Law, to the extent it is not treated as a division or a disregarded entity for tax purposes of another taxpayer, and pay any Taxes so required to be paid under Applicable Law in accordance with the terms of this Agreement; (vi) not commingle its assets with assets of any other Person; (vii) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (viii) maintain separate financial statements (except to the extent that the Borrower’s financial and operating results are consolidated with those of the Transferor in consolidated financial statements); (ix) pay its own liabilities only out of its own funds; (x) maintain an arm’s-length relationship with its Affiliates and the Transferor; (xi) pay the salaries of its own employees, if any; (xii) not hold out its credit or assets as being available to satisfy the obligations of others;

(xiii) allocate fairly and reasonably any overhead for shared office space, if any; (xiv) use separate stationery, invoices and checks, if any; (xv) except as expressly permitted by this Agreement, not pledge its assets as security for the obligations of any other Person; (xvi) correct any known misunderstanding regarding its separate identity; (xvii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xviii) reserved; (xix) not acquire the obligations or any securities of its Affiliates; and (xx) cause the directors, officers, agents and other representatives of the Borrower to act at all times with respect to the Borrower consistently and in furtherance of the foregoing and in the best interests of the Borrower.

(c) Preservation of Company Existence. The Borrower will preserve and maintain its limited liability company existence in good standing under the laws of its jurisdiction of formation and will promptly obtain and thereafter maintain qualifications to do business as a foreign limited liability company in any other state in which it does business and in which it is required to so qualify under Applicable Law. The Borrower shall not change its jurisdiction of formation and registration without the consent of each Lender.

(d) Compliance with Legal Opinions. The Borrower shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinion of Milbank LLP, as special counsel to the Borrower, issued in connection with the Sale Agreement and relating to the issues of substantive consolidation and true sale of the Loan Assets to the Borrower to the extent that failure to do so would adversely affect the non-consolidation and true sale analysis therein.

(e) Deposit of Collections. The Borrower shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(f) Disclosure of Purchase Price. The Borrower shall disclose to the Administrative Agent and the Lenders the purchase price for each Loan Asset proposed to be acquired by the Borrower.

(g) Obligor Defaults and Bankruptcy Events. The Borrower shall give, or shall cause the Servicer to give, notice to the Administrative Agent and the Lenders within two Business Days of the Borrower’s, the Transferor’s or the Servicer’s actual knowledge of the occurrence of any payment default by an Obligor under any Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Asset. Together with such notification, the Borrower or the Servicer shall inform the Administrative Agent whether, to the knowledge of the Borrower or the Servicer, as applicable, such event constitutes a Value Adjustment Event.

(h) Required Loan Documents. The Borrower shall deliver to the Collateral Custodian or the Collateral Administrator, in accordance with Article XII, a hard copy or electronic copy of the Required Loan Documents and the Loan Asset Checklist pertaining to each Loan Asset within ten (10) Business Days of the Cut-Off Date pertaining to such Loan Asset or, with respect to the Initial Loan Assets, within ten (10) Business Days of the Closing Date; provided that file stamped copies of the UCC and other filings (required by the Required Loan Documents) shall be delivered to the Collateral Custodian or the Collateral Administrator promptly after the Borrower’s receipt of the same.

(i) Taxes. The Borrower will file or cause to be filed its tax returns and pay any and all Taxes imposed on it or its property as required by the Transaction Documents, as required by Applicable Law (except as contemplated in Section 4.01(l)).

(j) Notice of Event of Default. The Borrower shall notify the Administrative Agent, the Collateral Custodian, the Account Bank and each Lender of the occurrence of any Event of Default under this Agreement promptly upon obtaining actual knowledge of such event. In addition, no later than two Business Days following the Borrower’s knowledge or receipt of notice of the occurrence of any Event of Default or Unmatured Event of Default, the Borrower will provide to the Administrative Agent, the Collateral Custodian, the Account Bank and each Lender a written statement of a Responsible Officer of the Borrower setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(k) [Reserved].

(l) Notice of Income Tax Liability. The Borrower shall furnish to the Administrative Agent and each Lender notice within 10 Business Days of the receipt of revenue agent reports or other written proposals, determinations or assessments of the IRS or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of (i) the Transferor or any “affiliated group” within the meaning of Section 1504(a) of the Code of which the Transferor is a member in an amount equal to or greater than $2,500,000 in the aggregate, (ii) the Borrower itself in an amount equal to or greater than $500,000 in the aggregate or (iii) the Servicer itself in an amount equal to or greater than $2,500,000 in the aggregate. Any such notice shall specify the nature of the items giving rise to such adjustments and the amounts thereof.

(m) Notice of Auditors’ Management Letters. The Borrower shall promptly notify the Administrative Agent after the receipt of any auditors’ management letters received by the Borrower or by its accountants.

(n) Notice of Breaches of Representations and Warranties under this Agreement. The Borrower shall promptly notify the Administrative Agent and each Lender if any representation or warranty set forth in Section 4.01 or Section 4.02 was incorrect in any material respect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent and each Lender in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(o) Notice of Breaches of Representations and Warranties under the Sale Agreement. The Borrower confirms and agrees that the Borrower will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any material breach of any representation, warranty, agreement or covenant under the Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach.

(p) Notice of Proceedings. The Borrower shall notify the Administrative Agent and each Lender, as soon as possible and in any event within three Business Days, after the Borrower receives notice or obtains knowledge thereof, of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any material labor controversy, material litigation, material action, material suit or material proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, security interest in the Collateral Portfolio, or the Borrower, the Servicer or the Transferor or any of their majority-owned Affiliates. For purposes of this Section 5.01(p), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio, the Transaction Documents, the Collateral Agent’s, for the benefit of the Secured Parties, security interest in the Collateral Portfolio, or the Borrower in excess of $500,000 shall be deemed to be material and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer in excess of $2,500,000 or the Transferor in excess of $2,500,000 shall be deemed to be material.

(q) Notice of ERISA Reportable Events. The Borrower shall promptly notify the Administrative Agent and each Lender after receiving notice of any “reportable event” (as defined in Title IV of ERISA, other than an event for which the 30-day notice requirements have been waived by regulations) (each, a “Reportable Event”) with respect to a Pension Plan, and provide them with a copy of such notice.

(r) Notice of Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Borrower will provide to the Administrative Agent and each Lender notice of any material change in the accounting policies of the Borrower.

(s) Additional Documents. The Borrower shall provide the Administrative Agent and each Lender with copies of such documents as the Administrative Agent or any Lender may reasonably request evidencing the truthfulness of the representations set forth in this Agreement.

(t) Protection of Security Interest. With respect to the Collateral Portfolio acquired by the Borrower, the Borrower will (i) if acquired from the Transferor, acquire such Collateral Portfolio pursuant to and in accordance with the terms of the Sale Agreement or such other similar agreement, as applicable, (ii) (at the expense of the Borrower) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral Portfolio free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (a) with respect to the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Borrower), effective financing statements against the Transferor in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof) and filing continuation statements, financing change statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (b) executing or causing to be executed such other releases, no-interest letters, instruments or notices as may be necessary or appropriate, (iii) (at the expense of the Borrower) take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, subject only to Permitted Liens, to exist in favor of the Collateral Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral Portfolio being Pledged hereunder, including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral Portfolio (which may include an “all asset” filing), and naming the Borrower as debtor and the Collateral Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iv) permit the Administrative Agent or any Lender or their respective agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable advance notice examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and discuss matters related thereto with any of the officers or employees of the Borrower having knowledge of such matters; provided that the Borrower shall not be liable for the costs and expenses of more than one such visit in any calendar year unless an Event of Default (that has not been waived) has occurred hereunder (in which event the number of visits for which the Borrower shall be liable for the costs and expenses shall not be limited), and (v) take all additional action that the Administrative Agent, any Lender or the Collateral Agent may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral Portfolio, or to enable the Administrative Agent or the Collateral Agent to exercise or enforce any of their respective rights hereunder.

(u) Liens. The Borrower, upon acquiring knowledge or notice of the same, will promptly notify the Administrative Agent and the Lenders of the existence of any Lien on the Collateral Portfolio (other than Permitted Liens) and the Borrower shall defend the right, title and interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Collateral Portfolio against all claims of third parties.

(v) Other Documents. At any time from time to time upon prior written request of the Administrative Agent or any Lender, at the sole expense of the Borrower, the Borrower will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent or any Lender may reasonably request for the purposes of obtaining or preserving the full benefits of this Agreement including the first priority security interest (subject only to Permitted Liens) granted hereunder and of the rights and powers herein granted (including, among other things, authorizing the filing of such UCC financing statements as the Administrative Agent may request).

(w) Compliance with Law. The Borrower shall at all times comply in all material respects with all Applicable Law applicable to Borrower or any of its assets (including, without limitation, Environmental Laws, and all federal securities laws), and Borrower shall do or cause to be done all things necessary to preserve and maintain in full force and effect its legal existence, and all licenses material to its business.

(x) Proper Records. The Borrower shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(y) Satisfaction of Obligations. The Borrower shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower.

(z) Performance of Covenants. The Borrower shall observe, perform and satisfy all the material terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Transaction Documents. The Borrower shall pay and discharge all Taxes, liens and other charges on it or its assets and on the Collateral Portfolio that, in each case, in any manner would create any Lien or charge upon the Collateral Portfolio, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(aa) Tax Treatment. The Borrower and the Transferor shall treat the Advances advanced hereunder as indebtedness of the sole owner of the Borrower for U.S. federal income tax purposes and file any and all tax forms in a manner consistent therewith.

(bb) Maintenance of Records. The Borrower will maintain records with respect to the Collateral Portfolio and the conduct and operation of its business with no less a degree of prudence than if the Collateral Portfolio were held by the Borrower for its own account and not subject to the terms of the Transaction Documents and will furnish the Administrative Agent and each Lender, upon the reasonable request by the Administrative Agent and each Lender, information with respect to the Collateral Portfolio and the conduct and operation of its business.

(cc) Obligor Notification Forms. The Borrower shall furnish the Collateral Agent and the Administrative Agent with an appropriate power of attorney to send (at the Administrative Agent’s discretion on the Collateral Agent’s behalf, after the occurrence of an Event of Default (that has not been waived)) Obligor notification forms to give notice to the Obligors of the Collateral Agent’s interest in the Collateral Portfolio and the obligation to make payments as directed by the Administrative Agent on the Collateral Agent’s behalf.

(dd) Continuation Statements. The Borrower shall, not earlier than six months and not later than three months prior to the fifth anniversary of the date of filing of the financing statement referred to in Schedule I hereto or any other financing statement filed pursuant to this Agreement or in connection with any Advance hereunder, unless the Collection Date shall have occurred:

(i) authorize and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Collateral Agent, the Administrative Agent and the Lenders an opinion of the counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, confirming and updating the opinion delivered pursuant to Schedule I with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

(ee) Reserved.

(ff) Expenses relating to Controlled Accounts. The Borrower will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Controlled Accounts.

(gg) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Borrower, each Person directly or indirectly controlling the Borrower and each Subsidiary of the Borrower shall comply in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, and shall maintain or remain subject to policies and procedures designed to ensure compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, including customer identification and due diligence procedures in connection with the transactions contemplated herein. The Borrower (i) shall not use any of the Advances in a manner that would constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, and (ii) shall not fund any repayment of the Obligations in a manner that would constitute a violation of any applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

(hh) Compliance with Sanctions. The Borrower shall not, directly or indirectly, use the proceeds of any Advance hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other Person, (i) to fund any activities or business of or with a Sanctioned Entity, or (ii) in any manner that would constitute a violation of applicable Sanctions or would otherwise give rise to a violation by any Lender or any other Person of any Sanctions. The Borrower shall comply with all applicable Sanctions and shall maintain policies and procedures designed to ensure compliance with applicable Sanctions. The Borrower shall notify each Lender and the Administrative Agent in writing not more than five (5) Business Days after becoming aware of a misrepresentation or breach of Section 4.01(ff) or this Section 5.01(hh).

(ii) Beneficial Ownership Certification. Promptly following any change in the information included in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such Beneficial Ownership Certification, or a change in the address of any beneficial owners, the Borrower shall (x) notify the Administrative Agent and the Lenders and (y) execute and deliver to the Administrative Agent an updated Beneficial Ownership Certification.

(jj) [reserved]

(kk) Collections. All Available Collections received by Borrower or its Affiliates with respect to the Collateral Portfolio Pledged hereunder shall be held in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties until deposited into the Collection Account within two Business Days after receipt as required herein.

(ll) Limited Assets. The Borrower may acquire Loan Assets which do not constitute Eligible Loan Assets; provided that such Loan Assets may not be included in the Borrowing Base.

Section 5.02 Negative Covenants of the Borrower. From the Closing Date until the Collection Date:

(a) Special Purpose Entity Requirements. Except as otherwise permitted by this Agreement, the Borrower shall not (i) guarantee any obligation of any Person, including any Affiliate; (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Transaction Documents; (iii) incur, create or assume any Indebtedness, other than Indebtedness incurred under the Transaction Documents; (iv) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Borrower may invest in those Loan Assets and other investments permitted under the Transaction Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Transaction Documents and permit the same to remain outstanding in accordance with such provisions; (v) become insolvent or fail to pay its debts and liabilities from its assets when due; (vi) engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of the Borrower’s business other than such activities as are expressly permitted pursuant to this Agreement; (vii) create, form or otherwise acquire any Subsidiaries (other than any equity or other securities retained pursuant to Section 6.05); or (vii) release, sell, transfer, convey or assign any Loan Asset unless in accordance with the Transaction Documents.

(b) Requirements for Material Actions. The Borrower shall not fail to provide (and at all times the Borrower’s organizational documents shall reflect) that the unanimous consent of all managers (including the consent of the Independent Manager(s)) is required for the Borrower to (i) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (iii) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (v) make any assignment for the benefit of the Borrower’s creditors, (vi) admit in writing its inability to pay its debts generally as they become due, or (vii) take any action in furtherance of any of the foregoing.

(c) Protection of Title. The Borrower shall not take any action which would directly or indirectly impair or adversely affect the Borrower’s title to the Collateral Portfolio; provided that the foregoing shall not prohibit Permitted Liens.

(d) Transfer Limitations. The Borrower shall not transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Collateral Portfolio to any person other than the Collateral Agent for the benefit of the Secured Parties, or engage in financing transactions or similar transactions with respect to the Collateral Portfolio with any person other than the Administrative Agent and the Lenders, in each case, except as otherwise expressly permitted by the terms of this Agreement.

(e) Liens. The Borrower shall not create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Collateral Portfolio subject to the security interest granted by the Borrower pursuant to this Agreement, other than Permitted Liens.

(f) Organizational Documents. The Borrower shall not amend, modify or terminate any of the formation documents or limited liability company agreement of the Borrower without the prior written consent of the Administrative Agent.

(g) Merger, Acquisitions, Sales, etc. The Borrower shall not change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale (other than pursuant to Section 2.07), or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) without the prior written consent of the Administrative Agent.

(h) Use of Proceeds. The Borrower shall not use the proceeds of any Advance other than (v) to finance the purchase by the Borrower, on a “true sale” basis, of property and assets comprising the Collateral Portfolio from time to time, (w) to fund the Unfunded Exposure Account in order to establish reserves for unfunded commitments of Revolving Loan Assets and Delayed Draw Loan Assets included in the Collateral Portfolio, (x) to distribute such proceeds to the Transferor (so long as such distribution is permitted pursuant to Section 5.02(m)), (y) to pay transaction costs relating to this Agreement and the other Transaction Documents or (z) for general corporate purposes.

(i) [reserved].

(j) Tax Treatment. The Borrower shall not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid being treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Borrower shall not be treated for U.S. federal income tax purposes as other than a disregarded entity separate from its sole owner, and its sole owner (as determined for U.S. federal income tax purposes) will at all times be a U.S. Person.

(k) Extension or Amendment of Collateral Portfolio. The Borrower will not, except as otherwise permitted in Section 6.04(a) of this Agreement and in accordance with the Servicing Standard, extend, amend or otherwise modify the terms of any Loan Asset (including the Underlying Collateral).

(l) Sale Agreement. The Borrower will not amend, modify, waive or terminate any provision of the Sale Agreement without the prior written consent of the Administrative Agent.

(m) Restricted Junior Payments. The Borrower shall not make any Restricted Junior Payment, except that, so long as no Event of Default or Unmatured Event of Default has occurred (and has not been waived) or would result therefrom, (i) the Borrower may declare and make distributions to the holders of its membership interests in accordance with Section 2.04 or from proceeds of an Advance and (ii) the Borrower may make Permitted RIC Distributions from available Principal Collections at any time (x) in an aggregate amount not to exceed $3,000,000 in any fiscal year and (y) otherwise, with the consent of the Administrative Agent.

(n) ERISA Matters.

(i) Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower and, with respect to (b) through (e) in this subsection (n)(i), each ERISA Affiliate of the Borrower, will not (a) engage in any non-exempt prohibited transaction (within the meaning of ERISA Section 406(a) or (b) or Code Section 4975) with respect to any Pension Plan, (b) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan, (c) fail to make any payments to a Multiemployer Plan that the Borrower may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (d) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower, or (e) permit to exist any occurrence of any Reportable Event described in Title IV of ERISA with respect to any Pension Plan.

(ii) The Borrower will not be (a) a Benefit Plan Investor or (b) a Governmental Plan, and neither the Borrower nor any transactions by or with the Borrower will be subject to Similar Law.

(o) Instructions to Obligors. The Borrower will not make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account unless the Administrative Agent has consented to such change, such consent not to be unreasonably withheld if such instruction is to the replacement Collection Account controlled by the Collateral Agent hereunder (other than, with respect to the Initial Loan Assets, any change which consists solely of directing Obligors or the agents on the Initial Loan Assets to direct payments to the Collection Account).

(p) Change of Jurisdiction, Location, Names or Location of Loan Asset Files. The Borrower shall not change the jurisdiction of its formation and registration, make any change to its corporate name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower receives prior written consent from the Administrative Agent (such consent not to be unreasonably withheld) of such change and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such Opinions of Counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing. The Borrower will not move, or consent to the Collateral Custodian or the Servicer moving, the Loan Asset Files that are in original form from the location thereof on the Closing Date, unless the Administrative Agent shall consent to such move in writing (such consent not to be unreasonably withheld) and the Servicer shall provide the Administrative Agent with 30 days’

prior written notice of such move and such Opinions of Counsel and other documents and instruments as the Administrative Agent may reasonably request in connection therewith and shall have taken all actions required under the UCC or equivalent of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

Section 5.03 Affirmative Covenants of the Servicer. From the Closing Date until the Collection Date:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Law, including those with respect to servicing the Collateral Portfolio or any part thereof.

(b) Preservation of Existence. The Servicer will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a statutory trust in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Obligations and Compliance with Collateral Portfolio. The Servicer will take all actions within its control so as to permit the Borrower to fulfill and comply in all material respects with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with the administration of each item of Collateral Portfolio and will do nothing to impair the rights of the Collateral Agent, for the benefit of the Secured Parties, or of the Secured Parties in, to and under the Collateral Portfolio.

(d) Keeping of Records and Books of Account. (i) The Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Collateral Portfolio in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Collateral Portfolio and the identification of the Collateral Portfolio.

(ii) The Servicer shall permit the Administrative Agent or its agents or representatives, at the discretion of the Administrative Agent (or at the direction of the Required Lenders), to visit the offices of the Servicer during normal office hours and upon reasonable advance notice and examine and make copies of all documents, books, records and other information concerning the Collateral Portfolio and the Servicer’s servicing thereof and discuss matters related thereto with any of the officers or employees of the Servicer having knowledge of such matters provided that such visits shall be limited to one occasion in any calendar year unless an Event of Default has occurred hereunder (that has not been waived) (in which event the number of visits shall not be limited and the Servicer shall be liable for any costs and expenses related thereto).

(iii) The Servicer will on or prior to the Closing Date, mark its master data processing records and other books and records relating to the Collateral Portfolio with a legend, acceptable to the Administrative Agent describing (i) the sale of the Collateral Portfolio to the Borrower and (ii) the Pledge from the Borrower to the Collateral Agent, for the benefit of the Secured Parties.

(e) Preservation of Security Interest. The Servicer (at the expense of the Borrower) will file such financing and continuation statements and any other documents that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in, to and under the Loan Assets and that portion of the Collateral Portfolio in which a security interest may be perfected by filing.

(f) Events of Default. As soon as practicable, but in any event no later than two Business Days after the Servicer has knowledge of or has received notice of an Event of Default or an Unmatured Event of Default, the Servicer will provide the Administrative Agent and each Lender (with a copy to the Collateral Agent, the Collateral Custodian and the Account Bank) with written notice of the occurrence of each such Event of Default and Unmatured Event of Default of which the Servicer has knowledge or has received notice. In addition, no later than two Business Days following the Servicer’s knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, the Servicer will provide to the Collateral Agent, the Administrative Agent and each Lender a written statement of a Responsible Officer of the Servicer setting forth the details of such event and the action that the Servicer proposes to take with respect thereto. The Servicer shall notify the Administrative Agent within two (2) Business Days of its knowledge of the occurrence of any payment default by an Obligor under any Eligible Loan Asset or any Bankruptcy Event with respect to any Obligor under any Loan Assets.

(g) Taxes. The Servicer will file its tax returns and pay any and all Taxes imposed on it or its property as required under the Transaction Documents (except as contemplated by Section 4.03(m)).

(h) Other. The Servicer will promptly furnish to the Collateral Agent, the Administrative Agent and each Lender such other information, documents, records or reports respecting the Collateral Portfolio or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Collateral Agent, any Lender or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent, the Lenders, the Collateral Agent or Secured Parties under or as contemplated by this Agreement.

(i) Proceedings Related to the Borrower, the Transferor and the Servicer and the Transaction Documents. The Servicer shall notify the Administrative Agent and each Lender as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or obtains knowledge thereof of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the Borrower, the Transferor or the Servicer (or any of their majority-owned Affiliates) or the Transaction Documents. For purposes of this Section 5.03(i), (i) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Transaction Documents or the Borrower in excess of $500,000 shall be deemed to be expected to have such a Material Adverse Effect and (ii) any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Servicer in excess of $2,500,000 or the Transferor in excess of $2,500,000 shall be deemed to be expected to have such a Material Adverse Effect.

(j) Deposit of Collections. The Servicer shall promptly (but in no event later than two Business Days after receipt) deposit or cause to be deposited into the Collection Account any and all Available Collections received by the Borrower, the Servicer or any of their Affiliates.

(k) Special Purpose Entity Requirements. The Servicer shall take such actions as are necessary to cause the Borrower to be in compliance with the special purpose entity requirements set forth in Sections 5.01(a) and (b) and 5.02(a) and (b); provided, that, for the avoidance of doubt, the Servicer shall not be required to expend any of its own funds to cause the Borrower to be in compliance with subsection 5.02(a)(v) or subsection 5.01(b)(xvii).

(l) Accounting Changes. As soon as possible and in any event within three Business Days after the effective date thereof, the Servicer will provide to the Administrative Agent and the Lenders notice of any material change in the accounting policies of the Servicer or the Transferor.

(m) Proceedings Related to the Collateral Portfolio. The Servicer shall notify the Administrative Agent as soon as possible and in any event within three Business Days after any Responsible Officer of the Servicer receives notice or has actual knowledge of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action, suit or proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that could reasonably be expected to have a Material Adverse Effect on the interests of the Collateral Agent or the Secured Parties in, to and under the Collateral Portfolio. For purposes of this Section 5.03(m), any settlement, judgment, labor controversy, litigation, action, suit or proceeding affecting the Collateral Portfolio or the Collateral Agent’s or the Secured Parties’ interest in the Collateral Portfolio in excess of $500,000 (after giving effect to any expected insurance proceeds) or more shall be deemed to be expected to have such a Material Adverse Effect.

(n) Compliance with Legal Opinions. The Servicer shall take all other actions necessary to maintain the accuracy of the factual assumptions set forth in the legal opinion of Milbank LLP, as special counsel to the Servicer, issued in connection with the Transaction Documents and relating to the issues of substantive consolidation and true sale of the Loan Assets to the extent that the failure to do so would adversely affect the non-consolidation and true sale analysis therein.

(o) Instructions to Agents and Obligors. The Servicer shall direct, or shall cause the Transferor to direct, any agent or administrative agent for any Loan Asset to remit all payments and collections with respect to such Loan Asset, and, if applicable, to direct the Obligor with respect to such Loan Asset to remit all such payments and collections with respect to such Loan Asset directly to the Collection Account. The Servicer shall take commercially reasonable steps to ensure, and shall cause the Transferor to take commercially reasonable steps to ensure, that only funds constituting payments and collections relating to Loan Assets shall be deposited into the Collection Account.

(p) Compliance with Anti-Money Laundering Laws and Anti-Corruption Laws. The Servicer and any Person directly or indirectly controlling the Servicer shall comply in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, and shall maintain or remain subject to policies and procedures designed to promote and achieve compliance with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws, including customer identification and due diligence procedures in connection with the transactions contemplated herein.

(q) Compliance with Sanctions. The Servicer shall comply with all applicable Sanctions and shall maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions. The Servicer shall notify each Lender and the Administrative Agent in writing not more than five (5) Business Days after becoming aware of a misrepresentation or breach of Section 4.03(q) or this 5.03(q).

(r) Notice of Breaches of Representations and Warranties under the Sale Agreement. The Servicer confirms and agrees that the Servicer will, upon receipt of notice or discovery thereof, promptly send to the Administrative Agent, each Lender and the Collateral Agent a notice of (i) any breach of any representation, warranty, agreement or covenant in any material respect under the Sale Agreement or (ii) any event or occurrence that, upon notice, or upon the passage of time or both, would constitute such a breach, in each case, as soon as reasonably practicable upon learning thereof.

(s) Audits. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent following five Business Days’ notice (unless an Event of Default has occurred hereunder (that has not been waived) in which case only one Business Days’ notice shall be required), the Servicer shall allow the Administrative Agent (during normal office hours and upon advance notice) to review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with the Transaction Documents and to conduct an audit of the Collateral Portfolio and Required Loan Documents in conjunction with such a review (provided that such visits shall be limited to one occasion in any calendar year unless an Event of Default has occurred hereunder (that has not been waived), in which event the number of visits shall not be limited and the Servicer shall be liable for any costs and expenses related thereto). Such review shall be reasonable in scope and shall be completed in a reasonable period of time.

(t) Notice of Breaches of Representations and Warranties under this Agreement. The Servicer shall as soon as reasonably practicable notify the Administrative Agent and the Lenders if any representation or warranty set forth in Section 4.03 was incorrect in any material respect at the time it was given or deemed to have been given and at the same time deliver to the Collateral Agent, the Administrative Agent and the Lenders a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Servicer shall notify the Administrative Agent and the Lenders in the manner set forth in the preceding sentence before any Cut-Off Date of any facts or circumstances within the knowledge of the Servicer which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(u) Insurance Policies. The Servicer has caused, and will cause, to be performed any and all acts reasonably required to be performed to preserve the rights and remedies of the Collateral Agent and the Secured Parties in any Insurance Policies applicable to Loan Assets (to the extent the Servicer or an Affiliate of the Servicer is the agent or servicer under the applicable Loan Agreement) including, without limitation, in each case, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of co-insured, joint loss payee and mortgagee rights in favor of the Collateral Agent and the Secured Parties; provided that, unless the Borrower is the sole lender under such Loan Agreement, the Servicer shall only take such actions that are customarily taken by or on behalf of a lender in a syndicated loan facility to preserve the rights of such lender.

(v) Tax Treatment. The Servicer shall cause the Borrower to not elect to be treated as a corporation for U.S. federal income tax purposes and shall take all reasonable steps necessary to avoid causing the Borrower to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Servicer shall cause the Borrower to not be treated for U.S. federal income tax purposes as other than a disregarded entity separate from its sole owner, and its sole owner (as determined for U.S. federal income tax purposes) will at all times be a U.S. Person.

(w) Collections. All Available Collections received by Servicer or its Affiliates with respect to the Collateral Portfolio transferred or Pledged hereunder shall be held in trust for the benefit of the Secured Parties until deposited into the Collection Account within two Business Days from receipt as required herein.

(x) Change of Name or Location of Loan Asset Files. The Servicer shall provide notice to the Administrative Agent within 30 days if the Servicer changes its name or changes its jurisdiction of its principal place of business or chief executive office.

Section 5.04 Negative Covenants of the Servicer. From the Closing Date until the Collection Date:

(a) Mergers, Acquisition, Sales, etc. The Servicer will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless the Servicer is the surviving entity and unless:

(i) the Servicer has delivered to the Administrative Agent and each Lender an Officer’s Certificate and an Opinion of Counsel (which may rely on an Officer’s Certificate as to factual matters such as whether or not such transaction would cause an Event of Default or Servicer Termination Event) each stating that any such consolidation, merger, conveyance or transfer and any supplemental agreement executed in connection therewith comply with this Section 5.04(a) and that all conditions precedent herein provided for relating to such transaction have been complied with and, in the case of the Opinion of Counsel, that such supplemental agreement is legal, valid and binding with respect to the Servicer and such other matters as the Administrative Agent may reasonably request;

(ii) the Servicer shall have delivered notice of such consolidation, merger, conveyance or transfer to the Administrative Agent and each Lender;

(iii) after giving effect thereto, no Event of Default or Servicer Termination Event or event that with notice or lapse of time would constitute either an Event of Default or a Servicer Termination Event shall have occurred (and has not been waived); and

(iv) the Administrative Agent has received all “know your customer” information satisfactory to it related to such consolidation, merger, conveyance or transfer.

(b) Change of Name or Location of Loan Asset Files. The Servicer shall not move, or consent to the Collateral Custodian moving, the Required Loan Documents and Loan Asset Files from the location thereof on the initial Advance Date, in each case, unless the Administrative Agent shall consent (such consent not to be unreasonably withheld) of such move in writing, and, in each case, the Servicer shall provide the Administrative Agent with such Opinions of Counsel and other documents and instruments as the Administrative Agent may reasonably request in connection therewith and has taken all actions required under the UCC or equivalent of each relevant jurisdiction in order to continue the first priority perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio.

(c) Change in Payment Instructions to Obligors. The Servicer will not make any change in its instructions to Obligors regarding payments to be made with respect to the Collateral Portfolio to the Collection Account, unless the Administrative Agent has consented to such change (other than, with respect to the Initial Loan Assets, any change which consists solely of directing Obligors or the agents on the Initial Loan Assets to direct payments to the Collection Account) which consent shall not be unreasonably withheld (provided that such account is the replacement Collection Account hereunder).

Section 5.05 Covenants of the Transferor.

From the Closing Date until the Collection Date, the BDC Asset Coverage Ratio shall be at least the greater of (i) 1.50 to 1.00 and (ii) the statutory test applicable to the Transferor at any time.

ARTICLE VI

ADMINISTRATION AND SERVICING OF CONTRACTS

Section 6.01 Appointment and Designation of the Servicer.

(a) Initial Servicer. The Borrower hereby appoints AMG Comvest Senior Lending Fund, pursuant to the terms and conditions of this Agreement, as Servicer, with the authority to service, administer and exercise rights and remedies, on behalf of the Borrower, in respect of the Collateral Portfolio. Until the Administrative Agent gives AMG Comvest Senior Lending Fund a Servicer Termination Notice, AMG Comvest Senior Lending Fund hereby accepts such appointment and agrees to perform the duties and responsibilities of the Servicer pursuant to the terms hereof. The Servicer and the Borrower hereby acknowledge that the Administrative Agent and the Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

(b) Servicer Termination Notice. The Borrower, the Servicer, each Lender, and the Administrative Agent hereby agree that, upon the occurrence of a Servicer Termination Event (that is continuing and has not been waived), the Administrative Agent, by written notice to the Servicer (with a copy to the Collateral Agent) (a “Servicer Termination Notice”), may terminate all of the rights, obligations, power and authority of the Servicer under this Agreement. On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to this Section 6.01(b), the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Administrative Agent in writing or, if no such date is specified in such Servicer Termination Notice or otherwise specified by the Administrative Agent, until a date mutually agreed upon by the Servicer and the Administrative Agent and shall be entitled to receive, to the extent of funds available therefor pursuant to Section 2.04, (x) the Senior Servicing Fees and the Subordinated Servicing Fees therefor accrued until such date, and (y) expense reimbursement and indemnification amounts. After such date, the Servicer agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent believes will facilitate the transition of the performance of such activities to a successor Servicer, and the successor Servicer shall assume each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, on the terms and subject to the conditions herein set forth, and the Servicer shall use its best efforts to assist the successor Servicer in assuming such obligations (it being understood that the Administrative Agent may be such successor Servicer).

(c) Appointment of Replacement Servicer. At any time following the delivery of a Servicer Termination Notice, the Administrative Agent may, with the prior written consent of the Required Lenders, appoint a replacement servicer (the “Replacement Servicer”); provided that such Replacement Servicer is an established institution whose regular business includes the servicing of assets similar to the Collateral Portfolio (an “Eligible Replacement”), which appointment shall take effect upon the Replacement Servicer accepting such appointment by a written assumption in a form satisfactory to the Administrative Agent in its sole discretion. In the event that a Replacement Servicer has not been appointed or the Replacement Servicer has not otherwise accepted its appointment at the time when the Servicer ceases to act as Servicer, the Administrative Agent shall petition a court of competent jurisdiction to appoint an Eligible Replacement as the Replacement Servicer hereunder. The Servicer shall pay all costs associated with the transition of the obligations hereunder to a Replacement Servicer if the Administrative Agent terminates the Servicer following a Servicer Termination Event.

(d) Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Replacement Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Replacement Servicer; provided, that the Replacement Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Replacement Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing obligations, if any, of the

Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Replacement Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Replacement Servicer, upon becoming a Replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.03.

(e) Authority and Power. All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of this Agreement and shall pass to and be vested in the Borrower and, without limitation, the Borrower is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Borrower in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing of the Collateral Portfolio.

(f) Subcontracts. The Servicer may, with the prior written consent of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral Portfolio; provided, that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement, (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Termination Event; provided, further, that no Administrative Agent consent shall be required to enter into any subcontract with an Affiliate of the Servicer and (iv) the Administrative Agent and the Collateral Agent shall be entitled to deal exclusively with the Servicer in matters relating to the discharge by the Servicer of its duties and responsibilities hereunder.

(g) Waiver. The Borrower acknowledges that the Administrative Agent or any of its Affiliates may act as the Collateral Agent and/or the Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates, the Collateral Agent and the Servicer (other than claims relating to such party’s gross negligence, bad faith or willful misconduct) relating in any way to conflicts of interest arising out of the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in accordance with the terms and provisions (including the standard of care) set forth in the Transaction Documents.

Section 6.02 Duties of the Servicer.

(a) Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral Portfolio from time to time, all in accordance with Applicable Law and the Servicing Standard. Prior to the occurrence of a Servicer Termination Event, but subject to the terms of this Agreement (including, without limitation, Section 6.04), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral Portfolio and take or refrain from taking any and all actions with respect to the Collateral Portfolio. Without limiting the foregoing, the duties of the Servicer shall include the following:

(i) supervising the Collateral Portfolio, including communicating with Obligors, executing amendments, providing consents and waivers, enforcing and collecting on the Collateral Portfolio and otherwise managing the Collateral Portfolio on behalf of the Borrower;

(ii) maintaining all necessary servicing records with respect to the Collateral Portfolio and providing such reports, information and servicing records to the Administrative Agent and each Lender (with a copy to the Collateral Agent, the Collateral Administrator and the Collateral Custodian) in respect of the servicing of the Collateral Portfolio (including information relating to its performance under this Agreement) as may be reasonably requested hereunder or as the Administrative Agent or any Lender may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate servicing records evidencing the Collateral Portfolio in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral Portfolio;

(iv) promptly delivering to the Administrative Agent, the Collateral Agent or the Collateral Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, Collateral Custodian or the Collateral Agent may from time to time reasonably request;

(v) identifying each Loan Asset clearly and unambiguously in its servicing records to reflect that such Loan Asset is owned by the Borrower and that the Borrower is Pledging a security interest therein to the Secured Parties pursuant to this Agreement;

(vi) notifying the Administrative Agent of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by an Obligor with respect to any Loan Asset (or portion thereof) of which it has knowledge or has received notice; or (2) that could reasonably be expected to have a Material Adverse Effect;

(vii) using its commercially reasonable efforts to maintain the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio;

(viii) maintaining the Loan Asset File with respect to Loan Assets included as part of the Collateral Portfolio; provided that, so long as the Servicer is in possession of any Required Loan Documents (other than in electronic form), the Servicer will hold such Required Loan Documents in a reasonably safe place;

(ix) directing the Collateral Agent and/or the Account Bank to make payments pursuant to the terms of the Servicing Report in accordance with Section 2.04;

(x) directing the sale or substitution of Collateral Portfolio in accordance with Section 2.07;

(xi) providing advice to the Borrower with respect to the purchase and sale of and payment for the Loan Assets;

(xii) instructing the Obligors and the administrative agents on the Loan Assets to make payments directly into the Collection Account established and maintained with the Collateral Agent;

(xiii) delivering the Required Loan Documents, the Loan Asset Files, the Loan Asset Checklist and the Loan Tape to the Collateral Custodian or the Collateral Administrator, in accordance with Article XII; and

(xiv) complying with such other duties and responsibilities as may be required of the Servicer by this Agreement.

It is acknowledged and agreed that in circumstances in which a Person other than the Borrower, the Transferor or the Servicer acts as lead agent with respect to any Loan Asset, the Servicer shall perform its servicing duties hereunder only to the extent a lender under the related loan syndication Loan Agreements has the right to do so.

(b) Notwithstanding anything to the contrary contained herein, none of the services performed by the Servicer shall result in or be construed as resulting in an obligation of the Servicer to (i) provide investment banking services to the Borrower or (ii) have direct contact with, or actively solicit or find, outside investors to (x) invest in the Borrower or (y) make co-investments in securities of portfolio companies with the Borrower.

(c) Notwithstanding anything to the contrary contained herein, the exercise by the Administrative Agent, the Collateral Agent, each Lender and the Secured Parties of their rights hereunder shall not release the Servicer, the Transferor or the Borrower from any of their duties or responsibilities with respect to the Collateral Portfolio. The Secured Parties, the Administrative Agent, each Lender and the Collateral Agent shall not have any obligation or liability with respect to any Collateral Portfolio, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

(d) Any payment by an Obligor in respect of any indebtedness owed by it to the Transferor or the Borrower shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by the Administrative Agent, be applied as a collection of a payment by such Obligor (starting with the oldest such outstanding payment due) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other obligation of such Obligor.

Section 6.03 Authorization of the Servicer. (a) Each of the Borrower, the Administrative Agent and each Lender hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable in the determination of the Servicer and not inconsistent with the sale of the Collateral Portfolio by the Transferor to the Borrower under the Sale Agreement and, thereafter, the Pledge by the Borrower to the Collateral Agent on behalf of the Secured Parties hereunder, to collect all amounts due under any and all of the Collateral Portfolio, including, without limitation, endorsing any of their names on checks and other instruments representing Interest Collections and Principal Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Collateral Portfolio and, after the delinquency of any of the Collateral Portfolio and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Transferor could have done if it had continued to own such Collateral Portfolio. The Transferor, the Borrower and the Collateral Agent on behalf of the Secured Parties shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectability of the Collateral Portfolio. In no event shall the Servicer be entitled to make the Secured Parties, the Administrative Agent, the Collateral Agent or any Lender a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Administrative Agent’s consent.

(b) After the declaration of the Facility Maturity Date, at the direction of the Administrative Agent, the Servicer shall take such action as the Administrative Agent may deem necessary or advisable to enforce collection of the Collateral Portfolio; provided that, the Administrative Agent may, at any time after the occurrence of an Event of Default (which has not been waived), notify any Obligor with respect to any Collateral Portfolio of the assignment of such Collateral Portfolio to the Collateral Agent on behalf of the Secured Parties and direct that payments of all amounts due or to become due be made directly to the Administrative Agent or any servicer, collection agent or account designated by the Administrative Agent and, upon such notification and at the expense of the Borrower, the Administrative Agent may enforce collection of any such Collateral Portfolio, and adjust, settle or compromise the amount or payment thereof.

Section 6.04 Collection of Payments; Accounts.

(a) Collection Efforts, Modification of Collateral Portfolio. The Servicer will use commercially reasonable efforts to collect, or cause to be collected, all payments called for under the terms and provisions of the Loan Assets included in the Collateral Portfolio as and when the same become due, all in accordance with the Servicing Standard. The Servicer may not (i) waive, modify or otherwise vary any provision of an item of Collateral Portfolio in a manner that would impair the collectability of the Collateral Portfolio or in any manner contrary to the Servicing Standard or (ii) agree or permit the Borrower to agree to a Material Modification with respect to any Loan Asset in the Collateral Portfolio without the prior written consent of the Administrative Agent if an Event of Default has occurred (and has not been waived) or would result from such Material Modification.

(b) Acceleration. If consistent with the Servicing Standard, the Servicer shall accelerate or vote to accelerate, as applicable, the maturity of all or any Scheduled Payments and other amounts due under any Loan Asset promptly after such Loan Asset becomes defaulted.

(c) Taxes and other Amounts. The Servicer will use its best efforts to collect all payments with respect to amounts due for Taxes and insurance premiums relating to each Loan Asset to the extent required to be paid to the Borrower for such application under the applicable Loan Agreement and remit such amounts to the appropriate Governmental Authority or insurer as required by the Loan Agreements.

(d) Payments to Collection Account. On or before the applicable Cut-Off Date, the Servicer shall have instructed all Obligors to make all payments in respect of the Collateral Portfolio directly to the Collection Account; provided that the Servicer is not required to so instruct any Obligor which is solely a guarantor or other surety (or an Obligor that is not designated as the “lead borrower” or another such similar term) unless and until the Servicer calls on the related guaranty or secondary obligation.

(e) Controlled Accounts. Each of the parties hereto hereby agrees that (i) each Controlled Account is intended to be a “securities account” within the meaning of the UCC and (ii) except as otherwise expressly provided herein and in the Collection Account Agreement or Unfunded Exposure Account Agreement, as applicable, prior to the delivery of a Notice of Exclusive Control, the Account Bank has agreed to comply with the entitlement orders and instructions of the Borrower or the Servicer on its behalf with respect to each Financial Asset held in each Controlled Account which is a securities account; provided that after the delivery of a Notice of Exclusive Control, the Account Bank has agreed to comply exclusively with the entitlement orders and instructions of the Collateral Agent (acting at the direction of the Administrative Agent). Each of the parties hereto hereby agrees to cause the securities intermediary that holds any money or other property for the Borrower in a Controlled Account that is a securities account to agree with the parties hereto that (A) the cash and other property (subject to Section 6.04(f) below with respect to any property other than investment property, as defined in Section 9-102(a)(49) of the UCC) is to be treated as a Financial Asset and (B) regardless of any provision in any other agreement, for purposes of the UCC, with respect to the Controlled Accounts, New York shall be deemed to be the Account Bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). Each of the parties hereto hereby agrees (i) that the law of the State of New York is applicable to all issues specified in Article 2(1) of the Hague “Convention on the Law Applicable to Certain Rights in Respect of Securities held with an Intermediary (Concluded 5 July 2006)”, (ii) that each of the other account agreements, if any, governing any of the Controlled Accounts is hereby amended to include clause (i) above, and (iii) not to modify the law applicable to such issues hereunder, or (so long as this Agreement is in effect) under such other account agreements, without the prior written consent of each party hereto. Each party agrees that all Loan Assets received by the Account Bank shall be credited to the Custodial Account. All securities or other property underlying any Financial Assets credited to the Controlled Accounts in the form of securities or instruments shall be registered in the name of the Account Bank or if in the name of the Borrower or the Collateral Agent, Indorsed to the Account Bank, Indorsed in blank, or credited to another securities account maintained in the name of the Account Bank, and in no case will any Financial Asset credited to the Controlled Accounts be registered in the name of the Borrower, payable to the order of the Borrower or specially Indorsed to the Borrower, except to the extent the foregoing have been specially Indorsed to the Account Bank or Indorsed in blank.

(f) Loan Agreements. Notwithstanding any term hereof (or any term of the UCC that might otherwise be construed to be applicable to a “securities intermediary” as defined in the UCC) to the contrary, none of the Collateral Agent, the Account Bank, the Collateral Administrator, the Collateral Custodian nor any securities intermediary shall be under any duty or obligation in connection with the acquisition by the Borrower, or the Pledge by the Borrower to the Collateral Agent, of any Loan Asset in the nature of a loan or a participation in a loan to examine or evaluate the sufficiency of the documents or instruments delivered to it by or on behalf of the Borrower under the related Loan Agreements, or otherwise to examine the Loan Agreements, in order to determine or compel compliance with any applicable requirements of or restrictions on transfer (including without limitation any necessary consents). The Collateral Custodian shall hold any Instrument delivered to it evidencing any Loan Asset Pledged to the Collateral Agent hereunder as custodial agent for the Collateral Agent in accordance with the terms of this Agreement.

(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of an Interest Collection or a Principal Collection of a Loan Asset and such Interest Collection or Principal Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Interest Collection or Principal Collection and deposits an amount that is less than or more than the actual amount of such Interest Collection or Principal Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake and shall reimburse the Account Bank for any reasonable and documented out-of-pocket costs and expenses incurred by the Account Bank in connection therewith. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

Section 6.05 Realization Upon Loan Assets. The Servicer will use reasonable efforts consistent with the Servicing Standard to exercise available remedies relating to a Defaulted Loan Asset, which may include voting any rights with respect to such Defaulted Loan Asset to authorize or direct the administrative agent or collateral agent for such Loan Asset to foreclose upon or repossess, as applicable, or otherwise comparably convert the ownership of any Underlying Collateral relating to a Defaulted Loan Asset as to which no satisfactory arrangements can be made for collection of delinquent payments. In addition, the Servicer may, consistent with the Servicing Standard, sell or otherwise transfer, or if it deems advisable to maximize recoveries, hold any Defaulted Loan Asset, equity or other securities received by the Borrower in connection with a default, workout, restructuring or plan of reorganization or similar event under a Loan Asset. The Servicer will comply with the Servicing Standard and Applicable Law in realizing upon such Underlying Collateral, and employ practices and procedures including reasonable efforts consistent with the Servicing Standard to enforce all obligations of Obligors foreclosing upon, repossessing and causing the sale of such Underlying Collateral at public or private sale in circumstances other than those described in the preceding sentence. Without limiting the generality of the foregoing, unless the Administrative Agent has specifically given instruction to the contrary while an Event of Default is continuing, the Servicer may cause the sale of any such Underlying Collateral to the Servicer or its Affiliates for a purchase price equal to the then fair value thereof, any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Administrative Agent setting forth the Loan Asset, the Underlying Collateral, the sale price of the Underlying Collateral and certifying that such sale price is the fair value of such Underlying Collateral. In any case in which any such Underlying Collateral has suffered damage, the Servicer will not expend funds in connection with any repair or toward the foreclosure or repossession of such Underlying Collateral unless it reasonably determines that such repair and/or foreclosure or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Underlying Collateral relating to a Defaulted Loan Asset.

Section 6.06 Servicer Compensation. As compensation for its activities hereunder and reimbursement for its expenses, the Servicer shall be entitled to be paid the Senior Servicing Fee and the Subordinated Servicing Fee and reimbursed its reasonable out-of-pocket expenses as provided in Section 2.04.

Section 6.07 Payment of Certain Expenses. The Borrower will be required to pay all expenses incurred by the Servicer in connection with its activities under this Agreement, including fees and disbursements of its independent accountants, expenses incurred by the Servicer in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Servicer. The Borrower will be required to pay all reasonable fees and expenses owing to the Account Bank in connection with the maintenance of the Controlled Accounts. The Servicer may be reimbursed for any reasonable out-of-pocket expenses incurred hereunder (including out-of-pocket expenses paid by the Servicer on behalf of the Borrower), subject to the availability of funds pursuant to Section 2.04.

Section 6.08 Reports to the Administrative Agent; Account Statements; Servicer Information.

(a) Notice of Borrowing or Conversion; Borrowing Base Certificate. In accordance with Section 2.02 and Section 2.18, the Borrower (or the Servicer on its behalf) will provide a Notice of Borrowing, a Conversion Notice or a Notice of Reduction, as applicable, and a Borrowing Base Certificate, each updated as of such date, to the Administrative Agent and each Lender (with a copy to the Collateral Agent). On each date that the Assigned Value of an Eligible Loan Asset is changed, the Borrower (or the Servicer on its behalf) will deliver an adjusted Borrowing Base Certificate to the Administrative Agent and each Lender.

(b) Servicing Report. On each Reporting Date beginning in August 2024 and each Advance Date, the Servicer will provide to the Borrower, each Lender, the Administrative Agent, the Collateral Administrator, the Account Bank, the Collateral Custodian and the Collateral Agent a monthly statement including (i) a Borrowing Base Certificate calculated as of the most recent Determination Date, (ii) a Loan Tape prepared as of the most recent Determination Date and (iii) in the case of a Reporting Date with respect to a Payment Date, amounts to be remitted pursuant to Section 2.04 to the applicable parties (such monthly statement, a “Servicing Report”), with respect to related calendar month signed by a Responsible Officer of the Servicer and the Borrower and substantially in the form of Exhibit J.

(c) Servicer’s Certificate. Together with each Servicing Report, the Servicer shall submit to the Administrative Agent, each Lender and the Collateral Agent a certificate substantially in the form of Exhibit K (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Event of Default, Servicer Termination Event or Unmatured Event of Default has occurred (and has not been waived).

(d) Financial Statements. The Servicer will submit to the Administrative Agent, each Lender and the Collateral Agent, (i) within 90 days after the end of each of the first three fiscal quarters of each fiscal year of the Transferor (excluding the fiscal quarter ending on the date specified in clause (ii)), commencing with the fiscal quarter ending June, 2024, consolidated unaudited financial statements of the Transferor for the most recent fiscal quarter, and (ii) within 120 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2024, audited financial statements of the Transferor, audited by a firm of nationally recognized independent public accountants, as of the end of such fiscal year.

(e) Obligor Financial Statements; Valuation Reports; Other Reports. The Servicer will deliver to the Administrative Agent and the Collateral Agent, with respect to each Obligor, to the extent received by the Borrower and/or the Servicer pursuant to the Loan Agreement, the complete financial reporting package with respect to such Obligor and with respect to each Loan Asset for such Obligor provided to the Borrower and/or the Servicer quarterly by such Obligor, which delivery shall be made within 75 days after the end of such Obligor’s fiscal quarters (excluding the last fiscal quarter of such Obligor’s fiscal year) and within 150 days after the end of such Obligor’s fiscal year (or, such longer period as permitted under the applicable Loan Agreement). The Servicer will promptly deliver to the Administrative Agent, upon reasonable request and to the extent received by the Borrower and/or the Servicer, all other documents and information required to be delivered by the Obligors to the Borrower with respect to any Loan Asset included in the Collateral Portfolio.

(f) Amendments to Loan Assets. The Servicer will deliver to the Administrative Agent and the Collateral Agent (with a copy to the Collateral Administrator) (i) a copy of any material amendment, restatement, supplement, waiver or other material modification to the Loan Agreement of any Loan Asset (along with any internal documents to the extent prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification including credit approval memoranda) within 10 Business Days of the effectiveness of such amendment, restatement, supplement, waiver or other modification and (ii) a copy of any other amendment, restatement, supplement, waiver or other modification to the Loan Agreement of any Loan Asset (along with any internal documents to the extent prepared by the Servicer and provided to its investment committee in connection with such amendment, restatement, supplement, waiver or other modification including credit approval memoranda) within one year of the effectiveness of such amendment, restatement, supplement, waiver or other modification. Together with such delivery, the Servicer shall notify the Administrative Agent of the delivery of such document and shall make reasonable efforts to inform the Administrative Agent whether, to the actual knowledge of the Servicer, such event constitutes a Value Adjustment Event; provided that the failure by the Servicer to make such delivery shall not constitute a Servicer Termination Event, Unmatured Event of Default or Event of Default hereunder.

(g) Other Reporting Information. The Servicer will deliver to the Administrative Agent, the Lenders and the Collateral Agent, at least quarterly, commencing June, 2024, a report signed by a Responsible Officer of the Servicer certifying as to Unencumbered Liquidity, the BDC Asset Coverage Ratio and minimum shareholders’ equity of the Transferor and including any calculations made in respect thereof.

(h) Tax Returns. Upon request of the Administrative Agent, the Servicer shall deliver to the Administrative Agent, each Lender and the Collateral Agent copies of all federal, state, provincial, territorial and local tax returns and reports filed by the Borrower or the Transferor, or in which the Borrower was included on a consolidated or combined basis (excluding sales, use and similar Taxes) within 15 days after the earlier of (i) the date such federal, state, provincial, territorial or local tax returns were filed or (ii) the date such federal, state, provincial, territorial or local tax returns are required to be filed under Applicable Law (subject to any extensions to file properly obtained).

(i) “Know Your Customer” Information. Upon the reasonable request of any Lender, the Servicer shall provide to such Lender any documentation and other information reasonably requested by such Lender in connection with applicable “know your customer” and anti-money laundering and counter-terrorism financing laws, rules and regulations, including, without limitation, the USA PATRIOT Act.

(j) Website Access to Information. Notwithstanding anything to the contrary contained herein, information required to be delivered or submitted to any Secured Party pursuant to Section 5.03(h) and this Article VI shall be deemed to have been delivered on the date on which such information is posted on a website to which the Administrative Agent and Lenders have access or upon receipt of such information through e-mail or another delivery method acceptable to the Administrative Agent.

Section 6.09 Annual Statement as to Compliance. The Servicer will provide to the Administrative Agent, each Lender and the Collateral Agent within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2024, a fiscal report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the fiscal period ending on the last day of such fiscal year has been made under such Person’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred. Not later than 180 days prior to the end of each five-year anniversary of the Closing Date, the Borrower shall deliver an Officer’s Certificate, in form and substance acceptable to the Lenders and the Administrative Agent, providing (i) a certification, based upon a review and summary of UCC search results, that there is no other interest in the Collateral Portfolio perfected by filing of a UCC financing statement other than in favor of the Collateral Agent and (ii) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral Portfolio based on any tax or judgment lien.

Section 6.10 Annual Independent Public Accountant’s Servicing Reports. The Servicer will cause a firm of nationally recognized independent public accountants (who may also render other services to the Servicer) to furnish to the Administrative Agent, each Lender and the Collateral Agent within 120 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2024, a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (a copy of which procedures are attached hereto as Schedule II, it being understood that the Servicer and the Administrative Agent will provide an updated Schedule II reflecting any further amendments to such Schedule II prior to the issuance of the first such agreed-upon procedures report, a copy of which shall replace the then existing Schedule II) to certain documents and records relating to the Collateral Portfolio under any Transaction Document, compared the information contained in the Servicing Reports and Servicer’s Certificates, in each case, delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VI, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 6.11 The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon the Servicer’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer shall be based on advice of counsel (a copy of which shall be delivered to the Administrative Agent). No such resignation shall become effective until a Replacement Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 6.02.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a) (i) any failure by the Borrower to pay any principal, Yield or Fees when due and such failure continues for 3 Business Days (and, solely in the case such failure to pay is due to an operational or administrative error or omission by the Collateral Agent, the Account Bank or the Collateral Custodian (as certified by the Borrower), 4 Business Days) or (ii) the failure on the part of the Borrower and/or the Transferor to make any other payment or deposit, in each case, as required by the terms of any Transaction Document (other than Section 2.06), within 5 Business Days of the day such payment or deposit is required to be made (and, solely in the case such failure to pay is due to an operational or administrative error or omission by the Collateral Agent, the Account Bank or the Collateral Custodian (as certified by the Borrower), 6 Business Days); or

(b) the failure to pay, on the Facility Maturity Date, the outstanding principal of all Advances Outstanding, and all Yield and all Fees accrued and unpaid thereon together with all other Obligations, including, but not limited to, any Make-Whole Premium; or

(c) the Borrower shall become required to register as an “investment company” within the meaning of the 1940 Act; or

(d) any failure on the part of the Borrower and/or the Transferor duly to observe or perform in any material respect (or if such covenant or agreement is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such covenant shall be observed and performed in all respects as qualified) any other covenants or agreements of the Borrower and/or the Transferor set forth in this Agreement or the other Transaction Documents (other than those specifically addressed by a separate clause under this Section) to which the Borrower and/or the Transferor is a party and the same continues unremedied (it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset shall remedy the failure of any covenant, representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset) for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to a Responsible Officer of the Borrower or the Transferor by the Administrative Agent or Collateral Agent and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof; or

(e) (i) the Borrower and/or the Transferor fails to observe or perform any covenant, agreement or obligation with respect to the management and distribution of funds received with respect to the Collateral Portfolio and such failure continues for 3 Business Days (or if such failure is due to administrative error, 5 Business Days), (ii) the Transferor fails to comply with Section 5.05, (iii) the Borrower fails to comply with Section 5.01(gg) or Section 5.01(hh) or (iv) the Servicer fails to comply with Section 5.03(p) or Section 5.03(q); or

(f) any representation, warranty or certification made by the Borrower and/or the Transferor in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made in any material respect and continues to be unremedied (it being agreed that the sale of any Loan Asset that is not an Eligible Loan Asset shall remedy the failure of any representation, warranty or certification related to such Loan Asset being an Eligible Loan Asset) for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Borrower or the Transferor, as applicable, by the Administrative Agent or the Collateral Agent (which shall be given at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Borrower or the Servicer acquires knowledge thereof; or

(g) the occurrence of a Bankruptcy Event relating to the Transferor or the Borrower; or

(h) (i) the Borrower shall fail to qualify as a bankruptcy-remote entity based upon customary criteria such that reputable counsel could no longer render a substantive nonconsolidation opinion with respect to the Borrower and the Transferor; (ii) the failure of the Borrower to maintain at least one Independent Manager for more than 5 Business Days without giving prior written notice to the Administrative Agent, as required in the organizational documents of the Borrower or (iii) an Independent Manager of the Borrower which is not provided by a nationally recognized service reasonably acceptable to the Administrative Agent shall be appointed without the consent of the Administrative Agent; or

(i) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $500,000 against the Borrower (excluding amounts payable from insurance proceeds) and the Borrower shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Borrower shall have made payments of amounts in excess of $500,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(j) (1) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $5,000,000 against the Transferor (excluding amounts payable from insurance proceeds) and the Transferor shall not have either (i) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (2) the Transferor shall have made payments of amounts in excess of $5,000,000 in the settlement of any litigation, claim or dispute (excluding payments made from insurance proceeds); or

(k) (i) the Borrower shall enter into one or more agreements for borrowed money other than this Agreement without the consent of the Administrative Agent or (ii) the Borrower or the Transferor defaults in making any payment of Indebtedness required to be made under one or more agreements for borrowed money to which it is a party in an aggregate principal amount in excess of (x) with respect to the Borrower, $500,000 and (y) with respect to the Transferor, $5,000,000 and, in each case, any such default is not cured within the applicable cure period, if any, provided for under such agreement; or

(l) the occurrence of a Servicer Termination Event; or

(m) any Change of Control Event shall occur; or

(n) a Borrowing Base Deficiency exists and has not been remedied within the applicable cure period specified in Section 2.06(a); provided that, during the period of time that such event remains unremedied, any payments required to be made on a Payment Date shall be made under Section 2.04(c); or

(o) the Transferor fails to, after the Ramp-Up Period, maintain (i) a minimum of Unencumbered Liquidity equal to the greater of (x) $10,000,000 and (y) the outstanding principal balance of the largest Eligible Loan Asset owned by the Borrower or (ii) a minimum shareholders’ equity (calculated in accordance with GAAP) of at least $50,000,000; or

(p) (1) any Transaction Document, or any lien or security interest granted thereunder, shall (except in accordance with its terms, as permitted under this Agreement or with the prior written consent of the Administrative Agent), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor or the Servicer;

(2) the Borrower, the Transferor or the Servicer or any other party shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any sale, lien or security interest thereunder;

(3) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest (subject to Permitted Liens) except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document;

(4) the IRS shall file notice of a lien (other than a Permitted Lien) pursuant to Section 6323 of the Code with regard to any assets of the Borrower, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of the Borrower, unless such notice of a lien is curable and is remedied within ten (10) Business Days; or

(5) the Borrower ceases to have a valid, perfected ownership interest in all of the Collateral Portfolio; or

(q) the Borrower becomes a Benefit Plan Investor or becomes subject to Similar Law; or

(r) the Borrower and/or the Transferor makes any assignment or attempted assignment of its rights or obligations under this Agreement or any other Transaction Document without first obtaining the specific written consent of the Administrative Agent, which consent may be withheld by the Administrative Agent in the exercise of its sole and absolute discretion;

then the Administrative Agent or the Required Lenders may, by notice to the Borrower, declare the Facility Maturity Date to have occurred; provided, that, in the case of any event described in Section 7.01(g) above, the Commitments and the Reinvestment Period shall be deemed to have terminated automatically and the Facility Maturity Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, (i) the Borrower shall cease purchasing Loan Assets from the Transferor under the Sale Agreement or from any other third party and shall cease originating Loan Assets, (ii) the Administrative Agent or the Required Lenders may declare the Advances to be immediately due and payable in full (without presentment, demand, protest or notice of any kind all of which are hereby waived by the Borrower) and any other Obligations to be immediately due and payable, and (iii) all proceeds and distributions in respect of the Portfolio Assets shall be distributed by the Collateral Agent (at the direction of the Administrative Agent) as described in Section 2.04(c) (provided that the Borrower shall in any event remain liable to pay such Advances Outstanding and all such amounts and Obligations immediately). In addition, upon any such declaration or upon any such automatic occurrence, the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other Applicable Law, which rights shall be cumulative. Without limiting any obligation of the Servicer hereunder, the Borrower confirms and agrees that the Collateral Agent, on behalf of the Secured Parties and at the direction of the Administrative Agent (or any designee thereof, including, without limitation, the Servicer), following an Event of Default (that has not been waived), shall, at its option, have the sole right to enforce the Borrower’s rights and remedies under each Assigned Document, but without any obligation on the part of the Administrative Agent, the Lenders or any of their respective Affiliates to perform any of the obligations of the Borrower under any such Assigned Document. If any Event of Default shall have occurred (that has not been waived), the SOFR Yield Rate and Base Rate Yield Rate shall be increased as set forth in Section 2.08(a), effective as of the date of the occurrence of such Event of Default (that has not been waived), and shall apply after the occurrence of such Event of Default (that has not been waived).

Section 7.02 Additional Remedies of the Administrative Agent. (a) If, (i) upon the Administrative Agent’s or the Required Lenders’ declaration that the Advances Outstanding hereunder are immediately due and payable pursuant to Section 7.01 upon the occurrence of an Event of Default (that has not been waived), or (ii) on the Facility Maturity Date, the aggregate outstanding principal amount of the Advances Outstanding, all accrued and unpaid Fees and Yield and any other Obligations are not immediately paid in full, then the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent, in addition to all other rights specified hereunder, shall have the right, in its own name and as agent for the Lenders, to immediately sell (at the Borrower’s expense) in a commercially reasonable manner, in a recognized market (if one exists) at such price or prices as the Administrative Agent may reasonably deem satisfactory, any or all of the Collateral Portfolio and apply the proceeds thereof to the Obligations.

(b) The parties recognize that it may not be possible to sell all of the Collateral Portfolio on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for the assets constituting the Collateral Portfolio may not be liquid. Accordingly, the Administrative Agent may elect, in its sole discretion, the time and manner of liquidating any of the Collateral Portfolio, and nothing contained herein shall obligate the Administrative Agent to liquidate any of the Collateral Portfolio on the date the Administrative Agent or all of the Lenders declare the Advances Outstanding hereunder to be immediately due and payable pursuant to Section 7.01 or to liquidate all of the Collateral Portfolio in the same manner or on the same Business Day.

(c) If the Collateral Agent (acting as directed by the Administrative Agent) or the Administrative Agent proposes to sell the Collateral Portfolio or any part thereof in one or more parcels at a public or private sale, at the request of the Collateral Agent or the Administrative Agent, as applicable, the Borrower and the Servicer shall make available to (i) the Administrative Agent, on a timely basis, all information (including any information that the Borrower and the Servicer is required by law or contract to be kept confidential to the extent such information can be provided without violation of such laws or contracts) relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials requested by the Administrative Agent, and (ii) each prospective bidder, on a timely basis, all reasonable information relating to the Collateral Portfolio subject to sale, including, without limitation, copies of any disclosure documents, contracts, financial statements of the applicable Obligors, covenant certificates and any other materials reasonably requested by each such bidder; provided that with respect to this clause (ii), neither the Borrower nor the Servicer shall be required to disclose to each such bidder any information which is required by law or contract to keep confidential.

(d) Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any of the Collateral Portfolio may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral Portfolio or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral Portfolio marshaled upon any such sale, and agrees that the Collateral Agent, or the Administrative Agent on its behalf, or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral Portfolio as an entirety or in such parcels as the Collateral Agent (acting at the direction of the Administrative Agent) or such court may determine.

(e) Any amounts received from any sale or liquidation of the Collateral Portfolio pursuant to this Section 7.02 in excess of the Obligations will be applied by the Collateral Agent (as directed by the Administrative Agent) in accordance with the provisions of Section 2.04(c), or as a court of competent jurisdiction may otherwise direct.

(f) The Administrative Agent and the other Secured Parties shall have, in addition to all the rights and remedies provided herein and provided by applicable federal, state, foreign, and local laws (including, without limitation, the rights and remedies of a secured party under the UCC of any applicable state, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), all rights and remedies available to the Lenders at law, in equity or under any other agreement between any Lender and the Borrower.

(g) Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default.

(h) Each of the Borrower and the Servicer hereby irrevocably appoints each of the Collateral Agent and the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral Portfolio in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Collateral Agent or the Administrative Agent, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Collateral Agent or the Administrative Agent or all proper bills of sale, assignments, releases and other instruments as may be designated in any such request; provided that, for the avoidance of doubt, no right under any power of attorney furnished under this Section 7.02(h) may be exercised until after the occurrence of an Event of Default (that has not been waived).

(i) Notwithstanding anything to the contrary herein, following the occurrence of an Event of Default (that has not been waived) and prior to any sale of any portion of the Collateral Portfolio as set forth in this Article VII, the Borrower or its designee shall have the right to purchase all (but not less than all) of the Collateral Portfolio at a purchase price equal to the sum of the then-outstanding Obligations, as determined by the Administrative Agent in good faith. The Borrower or its designee may exercise such right by giving written notice to the Collateral Agent and the Administrative Agent of its election to exercise such right (the “Exercise Notice”) which shall be delivered not later than 5:00 p.m. New York City time on the Business Day after the Business Day on which the Borrower receives notice from the Administrative Agent of the occurrence of such Event of Default. The Administrative Agent must receive the purchase price no later than seven Business Days following delivery of the Exercise Notice or, if earlier, upon settlement of the loan transfers. The Administrative Agent shall not cause the sale of any portion of the Collateral Portfolio during the time that the Borrower or its designee is entitled to provide an Exercise Notice.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnities by the Borrower. (a) Without limiting any other rights which the Affected Parties, the Secured Parties, the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Administrator, the Collateral Custodian or any of their respective Affiliates may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Affected Parties, the Secured Parties, Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Administrator, the Collateral Custodian and each of their respective Affiliates, assigns, officers, directors, employees and agents (each, an “Indemnified Party” for purposes of this Article VIII) from and against any and all damages, losses, claims (whether involving the Indemnifying Party or a third party), liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”), awarded against or actually incurred by such Indemnified Party arising out of or as a result of this Agreement, any of the other Transaction Documents or in respect of any of the Collateral Portfolio, excluding, however, Indemnified Amounts to the extent that any Indemnified Amount is determined by a court of competent jurisdiction by final and non-appealable judgment to be resulting solely from (x) gross negligence, bad faith or willful misconduct on the part of such Indemnified Party or (y) (i) Loan Assets which are uncollectible due to the Obligor’s financial inability to pay (which for the avoidance of doubt shall not exclude the payment of reimbursements or indemnities owed to any party to this Agreement and payable in accordance with and subject to sufficiency of funds pursuant to the Priority of Payments) or (ii) in respect of Indemnified Parties other than the Collateral Agent, Collateral Custodian, Collateral Administrator and the Account Bank, Taxes other than Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim (which shall be solely covered by Section 2.11). Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from any of the following (to the extent not resulting from the conditions set forth in clauses (x) or (y) above):

(i) any Loan Asset treated as or represented by the Borrower to be an Eligible Loan Asset which is not at the applicable time an Eligible Loan Asset, or the purchase by any party or origination of any Loan Asset which violates Applicable Law;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer or any of their respective officers under or in connection with this Agreement or any Transaction Document, which shall have been false or incorrect in any respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Transaction Document or any agreement executed in connection therewith, or with any Applicable Law with respect to any item of Collateral Portfolio, or the nonconformity of any item of Collateral Portfolio with any such Applicable Law;

(iv) any litigation, proceedings or investigation against the Borrower;

(v) the failure to vest and maintain vested in the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or at any time thereafter;

(vi) on each Business Day prior to the Collection Date, a Borrowing Base Deficiency exists and has not been remedied in accordance with this Agreement;

(vii) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Law with respect to any Loan Assets included in the Collateral Portfolio or the other Portfolio Assets related thereto, whether at the time of any Advance or at any subsequent time;

(viii) any dispute, claim, offset or defense (other than the discharge in bankruptcy of an Obligor) to the payment of any Loan Asset included in the Collateral Portfolio (including, without limitation, a defense based on such Loan Asset (or the Loan Agreement evidencing such Loan Asset) not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim related to such Collateral Portfolio;

(ix) any failure of the Borrower or the Servicer to perform its duties or obligations (including under this Section) in accordance with the provisions of the Transaction Documents to which it is a party or any failure by the Servicer, the Borrower or any Affiliate thereof to perform its respective duties under any Collateral Portfolio;

(x) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Borrower or the Transferor to qualify to do business or file any notice or business activity report or any similar report;

(xi) any action taken by the Borrower or the Servicer in the enforcement or collection of the Collateral Portfolio which results in any claim, suit or action of any kind pertaining to the Collateral Portfolio or which reduces or impairs the rights of the Administrative Agent or any Lender with respect to any Loan Asset or the value of any such Loan Asset;

(xii) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Underlying Collateral or Collateral Portfolio;

(xiii) any claim, suit or action of any kind arising out of or in connection with Environmental Laws relating to the Borrower or the Collateral Portfolio, including any vicarious liability;

(xiv) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including, without limitation, sales, excise or personal property Taxes payable in connection with the Collateral Portfolio;

(xv) any repayment by the Administrative Agent, the Lenders or a Secured Party of any amount previously distributed in payment of Advances or payment of Yield or Fees or any other amount due hereunder, in each case which amount the Administrative Agent, the Lenders or a Secured Party believes in good faith is required to be repaid;

(xvi) the commingling by the Borrower or the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;

(xvii) any investigation, litigation or proceeding related to this Agreement or the other Transaction Documents, or the use of proceeds of Advances or the Collateral Portfolio, or the administration of the Loan Assets by the Borrower or the Servicer;

(xviii) any failure by the Borrower to give reasonably equivalent value to the Transferor (or other seller thereof) in consideration for the transfer to the Borrower of any item of the Collateral Portfolio or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xix) the use of the proceeds of any Advance in a manner other than as provided in this Agreement and the Transaction Documents; and/or

(xx) any failure of the Borrower, the Servicer or any of their respective agents or representatives to remit to the Collection Account, within two Business Days of receipt, payments and collections with respect to the Collateral Portfolio remitted to the Borrower, the Servicer or any such agent or representative.

(b) Any amounts subject to the indemnification provisions of this Section 8.01 shall be paid by the Borrower to the applicable Indemnified Party (or the Administrative Agent on behalf of the Collateral Agent and the Lenders) on the Payment Date immediately following the Indemnified Party’s written demand therefor (and, if applicable, the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts). The Administrative Agent, on behalf of any Indemnified Party making a request for indemnification under this Section 8.01, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of the Indemnified Amounts with respect to which such indemnification is requested, which certificate shall be conclusive absent demonstrable error.

(c) If for any reason the indemnification provided above in this Section 8.01 or Section 8.02 below is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless in respect of any losses, claims, damages or liabilities, then the Borrower or the Servicer, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower or the Servicer, as the case may be, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) If the Borrower has made any payments in respect of Indemnified Amounts to an Indemnified Party pursuant to this Section 8.01 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Borrower, without interest.

(e) The obligations of the Borrower under this Section 8.01 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Account Bank, the Collateral Administrator or the Collateral Custodian and the termination of this Agreement.

(f) Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) suffered by an Indemnified Party, even if the Borrower has been advised of the likelihood of such loss or damage and regardless of the form of action; provided that nothing contained in this sentence limits the Borrower’s indemnity obligations pursuant to Section 8.01(a) to the extent such special, indirect, punitive or consequential damages are included in any third party claim against such Indemnified Party in connection with which such Indemnified Party is entitled to indemnification hereunder.

Section 8.02 Indemnities by Servicer. (a) Without limiting any other rights which any Indemnified Party may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts, awarded against or incurred by any Indemnified Party as a consequence of any of the following, excluding, however, Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party claiming indemnification hereunder or Taxes other than Taxes that represent losses, claims, damages or damages arising from any non-Tax claim:

(i) the inclusion, in any computations made by it in connection with any Borrowing Base Certificate or other report prepared by it hereunder, of any Loan Assets as Eligible Loan Assets which were not Eligible Loan Assets as of the date of any such computation;

(ii) reliance on any representation or warranty made or deemed made by the Servicer or any of its officers under or in connection with this Agreement or any other Transaction Document, any Servicing Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any respect when made or deemed made or delivered;

(iii) the failure by the Servicer to comply with (A) any term, provision or covenant contained in this Agreement or any other Transaction Document, or any other agreement executed in connection with this Agreement, or (B) any Applicable Law applicable to it with respect to any Portfolio Assets;

(iv) any litigation, proceedings or investigation against the Servicer;

(v) any gross negligence or willful misconduct on the part of the Servicer;

(vi) any action or inaction by the Servicer that causes the Collateral Agent, for the benefit of the Secured Parties, not to have a first priority perfected security interest in the Collateral Portfolio, free and clear of any Lien other than Permitted Liens, whether existing at the time of the related Advance or any time thereafter;

(vii) the commingling by the Servicer of payments and collections required to be remitted to the Collection Account or the Unfunded Exposure Account with other funds;

(viii) any failure of the Servicer or any of its agents or representatives (including, without limitation, agents, representatives and employees of such Servicer acting pursuant to authority granted under Section 6.01 hereof) to remit to the Collection Account payments and collections with respect to Loan Assets remitted to the Servicer or any such agent or representative within two Business Days of receipt;

(ix) failure or delay in assisting a successor Servicer in assuming each and all of the Servicer’s obligations to service and administer the Collateral Portfolio, or failure or delay in complying with instructions from the Administrative Agent with respect thereto; and/or

(x) any of the events or facts giving rise to a breach of any of the Servicer’s representations, warranties, agreements and/or covenants set forth in Article IV, Article V or Article VI of this Agreement.

(b) Any Indemnified Amounts shall be paid by the Servicer to the applicable Indemnified Party (or to the Administrative Agent, for the benefit of the Collateral Agent or the Lenders), within five Business Days following receipt by the Servicer of the Indemnified Party’s written demand therefor (and, if applicable, the Administrative Agent shall pay such amounts to the applicable Indemnified Party promptly after the receipt by the Administrative Agent of such amounts).

(c) If the Servicer has made any indemnity payments to the Indemnified Party pursuant to this Section 8.02 and such Indemnified Party thereafter collects any of such amounts from others, such Indemnified Party will promptly repay such amounts collected to the Servicer, without interest.

(d) The Servicer shall have no liability for making indemnification hereunder to the extent any such indemnification constitutes recourse for uncollectible or uncollected Loan Assets.

(e) The obligations of the Servicer under this Section 8.02 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Administrator or the Collateral Custodian and the termination of this Agreement.

(f) Any indemnification pursuant to this Section 8.02 shall not be payable from the Collateral Portfolio.

(g) To the extent disclosure thereof is not restricted, each applicable Indemnified Party shall deliver to the Indemnifying Party under Section 8.01 or Section 8.02 copies of all notices and documents (including court papers) received by such Indemnified Party relating to the claim giving rise to the Indemnified Amounts within a reasonable time after such Indemnified Party’s receipt thereof.

(h) Notwithstanding anything to the contrary contained herein, in no event shall the Servicer be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action; provided that nothing contained in this sentence limits the Servicer’s indemnity obligations pursuant to Section 8.02(a) to the extent such special, indirect, punitive or consequential damages are included in any third party claim against such Indemnified Party in connection with which such Indemnified Party is entitled to indemnification hereunder.

Section 8.03 Legal Proceedings. In the event an Indemnified Party becomes involved in any third party action, claim, or legal, governmental or administrative proceeding (an “Action”) for which it seeks indemnification hereunder, the Indemnified Party shall promptly notify the other party or parties against whom it seeks indemnification (the “Indemnifying Party”) in writing of the nature and particulars of the Action; provided that its failure to do so shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure has a material adverse effect on the Indemnifying Party. Upon written notice to the Indemnified Party acknowledging in writing that the indemnification provided hereunder applies to the Indemnified Party in connection with the Action (subject to the exclusion in the first sentence of Section 8.01, the first sentence of Section 8.02 or Section 8.02(d), as applicable), the Indemnifying Party may assume the defense of the Action at its expense with counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall have the right to retain separate counsel in connection with the Action, and the Indemnifying Party shall not be liable (except in the case of the Account Bank, the Collateral Administrator or the Collateral Custodian) for the legal fees and expenses of the Indemnified Party after the Indemnifying Party has done so; provided that if the Indemnified Party determines in good faith that there may be a conflict between the positions of the Indemnified Party and the Indemnifying Party in connection with the Action, or that the Indemnifying Party is not conducting the defense of the Action in a manner reasonably protective of the interests of the Indemnified Party, the reasonable and documented out of pocket legal fees and expenses of the Indemnified Party shall be paid by the Indemnifying Party; provided, further, that the Indemnifying Party shall not, in connection with any one Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees or expenses of more than one separate firm of attorneys (and any required local counsel) for such Indemnified Party, which firm (and local counsel, if any) shall be designated in writing to the Indemnifying Party by the Indemnified Party. If the Indemnifying Party elects to assume the defense of the Action, it shall have full control over the conduct of such defense; provided that the Indemnifying Party and its counsel shall, as reasonably requested by the Indemnified Party or its counsel, consult with and keep them informed with respect to the conduct of such defense. The Indemnifying Party shall not settle an Action without the prior written approval of the Indemnified Party unless such settlement absolves the Indemnified Party of any alleged misconduct and provides for the full and unconditional release of the Indemnified Party from all liability in connection with the Action. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection with the defense of the Action.

Section 8.04 After-Tax Basis. Indemnification under Section 8.01 and 8.02 shall be in an amount necessary to make the Indemnified Party whole after taking into account any Tax consequences or benefits to the Indemnified Party of the receipt of the indemnity provided hereunder, including the effect of such Tax or refund on the amount of Tax measured by net income or profits that is or was payable by the Indemnified Party and all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party as a result of the event(s) giving rise to such indemnity payment for all affected taxable years and periods.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 The Administrative Agent.

(a) Appointment. Each Lender and each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Lender and each Secured Party. Each Lender and each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(c) Administrative Agent’s Reliance, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence, bad faith or willful misconduct. Each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence, bad faith or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Transferor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Transferor, or the Servicer or to inspect the property (including the books and records) of the Borrower, the Transferor, or the Servicer; (iv) shall not be responsible (other than on behalf of itself) for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the requisite Lenders; provided, that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a consent (either positive or negative) from such Person within ten Business Days of such Person’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(e) Notice of Event of Default, Unmatured Event of Default or Servicer Termination Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Unmatured Event of Default or Servicer Termination Event, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Unmatured Event of Default or Servicer Termination Event and stating that such notice is a “Notice of Event of Default,” “Notice of Unmatured Event of Default” or “Notice of Servicer Termination Event,” as applicable. The Administrative Agent shall (subject to Section 9.01(c)) take such action with respect to such Event of Default, Unmatured Event of Default or Servicer Termination Event as may be requested by the Required Lenders or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.

(f) Credit Decision with Respect to the Administrative Agent. Each Lender and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer, the Transferor or any of their respective Affiliates or review or approval of any of the Collateral Portfolio, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and each Secured Party acknowledges that it has, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer, the Transferor or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g) Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance with its Pro Rata Share of the aggregate Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct; provided, further, that no action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Article IX. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with its Pro Rata Share of the aggregate Commitments, promptly upon demand for any reasonable out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower or the Servicer.

(h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below, by giving at least five days’ written notice thereof to each Lender and the Borrower and may be removed at any time with cause by the Required Lenders with the consent of the Borrower so long as no Event of Default has occurred (that has not been waived) (without regard to the first proviso in the definition thereof). Upon any such resignation or removal, the Lenders acting jointly shall, with the consent of the Borrower so long as no Event of Default has occurred (that has not been waived), appoint a successor Administrative Agent. Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent, which shall be an Eligible Successor Agent (as defined below); provided that so long as no Event of Default has occurred (that has not been waived), the consent of the Borrower (not to be unreasonably withheld or delayed) shall be required for the appointment of any successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank (each, an “Eligible Successor Agent”). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their related Lender’s respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

(j) Erroneous Payments. (i) If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (ii)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.01(j) and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (i) shall be conclusive, absent manifest error.

(ii) Without limiting immediately preceding clause (i), each Lender, Secured Party or any Person who has received funds on behalf of a Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(A) it acknowledges and agrees that (I) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (II) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B) such Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.01(j)(ii).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.01(j)(ii) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.01(j)(i) or on whether or not an Erroneous Payment has been made.

(iii) Each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Secured Party under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (i).

(iv) (A) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (i), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such

Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (I) such Lender shall be deemed to have assigned its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption agreement (or, to the extent applicable, an agreement incorporating an assignment and assumption agreement by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (II) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (III) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (IV) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (V) the Administrative Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(B) Subject to Section 11.04, the Administrative Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(v) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower’s Obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 9.01(j) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(vi) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(vii) Each party’s obligations, agreements and waivers under this Section 9.01(j) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

(viii) The provisions of this Section 9.01(j) shall similarly apply to any erroneous payments made by the Account Bank, mutatis mutandis.

ARTICLE X

COLLATERAL AGENT

Section 10.01 Designation of Collateral Agent.

(a) Initial Collateral Agent. Each of the Lenders and the Administrative Agent hereby designate and appoint SMBC as the Collateral Agent to act as its agent for the purposes of perfection of a security interest in the Collateral Portfolio and hereby authorizes the Collateral Agent to take such actions on its behalf and on behalf of each of the Secured Parties and to exercise such powers and perform such duties as are expressly granted to the Collateral Agent by this Agreement. SMBC hereby accepts such agency appointment to act as Collateral Agent pursuant to the terms of this Agreement, until its resignation or removal as Collateral Agent pursuant to the terms hereof.

(b) Successor Collateral Agent. Upon the Collateral Agent’s receipt of a Collateral Agent Termination Notice from the Administrative Agent and the designation of a successor Collateral Agent pursuant to the provisions of Section 10.05, the Collateral Agent agrees that it will terminate its activities as Collateral Agent hereunder.

(c) Secured Party. The Administrative Agent and the Lenders hereby appoint SMBC, in its capacity as Collateral Agent hereunder, as their agent for the purposes of perfection of a security interest in the Collateral Portfolio. SMBC, in its capacity as Collateral Agent hereunder, hereby accepts such appointment and agrees to perform the duties set forth in this Agreement.

Section 10.02 Duties of Collateral Agent.

(a) Appointment. The Lenders and the Administrative Agent each hereby appoints SMBC to act as Collateral Agent, for the benefit of the Secured Parties. SMBC hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein.

(b) (i) The Administrative Agent, each Lender and each Secured Party further authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Collateral Agent (acting at the direction of the Administrative Agent) as its agent to execute and deliver all further instruments and documents, and take all further action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Collateral Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loan Assets now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 10.02(b) shall be deemed to relieve the Borrower of its obligations to protect the interest of the Collateral Agent (for the benefit of the Secured Parties) in the Collateral Portfolio, including to file financing and continuation statements in respect of the Collateral Portfolio in accordance with Section 5.01(t).

(ii) The Administrative Agent may direct the Collateral Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement (x) unless and until (and to the extent) expressly so directed by the Administrative Agent or (y) prior to the Facility Maturity Date (and upon such occurrence, the Collateral Agent shall act in accordance with the written instructions of the Administrative Agent pursuant to clause (x)). The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent.

(c) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, the Collateral Agent may request written instructions from the Administrative Agent as to the course of action desired by it. If the Collateral Agent does not receive such instructions within two Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such two Business Day period except to the extent it has already, in good faith, taken or committed itself to take, action inconsistent with such instructions. The Collateral Agent shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice.

(d) Concurrently herewith, the Administrative Agent directs the Collateral Agent and the Collateral Agent is authorized to enter into the Collection Account Agreement and Unfunded Exposure Account Agreement. For the avoidance of doubt, all of the Collateral Agent’s rights, protections and immunities provided herein shall apply to the Collateral Agent for any actions taken or omitted to be taken under the Collection Account Agreement and the Unfunded Exposure Account Agreement in such capacity.

Section 10.03 Merger or Consolidation. Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to the properties and assets of the Collateral Agent substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Agent hereunder, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

Section 10.04 Collateral Agent Compensation. As compensation for its Collateral Agent activities hereunder, the Collateral Agent shall be entitled to the Collateral Agent Expenses from the Borrower, payable to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Agent’s entitlement to receive the Collateral Agent Fees shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 10.05, (ii) its resignation pursuant to Section 10.07 or (iii) the termination of this Agreement.

Section 10.05 Collateral Agent Removal. The Collateral Agent may be removed, with or without cause, by the Administrative Agent by 30 days’ prior written notice given in writing to the Collateral Agent (the “Collateral Agent Termination Notice”); provided that, notwithstanding its receipt of a Collateral Agent Termination Notice, the Collateral Agent shall continue to act in such capacity until a successor Collateral Agent has been appointed and has agreed to act as Collateral Agent hereunder; provided that the Collateral Agent shall continue to receive compensation of its fees and expenses in accordance with Section 10.04 above while so serving as the Collateral Agent prior to a successor Collateral Agent being appointed unless it has been removed for cause.

Section 10.06 Limitation on Liability. (a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith or gross negligence.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Agent shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(g) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(h) Subject in all cases to the last sentence of Section 2.05, in case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian. Notwithstanding anything herein to the contrary, the Collateral Agent shall have no duty to perform any of the duties of the Collateral Custodian under this Agreement.

(j) In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Agent as contemplated by this Agreement.

Section 10.07 Collateral Agent Resignation. The Collateral Agent may resign at any time by giving not less than 90 days’ written notice thereof to the Administrative Agent and with the consent of the Administrative Agent, which consent shall not be unreasonably withheld. Upon receiving such notice of resignation, the Administrative Agent shall promptly appoint a successor collateral agent or collateral agents by written instrument, in duplicate, executed by the Administrative Agent, one copy of which shall be delivered to the Collateral Agent so resigning and one copy to the successor collateral agent or collateral agents, together with a copy to the Borrower, Servicer, the Account Bank, the Collateral Administrator and Collateral Custodian. If no successor collateral agent shall have been appointed and an instrument of acceptance by a successor Collateral Agent shall not have been delivered to the Collateral Agent within 45 days after the giving of such notice of resignation, the resigning Collateral Agent may petition any court of competent jurisdiction for the appointment of a successor Collateral Agent. Notwithstanding anything herein to the contrary, the Collateral Agent may not resign prior to a successor Collateral Agent being appointed.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Amendments and Waivers. (a) (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Servicer, the Required Lenders, the Administrative Agent and, solely if such amendment or modification would materially and adversely affect the rights and obligations of the Collateral Agent, the Collateral Administrator, the Account Bank or the Collateral Custodian, the written agreement of the Collateral Agent, the Collateral Administrator, the Account Bank or the Collateral Custodian, as applicable and (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that if there are two or more unaffiliated Lenders, any waiver of an Event of Default shall require the consent of at least two unaffiliated Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any amendment or modification executed without the consent of the Collateral Custodian, the Collateral Administrator or the Account Bank shall be provided to the Collateral Custodian, the Collateral Administrator and the Account Bank by the Borrower.

(b) Notwithstanding the provisions of Section 11.01(a), the written consent of all of the Lenders shall be required for any amendment, modification or waiver (i) reducing any Advances Outstanding, or the Yield thereon, (ii) reducing or postponing any Non-Usage Fees or other Fees due and payable pursuant to this Agreement, (iii) modifying the provisions of Section 2.04(a), Section 2.04(b) or Section 2.04(c), the definition of “Pro Rata Share” or otherwise modifying the pro rata sharing of payments, (iv) postponing any date for any payment of any Advance, or the Yield thereon, (v) modifying the provisions of this Section 11.01, (vi) extending the Stated Maturity Date or clause (i) of the definition of “Reinvestment Period”, (vii) amending the definition of “Adjusted Borrowing Value”, “Applicable Percentage”, “Assigned Value”, “Borrowing Base”, “Eligible Loan Asset”, “Excess Concentration Amount”, “Facility Maturity Date” or clause (iii) of the definition of “Reinvestment Period”, (viii) reducing the percentage specified in the definition of “Required Lenders” or any other provision (1) specifying the number of percentage of Lenders required to amend, waive or otherwise modify this Agreement or (2) specifying any rights of Lenders under this Agreement to make any determination or grant any consent pursuant to this Agreement, (ix) releasing all or substantially all of the Collateral Portfolio except as expressly permitted by this Agreement, (x) agreeing to the direct or indirect subordination of any Lien securing the Obligations or (xi) modifying Section 11.04(a) in any manner that adds additional restrictions to a Lender’s ability to assign or participate its rights and obligations under this Agreement or its Advances hereunder; provided that any amendment, modification or waiver to correct any inconsistency or cure any ambiguity or error in this Agreement (as reasonably determined by the Administrative Agent) may be entered into with the written consent of only the Borrower, the Servicer and the Administrative Agent.

(c) Notwithstanding anything herein to the contrary herein, the written consent of the affected Lender (and not the Required Lenders) shall be required for any amendment, modification or waiver increasing the Commitment of such Lender or the amount of Advances of such Lender.

(d) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 11.02 Notices, etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and faxed, e-mailed or delivered, to each party hereto, at the address set forth below:

(i)	to the Borrower:

AMG Comvest Senior Lending Fund LL1 SPV, LLC

360 S Rosemary Ave, Suite 1700,

West Palm Beach, FL 33401

Attention: Cecilio Rodriguez

Email: [***]

(ii)	to the Servicer:

AMG Comvest Senior Lending Fund

360 S Rosemary Ave, Suite 1700,

West Palm Beach, FL 33401

Attention: Cecilio Rodriguez

Email: [***]

(iii)	to the Transferor:

AMG Comvest Senior Lending Fund

360 S Rosemary Ave, Suite 1700,

West Palm Beach, FL 33401

Attention: Cecilio Rodriguez

Email: [***]

(iv)	to the Administrative Agent or the Collateral Agent:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Brett Bushinger

Email: [***]

(v)	to Sumitomo Mitsui Banking Corporation, as Lender:

Sumitomo Mitsui Banking Corporation

277 Park Avenue

New York, NY 10172

Attention: Brett Bushinger

Email: [***]

(vi)	to Western Alliance Trust Company, N.A., as Collateral Custodian, Account Bank and Collateral Administrator:

For notices

Western Alliance Trust Company, N.A.

One East Washington Street, Ste 1400

Phoenix, AZ 85004

Attention: Corporate Trust – AMG Comvest Senior Lending Fund LL1 SPV, LLC

Email: [***]

With copies to (which shall not constitute notice):

Western Alliance Trust Company, N.A.

800 Town & Country – Ste. 400

Houston, TX 77024

Attn: Corporate Trust – AMG Comvest Senior Lending Fund LL1 SPV, LLC

Western Alliance Trust Company, N.A.

1 E. Washington Street, Ste 1400

Phoenix, AZ 85004

Attention: General Counsel

For purposes of holding Required Loan Documents, certificated securities and other documents in physical form and purposes of holding Instruments in physical form and any certificated security, all physical securities, all physical documents must be sent by trackable courier services (e.g., UPS or Federal Express):

Western Alliance Trust Company

3601 Minnesota Drive, Suite 800

Edina, MN 55435

Attn: Corporate Trust – AMG Comvest Senior Lending Fund LL1 SPV, LLC

or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications (including by e-mail) shall be effective when sent.

Section 11.03 No Waiver; Remedies. No failure on the part of the Administrative Agent, the Collateral Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 11.04 Binding Effect; Assignability; Multiple Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Servicer, the Administrative Agent, each Lender, the Collateral Agent, the Collateral Administrator, the Account Bank, the Collateral Custodian and their respective successors and permitted assigns. With the prior written consent of the Borrower and the Administrative Agent (which consents shall not be unreasonably withheld or delayed), each Lender and their respective successors and assigns may assign (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part and/or (ii) any Advance (or portion thereof) to any Person (other than a natural person); provided that, (x) a Lender may assign its rights and obligations hereunder to an Affiliate without the prior consent of the Borrower or the Administrative Agent, (y) after an Event of Default has occurred (that has not been waived), a Lender may assign its rights and obligations hereunder to any Person (other than a natural person) without the prior consent of the Borrower and (z) any assignee must represent and warrant that it is a Qualified Lender, and shall execute and deliver to the Servicer, the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit M hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. The parties to any such assignment shall execute and deliver to the related Lender for its acceptance and recording in its books and records, such agreement or document as may be satisfactory to such parties and the applicable Lender. None of the Borrower, the Transferor or the Servicer may assign, or permit any Lien to exist upon, any of its rights or obligations hereunder or under any Transaction Document or any interest herein or in any Transaction Document without the prior written consent of each Lender and the Administrative Agent, other than any assignment effected in connection with a transaction that meets the requirements of Section 5.04(a).

(b) Notwithstanding any other provision of this Section 11.04, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of principal and interest) under this Agreement, including to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c) Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d) Any Lender may, at any time sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) such Person shall have represented and agreed in writing (a copy of which writing shall be furnished to the Borrower, that (A) it is a Qualified Lender at the time of such sale, (B) it will be bound by the restrictions on transfer contained in this Section 11.04(d), and (C) such representations and agreements shall run to the benefit of and be enforceable by the Borrower; and (v) unless the grantee of such participation is an Affiliate of such Lender, the Borrower shall have consented to such sale of a participation (which consent shall not be unreasonably withheld or delayed). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) of each participant’s interest in the Advances or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b)(1) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 (subject to the requirements and limitations therein, including the requirements under Section 2.11(d)-(f) (it being understood that the documentation required under Section 2.11(d)-(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.10 or 2.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Appicable Law that occurs after the Participant acquired the applicable participation.

Section 11.05 Term of This Agreement. This Agreement, including, without limitation, the Borrower’s representations and covenants set forth in Articles IV and V and the Servicer’s representations, covenants and duties set forth in Articles IV, V and VI, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower or the Servicer pursuant to Articles III and IV and the indemnification and payment provisions of Article VIII and IX and the provisions of Section 2.10, Section 2.11, Section 11.07, Section 11.08 and Section 11.09 shall be continuing and shall survive any termination of this Agreement.

Section 11.06 Governing Law; Jury Waiver. THIS AGREEMENT SHALL, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

Section 11.07 Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted to the Indemnified Parties under Section 8.01 and Section 8.02 hereof, the Borrower agrees to pay on the Payment Date pertaining to the Remittance Period in which such cost is incurred, all out-of-pocket costs and expenses of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Administrator and the Collateral Custodian incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including, without limitation, the reasonable and documented fees and out-of-pocket expenses of counsel for the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Administrator and the Collateral Custodian with respect thereto and with respect to advising the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Administrator and the Collateral Custodian as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Administrator or the Collateral Custodian in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay on the Payment Date pertaining to the Remittance Period in which such cost is incurred Other Taxes payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lenders in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Borrower shall pay on demand all other reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, the Lenders, the Collateral Agent, the Collateral Custodian, the Collateral Administrator and the Account Bank incurred in connection with periodic audits of the Borrower’s, the Transferor’s or the Servicer’s books and records conducted in accordance with the terms of this Agreement (provided that the Borrower shall not be liable for the costs and expenses of more than one such audit in any calendar year unless an Event of Default has occurred hereunder (that has not been waived), in which event the number of audits for which the Borrower shall be liable for the costs and expenses shall not be limited).

(d) The obligations of the Borrower under this Section 11.07 shall survive the resignation or removal of the Administrative Agent, the Lenders, the Collateral Agent, the Account Bank, the Collateral Administrator or the Collateral Custodian and the termination of this Agreement.

Section 11.08 No Proceedings. Each of the parties hereto (other than the Administrative Agent with the consent of the Required Lenders) agrees that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of Bankruptcy Event so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect plus one day) since the Collection Date.

Section 11.09 Recourse Against Certain Parties. (a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any administrator of any such Person or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 11.09 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, affiliate, officer, employee or director of any such Person, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of any such Person and each incorporator, stockholder, affiliate, officer, employee or director of any such Person or of any such administrator, or any of them, for breaches by the Administrative Agent or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower, the Transferor or the Servicer or any other Person against the Administrative Agent or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower, the Transferor and the Servicer each hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Loan Assets is intended to be assumed by the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) Notwithstanding any contrary provision set forth herein, no claim may be made against the Borrower, the Transferor or the Servicer or any of their respective Affiliates or their respective directors, officers, employees, attorneys or agents by the Administrative Agent, the Collateral Agent, any Lender or any other Secured Party or any other Person for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; provided that nothing contained in this sentence limits the Borrower’s, the Transferor’s or the Servicer’s indemnity obligations under the Transaction Documents to the extent such special, indirect, punitive or consequential damages are included in any third party claim against the Administrative Agent, the Collateral Agent, any Lender or any other Secured Party or any other Person in connection with which such Person is entitled to indemnification hereunder.

(e) The provisions of this Section 11.09 shall survive the termination of this Agreement.

Section 11.10 Execution in Counterparts; Severability; Integration. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement, the other Transaction Documents and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 11.11 Consent to Jurisdiction; Service of Process. (a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Borrower and the Servicer agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower or the Servicer, as applicable, at its address specified in Section 11.02 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 11.11 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

Section 11.12 Regarding the Account Bank. In entering into this Agreement and performing its obligations thereunder, the Account Bank shall be entitled to all of the rights, privileges, protections and immunities set forth for it in the Collection Account Agreement.

Section 11.13 Confidentiality. (a) Each of the Administrative Agent, the Lenders, the Servicer, the Collateral Agent, the Borrower, the Account Bank, the Collateral Administrator, the Transferor and the Collateral Custodian shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the Borrower and the Servicer hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, administrators, auditors, attorneys or other agents, including any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loan Assets contemplated herein and the agents of such Persons, and in the case of the Transferor, the members of the Transferor (“Excepted Persons”); provided that each Excepted

Person will be informed of the confidential nature of such information and instructed to keep such information confidential, (ii) disclose the existence of this Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law and (iv) disclose this Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 11.13(a) include, without limitation, all fees and other pricing terms, and all Events of Default, Servicer Termination Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Borrower and the Servicer each hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders, the Account Bank, the Collateral Administrator the Collateral Agent or the Collateral Custodian by each other or (ii) by the Administrative Agent, the Lenders, the Account Bank, the Collateral Administrator, the Collateral Agent and the Collateral Custodian to any prospective or actual assignee or participant who would be permitted to be an assignee or participant hereunder of any of them or any actual or prospective party (or its representatives) to any swap, derivative, credit insurance or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided such Person agrees to hold such information confidential. In addition, the Lenders, the Administrative Agent, the Collateral Agent, the Account Bank, the Collateral Administrator and the Collateral Custodian may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (a) if required to do so by any applicable statute, law, rule or regulation, (b) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspect of the Borrower’s, the Servicer’s, the Transferor’s, the Lenders’, the Administrative Agent’s, the Collateral Agent’s, the Account Bank’s, the Collateral Administrator’s or the Collateral Custodian’s business or that of their affiliates, (c) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Borrower, the Servicer, the Transferor, the Administrative Agent, any Lender, the Collateral Agent, the Collateral Custodian, the Collateral Administrator or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (d) in any preliminary or final offering circular, registration statement or contract or other document approved in writing in advance by the Borrower, the Servicer or the Transferor or (e) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Borrower, the Servicer, the Transferor, the Collateral Agent, the Account Bank, the Collateral Administrator or the Collateral Custodian; provided that the disclosing party advises such recipient of the confidential nature of the information being disclosed and instructs it to keep such information confidential; or (iii) any other disclosure authorized by the Borrower, Servicer or the Transferor.

(d) For the avoidance of doubt, subject to the prior written consent of the Borrower, the Servicer and the Transferor, the Administrative Agent shall have the right to disclose the existence of this Agreement in “tombstones” and other advertisements permitted by the United States Securities and Exchange Commission.

Section 11.14 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulations Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 11.14 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 11.15 Waiver of Set Off. Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders or their respective assets.

Section 11.16 Headings and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 11.17 Ratable Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it (other than Breakage Fees or pursuant to Section 2.10 or Section 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the outstanding Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

Section 11.18 Failure of Borrower or Servicer to Perform Certain Obligations. If the Borrower or the Servicer, as applicable, fails to perform any of its agreements or obligations under Section 5.01(t), Section 5.02(p) or Section 5.03(e), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower upon the Administrative Agent’s demand therefor.

Section 11.19 Power of Attorney. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (i) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral Portfolio and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral Portfolio as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral Portfolio. This appointment is coupled with an interest and is irrevocable.

Section 11.20 Delivery of Termination Statements, Releases, etc. Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Collateral Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents necessary or appropriate to evidence the termination of the Pledge and other Liens securing the Obligations, all at the expense of the Borrower.

Section 11.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. (a) Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

a. a reduction in full or in part or cancellation of any such liability;

b. a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

c. the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.22 Acknowledgement Regarding Any Supported QFCs. To the extent that the Transaction Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Transaction Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Transaction Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Transaction Documents were governed by the laws of the United States or a state of the United States.

(b) As used in this Section 11.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b)

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XII

COLLATERAL CUSTODIAN

Section 12.01 Designation of Collateral Custodian.

(a) Initial Collateral Custodian. The role of Collateral Custodian with respect to the Required Loan Documents shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 12.01. Each of the Borrower, the Lenders and the Administrative Agent hereby designate and appoint the Collateral Custodian to act as its agent and hereby authorizes the Collateral Custodian to take such actions on its behalf and to exercise such powers and perform such duties as are expressly granted to the Collateral Custodian by this Agreement. The Collateral Custodian hereby accepts such agency appointment to act as Collateral Custodian pursuant to the terms of this Agreement, until its resignation or removal as Collateral Custodian pursuant to the terms hereof.

(b) Successor Collateral Custodian. Upon the Collateral Custodian’s receipt of a Collateral Custodian Termination Notice from the Administrative Agent of the designation of a successor Collateral Custodian pursuant to the provisions of Section 12.05, the Collateral Custodian agrees that it will terminate its activities as Collateral Custodian hereunder.

Section 12.02 Duties of Collateral Custodian.

(a) Appointment. The Borrower, the Lenders and the Administrative Agent each hereby appoints Western Alliance Trust Company, N.A. to act as Collateral Custodian, for the benefit of the Secured Parties. Western Alliance Trust Company, N.A. hereby accepts such appointment, agrees to perform the duties and obligations with respect thereto set forth herein, and agrees to keep safely all assets delivered to and actually received by the Collateral Custodian in accordance with the provisions of this Agreement and applicable statutes, laws, rules and regulations applicable to Western Alliance Trust Company, N.A.

(b) Duties. From the Closing Date until its resignation pursuant to Section 12.07, its removal pursuant to Section 12.05, or the payment in full of all Obligations and the termination of all Commitments hereunder, the Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(i) The Collateral Custodian shall take and retain custody of the items in clause (a) of the definition of Required Loan Documents in original form and the Collateral Custodian shall take an retain custody of electronic copies of the items in the definition of Required Loan Documents, (including any copies of original items described in clause (a) of such definition) and the Loan Asset Checklist, in each case delivered by the Borrower pursuant to Section 3.02(a) and Section 3.04(b) hereof in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties. Within five Business Days of its receipt of any Required Loan Documents, (including, in the case of any items in clause (a) of the definition thereof, electronic copies of such items), the related Loan Tape and an electronic copy of the Loan Asset Checklist, the Collateral Custodian shall review the items in the definition of Required Loan Documents to confirm that, on their face, each item listed in the Loan Asset Checklist required to be delivered to the Collateral Custodian pursuant to this Agreement has been provided to the Collateral Custodian (the “Review Criteria”). In order to facilitate the foregoing review by the Collateral Custodian, in connection with each delivery of applicable Required Loan Documents hereunder to the Collateral Custodian, the Servicer shall provide to the Collateral Custodian an electronic copy (in EXCEL or a comparable format acceptable to the Collateral Custodian) of the related Loan Asset Checklist which contains the Loan Asset information with respect to the applicable Required Loan Documents being delivered, identification number and the name of the Obligor with respect to such Loan Asset. Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Required Loan Documents shall be limited to reviewing such Required Loan Documents based on the information provided on the Loan Asset Checklist and the Collateral Custodian shall be under no duty or obligation to inspect, review or examine any such documents, instruments or certificates to independently determine that they are genuine, enforceable, duly authorized or appropriate for the represented purpose, any assignment or endorsement is in proper form, or any document is other than what it purports to be on its face. If, at the conclusion of such review, the Collateral Custodian shall determine that the Review Criteria is not satisfied, the Collateral Custodian shall within three Business Days notify the Servicer of such determination and provide the Servicer (which may be via email) with a list of the non-complying Loan Assets and the applicable Review Criteria that they fail to satisfy. The Servicer shall have five Business Days after notice or knowledge thereof to correct any non-compliance with any Review Criteria. To the extent such non-compliance has not been cured within such time period, such Loan Asset shall be deemed to be a Warranty Loan Asset and shall no longer be included in the calculation of any Borrowing Base hereunder until such deficiency is cured. In addition, if requested in writing (in the form of Exhibit L) by the Servicer and approved by the Administrative Agent within 10 Business Days of the Collateral Custodian’s notification to the Servicer of its review of the Review Criteria, the Collateral Custodian shall return any Loan Asset which fails to satisfy a Review Criteria to the Borrower. Other than the foregoing, the Collateral Custodian and Collateral Administrator shall not have any responsibility for reviewing any Required Loan Documents.

(ii) In taking and retaining custody of the Required Loan Documents, the Collateral Custodian and the Collateral Administrator, as applicable, shall be deemed to be acting as the agent of the Secured Parties; provided that neither the Collateral Custodian nor the Collateral Administrator makes any representations as to, and shall be responsible for, the existence, perfection or priority of any Lien on the Required Loan Documents or the instruments therein; and provided, further, that, the Collateral Custodian’s and the Collateral Administrator’s respective duties shall be limited to those expressly contemplated herein and no implied obligations or responsibilities shall be read into this Agreement against or on the part of the Collateral Custodian or the Collateral Administrator, as applicable.

(iii) All original promissory notes actually delivered to the Collateral Custodian shall be kept at the location of the Collateral Custodian specified in Section 11.02 or at such other office as shall be specified to the Administrative Agent and the Servicer by the Collateral Custodian in a written notice delivered at least 30 days prior to such change. All such documents delivered to the Collateral Custodian must be sent by trackable courier service (e.g., UPS or Federal Express) All Required Loan Documents shall be placed together with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. The Collateral Custodian shall segregate the Required Loan Documents on its inventory system and will not commingle the physical Required Loan Documents with any other files of the Collateral Custodian other than those, if any, relating to the Transferor and its Affiliates and subsidiaries.

(iv) (x) On the Reporting Date of each month and (y) upon demand of the Administrative Agent (provided that prior to the occurrence of an Event of Default (that has not been waived), the Administrative Agent shall not make such demand more than four times per calendar year), the Collateral Custodian and the Collateral Administrator shall identify each Loan Asset for which it holds any Required Loan Documents and the Collateral Administrator shall identify any applicable Review Criteria that any Loan Asset fails to satisfy, in accordance with Article XII.

(v) Notwithstanding any provision to the contrary elsewhere in the Transaction Documents, neither the Collateral Custodian nor the Collateral Administrator shall have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibilities shall be read into this Agreement, the other Transaction Documents or otherwise exist against the Collateral Custodian or the Collateral Administrator. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that neither the Collateral Custodian nor the Collateral Administrator shall be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(vi) The Collateral Custodian and the Collateral Administrator agree to cooperate with the Administrative Agent and the Collateral Agent and deliver any Required Loan Documents held by it to the Collateral Agent or Administrative Agent (pursuant to a written request in the form of Exhibit L), as applicable, as requested in order to allow the Administrative Agent or the Collateral Agent to take any action that the Administrative Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including any rights arising with respect to Article VII. In the event the Collateral Custodian receives instructions from the Collateral Agent, the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent, the Collateral Custodian shall rely on and follow the instructions given by the Administrative Agent.

(vii) The Administrative Agent may direct the Collateral Custodian and the Collateral Administrator to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Collateral Custodian or the Collateral Administrator, as applicable, hereunder, neither the Collateral Custodian nor the Collateral Administrator shall be required to take any such incidental action, hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that neither the Collateral Custodian nor the Collateral Administrator shall be required to take any action hereunder at the request of the Administrative Agent, any Secured Party or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, or the Collateral Administrator, as applicable (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose such party to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian or the Collateral Administrator, as applicable, requests the consent of the Administrative Agent and the Collateral Custodian or the Collateral Administrator, as applicable does not receive a consent (either positive or negative) from the Administrative Agent within 10 Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(viii) Neither the Collateral Custodian nor the Collateral Administrator shall be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Collateral Administrator, as applicable, or the Administrative Agent. Neither the Collateral Custodian nor the Collateral Administrator shall be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless written notice thereof is received by it.

(ix) The Borrower acknowledges that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Collateral Custodian in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Custodian. The Borrower hereby agrees that it shall provide the Collateral Custodian with such information as it may reasonably request for such purposes including, but not limited to, its name, physical address, tax identification number and other information that will help the Collateral Custodian to identify and verify its identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

(x) In connection with each Payment Date, the Collateral Administrator shall calculate, using the information contained in the Collateral Database and any other information normally maintained by the Collateral Custodian, and subject to the Collateral Administrator’s receipt from the Servicer of the information required to be provided to the Collateral Administrator, each item required to be included the Servicing Report pursuant to Section 6.08(b)(iii) and shall prepare and arrange for the delivery of such information to be included in the Servicing Report and shall deliver a draft of such information (in a format mutually agreed upon between the Servicer and the Collateral Administrator) not later than the day that is four (4) Business Days prior to the applicable Payment Date to the Borrower and the Servicer (and, following the delivery of a Notice of Exclusive Control, the Collateral Agent and the Servicer) for the Servicer’s (or Collateral Agent’s, as applicable)

review. The parties acknowledge and agree that the Servicer shall provide, and the Collateral Administrator shall have no duty or responsibility to determine, the underlying information (or perform the underlying calculations) provided to it. The parties further acknowledge that the Collateral Administrator shall not be responsible for determining the Interest with respect to any Advance, which shall be solely provided by the Administrative Agent.

Section 12.03 Merger or Consolidation. Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to the corporate trust business of the Collateral Custodian substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Collateral Custodian hereunder, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

Section 12.04 Collateral Custodian and Account Bank Compensation. As compensation for its Collateral Custodian and the Account Bank activities hereunder and under the other Transaction Documents, the Collateral Custodian and the Account Bank shall be entitled to their respective portions of the Collateral Administrator, Collateral Custodian and Account Bank Fees from the Borrower as set forth in the Collateral Administrator, Collateral Custodian and Account Bank Fee Letter, payable pursuant to the extent of funds available therefor pursuant to the provisions of Section 2.04. The Collateral Custodian’s and the Account Bank’s entitlement to receive its portion of the Collateral Administrator, Collateral Custodian and Account Bank Fees shall cease on the earlier to occur of: (i) its removal as Collateral Custodian or Account Bank, as applicable, (ii) its resignation as Collateral Custodian or Account Bank, as applicable or (iii) the termination of, as applicable, this Agreement or the Controlled Account Agreement and Unfunded Exposure Account Agreement.

Section 12.05 Collateral Custodian Removal. The Collateral Custodian may be removed, with or without cause, by mutual agreement of the Borrower and the Administrative Agent by 30 days’ prior written notice given in writing to the Collateral Custodian (the “Collateral Custodian Termination Notice”); provided that, notwithstanding its receipt of a Collateral Custodian Termination Notice, the Collateral Custodian shall continue to act in such capacity until a successor Collateral Custodian has been appointed and has agreed to act as Collateral Custodian hereunder. In the event no successor Collateral Custodian shall have been appointed within 90 days after the giving of the Collateral Custodian Termination Notice, the Collateral Custodian may petition any court of competent jurisdiction to appoint a successor Collateral Custodian.

Section 12.06 Limitation on Liability. (a) In performing its duties under this Agreement, Western Alliance Trust Company, N.A. will exercise the standard of reasonable care, prudence and diligence that a professional custodian would observe in these affairs taking into account the applicable law, prevailing rules, practices, procedures and circumstances in the relevant market (the “Standard of Care”).

(b) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any notice, instructions, statement, consent, certificate, instrument, opinion, notice, letter, telegram, electronic communication or other document delivered or sent to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties, provided that the Collateral Custodian’s liability is not caused by the Collateral Custodian’s gross negligence, willful misconduct, bad faith, reckless disregard in the performance of its obligations under this Agreement, or failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Administrative Agent, the Collateral Agent, the Servicer or the Borrower, as applicable.

(c) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(d) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, bad faith, actual fraud or grossly negligent performance or omission of its duties.

(e) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral Portfolio, and will not be required to and will not make any representations as to the validity or value (except as expressly set forth in this Agreement) of any of the Collateral Portfolio. The Collateral Custodian shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(f) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian. Any permissive right of the Collateral Custodian to take any action hereunder shall not be construed as a duty.

(g) No provision of this Agreement shall require the Collateral Custodian to expend or risk its own funds, or to take any action (or forbear from action) hereunder which might in its judgment involve any expense or any financial or other liability unless it shall be furnished with acceptable indemnification. Nothing herein shall obligate the Collateral Custodian to commence, prosecute or defend legal proceedings in any instance, whether on behalf of the Borrower or on its own behalf or otherwise, with respect to any matter arising hereunder, or relating to this Agreement or the services contemplated hereby.

(h) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral Portfolio.

(i) In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, request instructions from the Servicer and may, after the occurrence of an Event of Default (that has not been waived) or the Facility Maturity Date, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Servicer or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent, the Servicer, the Borrower or any other party entitled to instruct it. In no event shall the Collateral Custodian be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The Collateral Custodian shall not be bound to make any independent investigation into the facts or matters stated in any notice, instruction, statement, certificate, request, waiver, consent, opinion, report, receipt or other paper or document; provided that if the form thereof is specifically prescribed in any way by the terms of this Agreement, the Collateral Custodian shall examine the same to determine whether it substantially conforms on its face to such requirements hereof. It is expressly acknowledged by the Borrower, the Servicer, the Lenders and the Administrative Agent that performance by the Collateral Custodian of its various duties hereunder (including recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notices provided to it by the Servicer (and/or the Borrower) and/or any related bank agent, obligor or similar party with respect to the Collateral Portfolio, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Custodian to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral Portfolio is in default or in compliance with the underlying documents governing or securing such item of Collateral Portfolio, from time to time. The Collateral Custodian shall have no liability for any failure, inability or unwillingness on the part of the Servicer, the Borrower or the Administrative Agent to provide accurate and complete information on a timely basis to the Collateral Custodian or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Custodian’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k) In acting hereunder and under any other Transaction Document, the Account Bank shall be entitled to the same protections, rights, immunities and indemnities as are afforded the Collateral Custodian; provided that such protections, rights, immunities and indemnities shall be in addition to, and not in limitation of, any protections, rights, immunities and indemnities provided in any other Transaction Document. In respect of its duties and obligations pursuant to this Article XII, the Collateral Administrator shall be entitled to the same protections, rights, immunities and indemnities as are afforded the Collateral Custodian.

(l) In no event shall the Collateral Custodian be responsible or liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations), natural disaster, civil unrest, accidents, labor disputes, disease, epidemic or pandemic, quarantine, national emergency, loss or malfunction of utilities or computer software or hardware, communications system failure, malware or ransomware, unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or unavailability of any securities clearing system or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.

(m) The Collateral Custodian shall have no responsibility and shall have no liability for (i) preparing, recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection of any security interest granted to it hereunder or otherwise or (iv) the validity or perfection of any such lien or security interest.

(n) The Collateral Custodian (in each of its capacities) shall be entitled to accept and act upon instructions or directions pursuant to this Agreement and other Transaction Documents sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that each party providing such instructions or directions shall provide to the Collateral Custodian an incumbency certificate listing persons designated to provide such instructions or directions, which incumbency certificate shall be amended whenever a person is added or deleted from the listing. If such party elects to give the Collateral Custodian email or facsimile instructions (or instructions by a similar electronic method) and the Collateral Custodian in its discretion elects to act upon such instructions, the Collateral Custodian’s reasonable understanding of such instructions shall be deemed to be controlling. The Collateral Custodian shall not be liable for any losses, costs or expenses arising directly or indirectly from the Collateral Custodian’s reliance upon and compliance with such instructions notwithstanding such instructions conflicting with or being inconsistent with a subsequent written instruction. Each party hereto agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Collateral Custodian, including without limitation the risk of the Collateral Custodian acting on unauthorized instructions, and the risk of interception and misuse by third parties. Any party providing such instructions acknowledges and agrees that there may be more secure methods of transmitting such instructions than the method(s) selected by it and agrees that the security procedures (if any) to be followed in connection with its transmission of such instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(o) The Collateral Custodian shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of Term SOFR or any Benchmark (or other applicable alternative reference rate or Benchmark Replacement), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Replacement Date, Benchmark Unavailability Period or Benchmark Transition Event, (ii) to select, determine or designate any Benchmark Replacement, alternative reference rate, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment or other modifier to any replacement or successor index, or (iv) to determine whether or what Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing. The Collateral Custodian shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or other Transaction Documents as a result of the unavailability of Term SOFR or any Benchmark (or other applicable alternative reference rate or Benchmark Replacement) and absence of a designated replacement Benchmark, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement or other Transaction Document and reasonably required for the performance of such duties. In connection with each Advance, the Administrative Agent is responsible in each instance to (i) monitor the status of Term SOFR or other applicable benchmark, (ii) determine whether a substitute index should or could be selected in accordance with this Agreement, (iii) determine the selection of any such substitute index in accordance with this Agreement, and (iv) exercise any right related to the foregoing on behalf of the Administrative Agent or any other Person in accordance with this Agreement, and the Collateral Custodian shall not have any responsibility or liability therefor. In connection with each floating rate Loan Asset, the Collateral Custodian shall have no responsibility or liability for any (i) monitoring the status of Term SOFR or other applicable Benchmark, (ii) determining whether a substitute index should or could be selected, (iii) determining the selection of any such substitute index, or (iv) exercising any right related to the foregoing on behalf of the Borrower or any other Person.

(p) The Collateral Custodian may act or exercise its duties or powers hereunder through affiliates, agents or attorneys, and the Collateral Custodian shall not be liable or responsible for the actions, omissions, negligence or misconduct of any non-affiliated agent or attorney selected by it with due care except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Custodian acted with gross negligence or willful misconduct in the selection of such agent or attorney in fact.

(q) The Collateral Custodian shall not be liable for the actions or omissions of any other Person (including concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Person with the terms or requirements of this Agreement or any other Transaction Document, or their duties hereunder or thereunder.

(r) If at any time the Collateral Custodian is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), the Collateral Custodian is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if the Collateral Custodian complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Collateral Custodian shall not be liable to any of the parties hereto or to any other person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(s) Neither the Collateral Custodian nor any of its directors, officers, employees, agents or affiliates shall have any duty to monitor, ascertain, or investigate as to the performance or observance of any of the terms, covenants or conditions of this Agreement or other Transaction Document or any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing on the part of the Borrower, the Servicer or any other Person or to inspect the property (including the books and records) of the Borrower or the Servicer.

(t) The Collateral Custodian shall not be required to give any bond or surety in respect of the execution of this Agreement or otherwise.

Section 12.07 Collateral Custodian Resignation. Collateral Custodian may resign and be discharged from its duties or obligations hereunder, not earlier than 90 days after delivery to the Administrative Agent of written notice of such resignation specifying a date when such resignation shall take effect. Upon the effective date of such resignation, or if the Administrative Agent and the Borrower give the Collateral Custodian written notice of an earlier termination hereof, Collateral Custodian shall (i) be reimbursed for any costs and expenses Collateral Custodian shall incur in connection with the termination of its duties under this Agreement and (ii) deliver all of the Required Loan Documents in the possession of Collateral Custodian to the Administrative Agent or to such Person as the Administrative Agent may designate to Collateral Custodian in writing upon the receipt of a request in the form of Exhibit L. Notwithstanding anything herein to the contrary, the Collateral Custodian may not resign prior to a successor Collateral Custodian being appointed. In the event no successor Collateral Custodian shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Custodian may petition any court of competent jurisdiction to appoint a successor Collateral Custodian.

Section 12.08 Release of Documents.

(a) Release for Servicer. From time to time and as appropriate for the enforcement or servicing of any of the Collateral Portfolio, the Collateral Custodian and the Collateral Administrator are hereby authorized (unless and until such authorization is revoked by the Administrative Agent), upon written receipt from the Servicer of a request for release of documents and receipt in the form annexed hereto as Exhibit L, release to the Servicer within two Business Days of receipt of such request the related Required Loan Documents delivered to it or the documents set forth in such request and receipt to the Servicer. All documents so released to the Servicer shall be held by the Servicer in trust for the benefit of the Collateral Agent, on behalf of the Secured Parties in accordance with the terms of this Agreement. The Servicer shall return to the Collateral Custodian or the Collateral Administrator, as applicable, the Required Loan Documents held by such party or other such documents (i) promptly upon the request of the Administrative Agent, or (ii) when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan Asset shall be liquidated, in which case, the Servicer shall deliver an additional request for release of documents to the Collateral Custodian and the Collateral Administrator, as applicable and receipt certifying such liquidation from the Servicer to the Collateral Agent, all in the form annexed hereto as Exhibit L.

(b) Limitation on Release. The foregoing provision with respect to the release to the Servicer of the Required Loan Documents and documents held by the Collateral Custodian or the Collateral Administrator, as applicable, upon request by the Servicer shall be operative only to the extent that the Administrative Agent has consented to such release (such consent not to be unreasonably withheld or delayed). Promptly after delivery to the Collateral Custodian or the

Collateral Administrator, as applicable, of any request for release of documents, the Servicer shall provide notice of the same to the Administrative Agent. Any additional Required Loan Documents or documents requested to be released by the Servicer may be released only upon written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed). The limitations of this paragraph shall not apply to the release of Required Loan Documents to the Servicer pursuant to the immediately succeeding subsection.

(c) Release for Payment. Upon receipt by the Collateral Custodian or the Collateral Administrator, as applicable, of the Servicer’s request for release of documents and receipt in the form annexed hereto as Exhibit L (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Collateral Custodian or the Collateral Administrator, as applicable, shall promptly release the related Required Loan Documents to the Servicer, without a requirement for the Administrative Agent’s consent.

Section 12.09 Return of Required Loan Documents. The Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), require that the Collateral Custodian or the Collateral Administrator, as applicable return each Required Loan Document held by it (a) delivered to the Collateral Custodian or the Collateral Administrator, as applicable, in error or (b) released from the Lien of the Collateral Agent hereunder pursuant to Section 2.16, in each case by submitting to the Collateral Custodian or the Collateral Administrator, as applicable, and the Administrative Agent a written request in the form of Exhibit L hereto (signed by both the Borrower and the Administrative Agent) specifying the Collateral Portfolio to be so returned and reciting that the conditions to such release have been met (and specifying the Section or Sections of this Agreement being relied upon for such release). The Collateral Custodian or the Collateral Administrator, as applicable, shall upon its receipt of each such request for return executed by the Borrower and the Administrative Agent promptly, but in any event within five Business Days, return the Required Loan Documents so requested to the Borrower.

Section 12.10 Access to Certain Documentation and Information Regarding the Collateral Portfolio; Audits of Servicer. The Collateral Custodian and the Collateral Administrator shall provide to the Administrative Agent access to the Required Loan Documents and all other documentation regarding the Collateral Portfolio including in such cases where the Administrative Agent is required in connection with the enforcement of the rights or interests of the Secured Parties, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge but only (i) upon two Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Collateral Custodian’s or the Collateral Administrator’s applicable normal security and confidentiality procedures. Prior to the Closing Date and periodically thereafter at the discretion of the Administrative Agent, the Administrative Agent may review the Servicer’s collection and administration of the Collateral Portfolio in order to assess compliance by the Servicer with the Servicing Standard, as well as with this Agreement and may conduct an audit of the Collateral Portfolio, and Required Loan Documents in conjunction with such a review. Such review shall (subject to Section 5.01(t) and Section 5.03(s)) (x) be reasonable in scope, (y) be completed in a reasonable period of time and (z) (i) require five Business Days’ prior written notice (so long as no Event of Default or Servicer Termination Event has occurred and is continuing), (ii) be completed during normal business hours and (iii) take place up to once per calendar year unless an Event of Default or Servicer Termination Event has occurred and is continuing (in which case there shall be no limitations under this clause (iii)). Without limiting the foregoing provisions of this Section 12.10, from time to time on request of the Administrative Agent, the Collateral Custodian and the Collateral Administrator shall permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the expense of the Borrower, a review of the Required Loan Documents held by such party and all other documentation regarding the Collateral Portfolio (provided that the Borrower shall not be liable for the costs and expenses of more than one such review in any calendar year unless an Event of Default has occurred hereunder (that has not been waived), in which event the number of reviews for which the Borrower shall be liable for the costs and expenses shall not be limited).

Section 12.11 Representations and Warranties. Western Alliance Trust Company, N.A. represents and warrants that:

(i) (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated in this Agreement; and (c) the individual executing this Agreement on its behalf has the requisite authority to bind Western Alliance Trust Company, N.A. to this Agreement;

(ii) it is qualified to act as a custodian pursuant to Section 17(f)(1) of the 1940 Act as of the date hereof and it shall confirm such qualification in writing to the Borrower upon the request of the Borrower; and

(iii) it is conducting its business in compliance with all applicable statutes, laws, rules and regulations applicable to it.

Section 12.12 Required Disclosure. With respect to securities that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Shareholder Communications Act”) requires Western Alliance Trust Company, N.A. to disclose to issuers of such securities, upon their request, the name, address and securities position of Western Alliance Trust Company, N.A.’s clients who are “beneficial owners” (as defined below) of the issuer’s securities, unless the beneficial owner objects to such disclosure. “Beneficial owners” are defined as any person who has or shares the power to vote in a security (pursuant to an agreement or otherwise) or who directs the voting of a security.

Section 12.13 Books and Records. The books and records directly pertaining to the Collateral Portfolio that are in the possession of the Collateral Custodian will be the property of the Borrower. Such books and records will be prepared and maintained as required by the 1940 Act.

Section 12.14 Bailment. The Collateral Custodian agrees that, with respect to any original promissory notes at any time or times held by the Collateral Custodian (or on its behalf) in physical form, the Collateral Custodian shall be the agent and bailee of the Collateral Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Collateral Agent’s security interest in the Collateral Portfolio and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

ARTICLE XIII

THE COLLATERAL ADMINISTRATOR

Section 13.01 Designation.

(a) Initial Collateral Administrator. Until a successor Collateral Administrator is appointed in accordance with this Article XIII, WATC is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Administrator pursuant to the terms hereof and of the other Transaction Documents to which the Collateral Administrator is a party.

(b) Successor Collateral Administrator. Upon the Collateral Administrator’s receipt of written notice from the Administrative Agent of the designation of a successor Collateral Administrator pursuant to the provisions of Section 13.06, the Collateral Administrator agrees that it will terminate its activities as Collateral Administrator hereunder. Notwithstanding such termination, the Collateral Administrator shall be entitled to receive all accrued and unpaid fees and expenses due and owing to it at the time of such termination.

Section 13.02 Certain Duties and Powers.

(a) The Collateral Administrator shall assist the Borrower and the Servicer in connection with monitoring the Collateral Portfolio by maintaining a database on certain characteristics of the Collateral Portfolio on an ongoing basis and providing to the Borrower and the Servicer (and, where applicable, the Borrower’s independent professional accountants) certain reports, schedules, calculations and other data which the Borrower is required to prepare and deliver under this Agreement, as well as providing the Borrower and the Servicer reasonable cooperation in respect thereof. The Collateral Administrator’s duties and authority to act as Collateral Administrator hereunder are limited to the duties and authority specifically provided for in this Agreement. The Collateral Administrator shall not be deemed to assume the obligations of the Borrower or the Servicer hereunder. Without limiting the foregoing, the Collateral Administrator shall perform the following functions:

(i) Not later than fifteen (15) Business Days after the date hereof, the Collateral Administrator shall create a collateral database with respect to the Collateral Portfolio (the “Collateral Database”) and update the Collateral Database daily for changes, including to reflect the sale or other disposition of the Collateral Portfolio, based upon, and to the extent of, information furnished to the Collateral Administrator by the Borrower (or the Servicer on its behalf), including information as may be reasonably required by the Collateral Administrator. The Collateral Administrator shall permit access to the information in such Collateral Database by the Servicer and the Borrower;

(ii) The Collateral Administrator shall track the receipt and daily allocation to the Accounts of Collections, the outstanding balances therein, and any withdrawals therefrom and, on each Business Day, provide to the Servicer daily reports reflecting such actions as of the close of business on the preceding Business Day;

(iii) The Collateral Administrator shall provide such other information with respect to the Collateral as may be routinely maintained by the Collateral Administrator or as may be required by this Agreement, in each case as the Borrower, Servicer or the Administrative Agent may reasonably request from time to time;

(iv) The Collateral Administrator shall notify the Borrower, the Servicer and the Administrative Agent upon receiving notices, reports or proxies or any other requests relating to corporate actions affecting the Collateral;

(v) The Collateral Administrator shall update the Collateral Database promptly for ratings changes;

(vi) The Collateral Administrator shall update the Collateral Database promptly for Loan Assets, Bonds, Equity Securities and Permitted Investments acquired or sold or otherwise disposed of by the Borrower and for any amendments or changes to the outstanding principal balance of any Loan Asset or the interest rate thereon;

(vii) The Collateral Administrator shall assist and reasonably cooperate with the independent professional accountants in the preparation of those reports required hereunder;

(viii) The Collateral Administrator shall provide a written daily report to the Administrative Agent and the Servicer of (x) all deposits to and withdrawals from the Accounts for such Business Day and the outstanding balance as of the end of such Business Day, and (y) a report of settled trades for such Business Day, in each case as of the close of business on the preceding Business Day; and

(ix) The Collateral Administrator shall provide the Servicer with such other information as may be reasonably requested in writing by the Servicer and as is within the possession of the Collateral Administrator.

(b) No provision of this Agreement shall be construed to relieve the Collateral Administrator from liability for its own grossly negligent action, its own grossly negligent failure to act, its own willful misconduct or its own bad faith, except that:

(i) no provision of this Agreement shall require the Collateral Administrator to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers contemplated hereunder, if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it unless such risk or liability relates to the performance of its ordinary services under this Agreement; and

(ii) in no event shall the Collateral Administrator be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Collateral Administrator has been advised of the likelihood of such damages and regardless of the form of such action.

Section 13.03 Certain Rights of Collateral Administrator.

Except as otherwise provided in this Article XIII:

(a) the Collateral Administrator may conclusively rely on and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties absent manifest error;

(b) if, in performing its duties under this Agreement, the Collateral Administrator is required to decide between alternative courses of action, the Collateral Administrator may request written instructions from the Servicer acting on behalf of the Borrower as to the appropriate course of action desired by it. If the Collateral Administrator does not receive such instructions within five (5) Business Days after it has requested them, the Collateral Administrator may, but shall be under no duty to, take or refrain from taking any such courses of action, provided that the Collateral Administrator shall, as soon as practicable thereafter, notify the Servicer of which course of action, if any, it has decided to take. The Collateral Administrator shall act in accordance with instructions received after such five (5) Business Day period except to the extent it has already taken, or committed itself to take, action inconsistent with such instructions. The Collateral Administrator shall be entitled to rely on the advice of legal counsel and independent accountants in performing its duties hereunder and shall be deemed to have acted in good faith if it acts in accordance with such advice;

(c) to the extent not inconsistent herewith the Collateral Administrator shall be entitled to each of the rights, privileges, immunities and indemnities as provided for the Collateral Custodian hereunder, mutatis mutandis; and

(d) to the extent not inconsistent herewith the Collateral Custodian and the Account Bank shall be entitled to each of the rights, privileges, immunities and indemnities as provided for the Collateral Administrator hereunder, mutatis mutandis.

(i) Nothing herein shall obligate the Collateral Administrator to determine (a) if any of the Collateral Portfolio meets the eligibility requirements hereunder, including the definition of “Eligible Loan Asset”, (b) the type, classification or characterization of a Loan Asset or Portfolio Asset, (c) the identity, domicile or other classification or characterization of an obligor, (d) the applicable interest rates, interest rate resets, interest accrual periods, floors, if any, and other reportable information of each Loan Asset or Portfolio Asset or the scheduled payments to be made thereon, (e) whether a Loan Asset has been subject to a Value Adjustment Event, and the details thereof, or a Material Modification, (f) the Unfunded Exposure Amount, Accumulated PIK, the cash pay percentage of any PIK Loan Asset, lien type or days delinquent of a Loan Asset, (g) the Working Capital Facility commitment, EBITDA or Servicer Mark of a Loan Asset, (h) the Cash Interest Coverage Ratio, the Senior Net Leverage Ratio, the Total Net Leverage Ratio, the Net Leverage Ratio for a Loan Asset or the details related to such ratios, or (i) whether an Event of Default or Unmatured Event of Default has occurred hereunder, any such determination in each case being based exclusively upon notification it receives from the Servicer. Further, nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to determine the Market Value or Assigned Value of a Loan Asset or a Portfolio Asset, or obtain or determine any bid prices in connection therewith. The Borrower and the Servicer shall use reasonable efforts to cooperate with the Collateral Administrator in connection with the matters described herein, including calculations relating to all reports required or requested under Section 12.02(b)(x) or as otherwise reasonably requested by the Collateral Administrator hereunder.

(ii) The Servicer shall review the contents of the calculations and information to be provided by the Collateral Administrator. To the extent any of the calculations or information prepared by the Collateral Administrator conflicts with information, data or calculations in the records of the Servicer, the Servicer shall notify the Collateral Administrator, the Borrower and the Administrative Agent of such discrepancy and use reasonable efforts to assist the Collateral Administrator in reconciling such discrepancy. Upon reasonable request by the Collateral Administrator subject to any confidentiality arrangements, the Servicer further agrees to provide to the Collateral Administrator from time to time during the term of this Agreement, on a timely basis, any information in its possession relating to the Loan Assets and the Portfolio Assets and any proposed purchases, sales or other dispositions thereof as to enable the Collateral Administrator to perform its duties hereunder.

(iii) The Collateral Administrator shall in no event have any liability for the actions or omissions of the Borrower, the Servicer or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Servicer or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Administrator’s own gross negligence, willful misconduct or bad faith in respect of its duties hereunder. The Collateral Administrator shall not be liable for any failure to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower, the Servicer or another Person in furnishing necessary, timely and accurate information to the Collateral Administrator except to the extent that failure or delay is caused by the Collateral Administrator’s own gross negligence, willful misconduct or bad faith in respect of its duties hereunder. Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Administrator to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer or obligor of the securities or assets included in the Assets is in default or in compliance with the underlying instruments governing or securing such assets, from time to time, the role of the Collateral Administrator hereunder being solely to perform only those functions as particularly provided herein. For purposes of monitoring rating changes by the rating agencies, the Collateral Administrator shall be entitled to use and rely (in good faith) exclusively upon any reputable electronic financial information reporting service (including the Bloomberg wire service), and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such service.

Section 13.04 Reliance on Collateral Database. With respect to the duties described in Section 13.02, the Collateral Administrator, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of the information contained in the Collateral Database, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer. The Collateral Administrator shall not have any liability for any errors in the content of any the information provided by the Servicer and, except as specifically provided herein, shall not be required to verify, recompute, reconcile or recalculate any such information or data. Without limiting the generality of any terms of the foregoing, (i) the Collateral Administrator shall have no liability for (A) any failure, inability or unwillingness on the part of the Servicer to provide accurate and complete information on a timely basis to the Collateral Administrator or otherwise on the part of the Servicer to comply with the terms of this Agreement or any other Transaction Document or (B) any inaccuracy or error in the performance of or observance by the Collateral Administrator of any of its duties hereunder or any other failure of the Collateral Administrator to comply with the terms of this Agreement in each case, that is caused by or results from any such inaccurate, incomplete or untimely information received by the Collateral Administrator and (ii) the Collateral Administrator shall rely conclusively on the information in the Collateral Database as to the correct characterization or categorization of any Loan Asset, including the Servicer’s determination of whether such Loan Asset is an Eligible Loan Asset.

Section 13.05 Compensation and Reimbursement. The Borrower agrees to pay, and the Collateral Administrator shall be entitled to receive, as compensation for the Collateral Administrator’s performance of the duties called for herein, the amounts set forth in the Collateral Administrator, Collateral Custodian and Account Bank Fee Letter.

Section 13.06 Resignation and Removal; Appointment of Successor.

(a) Notwithstanding anything to the contrary contained in this Agreement (including clauses (b) and (c) below), no resignation or removal of the Collateral Administrator and no appointment of a successor Collateral Administrator pursuant to this Article XIII shall become effective until the acceptance of such appointment by the successor Collateral Administrator under this Section 13.06 and the assumption by such successor Collateral Administrator of the duties and obligations of the Collateral Administrator hereunder.

(b) The Collateral Administrator may resign at any time by giving written notice thereof to the Borrower, the Servicer, the Lenders and the Administrative Agent not less than 90 days prior to such resignation.

(c) The Collateral Administrator may be removed at any time by the Administrative Agent (i) upon ten (10) Business Days’ notice (with the prior written consent of the Servicer) or (ii) at any time if (A) an Event of Default shall have occurred and be continuing, or (B) the Collateral Administrator shall become incapable of acting or shall become the subject of an Insolvency Proceeding. Notice of any such removal shall be sent by the Administrative Agent to the Collateral Administrator, the Borrower, the Lenders and the Servicer.

(d) If the Collateral Administrator shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of the Collateral Administrator for any reason (other than resignation), the Borrower shall, promptly after becoming aware of such resignation, removal, incapacity or vacancy, appoint a successor Collateral Administrator by written instrument, executed by a Responsible Officer of the Borrower, one copy of which shall be delivered to the retiring Collateral Administrator and one copy to the successor Collateral Administrator, together with a copy to the Administrative Agent; provided that such successor Collateral Administrator shall be appointed only upon the prior written consent of the Administrative Agent. In the case of a resignation by the Collateral Administrator, if no successor Collateral Administrator shall have been appointed and an instrument of acceptance by a successor Collateral Administrator shall not have been delivered to the resigning Collateral Administrator and the Administrative Agent within 90 days after the giving of such notice of resignation, the Administrative Agent may, with the consent of the Borrower, appoint a successor Collateral Administrator.

Section 13.07 Acceptance of Appointment by Successor. Each successor Collateral Administrator appointed hereunder shall execute, acknowledge and deliver to the Borrower, the Servicer, the Lenders, the Administrative Agent and the retiring Collateral Administrator an instrument accepting such appointment. Upon delivery of the required instruments, the resignation or removal of the retiring Collateral Administrator shall become effective and such successor Collateral Administrator, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts, duties and obligations of the retiring Collateral Administrator; but, on request of the Borrower, the Servicer, the Administrative Agent or the successor Collateral Administrator, such retiring Collateral Administrator shall (a) execute and deliver an instrument transferring to such successor Collateral Administrator all the rights, powers and trusts of the retiring Collateral Administrator and (b) execute and deliver such further documents and instruments and take such further action as may be reasonably requested in order to effect the transfer of the rights, powers, duties and obligations of the Collateral Administrator hereunder. Upon request of any such successor Collateral Administrator, the Borrower shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Collateral Administrator all such rights, powers and trusts.

Section 13.08 Merger, Conversion, Consolidation or Succession to Business of Collateral Administrator. Any organization or entity into which the Collateral Administrator may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Collateral Administrator shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Collateral Administrator, shall be the successor of the Collateral Administrator hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BORROWER:	AMG COMVEST SENIOR LENDING FUND LL1 SPV, LLC

By: AMG COMVEST SENIOR LENDING FUND, its Managing Member

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE SERVICER:	AMG COMVEST SENIOR LENDING FUND

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE TRANSFEROR:	AMG COMVEST SENIOR LENDING FUND

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE ADMINISTRATIVE AGENT:	SUMITOMO MITSUI BANKING CORPORATION

By:
Name: Brett Bushinger
Title: Executive Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

LENDER:	SUMITOMO MITSUI BANKING CORPORATION

By:
Name: Brett Bushinger
Title: Executive Director

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE COLLATERAL AGENT:	SUMITOMO MITSUI BANKING CORPORATION

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

THE ACCOUNT BANK, COLLATERAL CUSTODIAN AND COLLATERAL
ADMINISTRATOR:	WESTERN ALLIANCE TRUST COMPANY, N.A.

By:
Name:
Title:

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

Signature Page to Loan and Servicing Agreement

SCHEDULE I

CONDITIONS PRECEDENT DOCUMENTS

As required by Section 3.01 of the Agreement, each of the following items must be delivered to the Administrative Agent and the Lenders prior to the effectiveness of the Agreement:

(a) A copy of this Agreement duly executed by each of the parties hereto;

(b) A certificate of the Secretary or Assistant Secretary or other authorized signatory of each of the Borrower, the Servicer and the Transferor, dated as of the Closing Date, certifying (i) the names and true signatures of the incumbent officers of such Person authorized to sign on behalf of such Person the Transaction Documents to which it is a party (on which certificate the Administrative Agent, the Collateral Custodian, the Account Bank and the Lenders may conclusively rely until such time as the Administrative Agent, the Collateral Custodian, the Account Bank and the Lenders shall receive from the Borrower, the Servicer or the Transferor, as applicable, a revised certificate meeting the requirements of this paragraph (b)(i)), (ii) that the copy of the certificate of formation or certificate of trust, as applicable, of such Person is a complete and correct copy and that such certificate of formation or certificate of trust, as applicable, has not been amended, modified or supplemented and are in full force and effect, (iii) that the copy of the limited liability company agreement or trust agreement, as applicable, of such Person is a complete and correct copy, and that such limited liability company agreement or trust agreement, as applicable, has not been amended, modified or supplemented and are in full force and effect, and (iv) the resolutions of such Person approving and authorizing the execution, delivery and performance by such Person of the Transaction Documents to which it is a party;

(c) A good standing certificate dated as of a recent date for each of the Borrower, the Transferor and the Servicer issued by the Secretary of State or applicable registrar of such Person’s State of formation or organization, as applicable;

(d) Financing statements describing the Collateral Portfolio, and (i) naming the Borrower as debtor and the Collateral Agent, on behalf of the Secured Parties, as secured party, (ii) naming the Transferor as debtor or assignor, the Borrower as assignee or secured party and the Collateral Agent, on behalf of the Secured Parties, as assignee secured party and (iii) other, similar instruments or documents, as may be necessary or, in the opinion of the Administrative Agent, desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Collateral Agent’s, on behalf of the Secured Parties, interests in all Collateral Portfolio;

(e) Financing statements, discharges, releases or no-interest letters, if any, necessary to release all security interests and other rights of any Person in the Collateral Portfolio previously granted by the Transferor;

Sch. I-1

(f) Copies of tax, judgment lien and other customary searches in all jurisdictions reasonably requested by the Administrative Agent and requests for information (or a similar UCC search report certified by a party acceptable to the Administrative Agent), dated a date reasonably near to the Closing Date, and with respect to such requests for information or UCC searches, listing all effective financing statements which name the Borrower (under its present name and any previous name) or the Transferor (under its present name and any previous name) as debtor(s) and which are filed in the jurisdiction of Delaware, together with copies of such financing statements (none of which shall cover any Collateral Portfolio);

(g) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Collateral Custodian, the Account Bank, the Collateral Administrator and the Collateral Agent, with respect to such matters as the Administrative Agent may reasonably request (including an opinion, with respect to the perfected security interest of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral Portfolio);

(h) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders and the Collateral Agent, with respect to the true sale of the Collateral Portfolio under the Sale Agreement and substantive nonconsolidation matters;

(i) One or more favorable Opinions of Counsel of counsel to the Borrower, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Collateral Custodian, the Account Bank, the Collateral Administrator and the Collateral Agent, with respect to, among other things the enforceability of, this Agreement and the other Transaction Documents to which the Borrower is a party, security interest issues and 1940 Act issues;

(j) One or more favorable Opinions of Counsel of counsel to the Servicer, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Collateral Custodian, the Account Bank, the Collateral Administrator and the Collateral Agent, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, this Agreement and the other Transaction Documents to which the Servicer is a party;

(k) One or more favorable Opinions of Counsel of counsel to the Transferor, acceptable to the Administrative Agent and addressed to the Administrative Agent, the Lenders, the Collateral Custodian, the Account Bank, the Collateral Administrator and the Collateral Agent, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, this Agreement and the other Transaction Documents to which the Transferor is a party;

Sch. I-2

(l) One or more favorable Opinions of Counsel of counsel to the Collateral Custodian and the Account Bank, acceptable to the Administrative Agent, the Lenders and the Collateral Agent, with respect to, among other things, the due authorization, execution and delivery of, and enforceability of, this Agreement and the other Transaction Documents to which the Collateral Custodian and the Account Bank are a party;

(m) A duly executed Beneficial Ownership Certification from the Borrower; and

(n) A copy of each of the other Transaction Documents duly executed by the parties thereto.

Sch. I-3

SCHEDULE II

AGREED-UPON PROCEDURES FOR

INDEPENDENT PUBLIC ACCOUNTANTS

In accordance with Section 6.10 of the Loan and Servicing Agreement, the Servicer will cause a firm of nationally recognized independent public accountants to furnish in accordance with attestation standards established by the American Institute of Certified Public Accountants a report to the effect that such accountants have either verified, compared, or recalculated each of the following accounts in the Servicing Report to applicable system or records of the Servicer:

•	Loan Tape:

•	Senior Net Leverage Ratio (if applicable) for such Loan Asset as of the applicable Cut-Off Date for such Loan Asset and for the most recent Relevant Test Period

•	Cash Interest Coverage Ratio (if applicable)as of the applicable Cut-Off Date for such Loan Asset and for the most recent Relevant Test Period

•	Total Net Leverage Ratio (if applicable) as of the applicable Cut-Off Date for such Loan Asset and for the most recent Relevant Test Period

•	Days delinquent

•	Scheduled maturity date

•	Rate of interest (and reference rate)

•	Outstanding Balance

•	Industry Classification

•	Par amount

•	Adjusted Borrowing Value

•	Borrowing Base

•	Advances Outstanding

•	Compare Principal Collections, Interest Collections and amounts on deposit in the Unfunded Exposure Account to the actual balances reflected by the Account Bank

•	Discretionary Sales Calculations, Substitution Calculations

At the discretion of the nationally recognized independent public accountant, three random Servicing Reports from the fiscal year will be chosen and reviewed.

The report provided by the accountants may be in a format such typically utilized for a report of this nature, however it will consist of at a minimum, (i) a list of material deviations from the Servicing Report (as determined by the independent public accountants) and (ii) discuss with the Servicer the reason for such deviations, and set forth the findings in such report.

Sch. II-1

SCHEDULE III

LOAN TAPE

For each Loan Asset, the Borrower shall provide, as applicable, the following information and the applicable Loan Tape:

(a) Loan Asset Number

(b) Obligor Name

(c) Loan Asset Type (Broadly Syndicated Loan Asset, Large Middle Market Loan Asset, Traditional Middle Market Loan Asset, First Lien Loan Asset, Qualified First Lien Loan, First Lien Last Out Loan Asset, Second Lien Loan Asset, Unitranche Loan Asset)

(d) Loan Asset Classification (Revolver, Delayed Draw or Term)

(e) Calculation of the Senior Net Leverage Ratio, if applicable, as of the applicable Cut-Off Date for such Loan Asset and for the most recent Relevant Test Period

(f) Calculation of the Total Net Leverage Ratio, if applicable, as of the applicable Cut-Off Date for such Loan Asset and for the most recent Relevant Test Period

(g) Calculation of the Net Leverage Ratio, if applicable, for the most recent Relevant Test Period for such Loan Asset

(h) Calculation of the Cash Interest Coverage Ratio, if any, as of the applicable Cut-Off Date for such Loan Asset and for the most recent Relevant Test Period

(i) EBITDA as of the applicable Cut-Off Date and for the most recent Relevant Test Period

(j) Days delinquent

(k) Scheduled maturity date

(l) Rate of interest (and reference rate)

(m) SOFR (or Benchmark Replacement) floor (if applicable)

(n) Current Outstanding Balance

(o) Original Outstanding Balance

(p) Any Unfunded Exposure Amount (if applicable)

(q) Par amount

Sch. III-1

(r) Purchase Price (as a percentage of par)

(s) Assigned Value (as of Cut-Off Date)

(t) Assigned Value (current)

(u) Servicer Mark

(v) Servicer Mark as of date

(w) Adjusted Borrowing Value

(x) Industry classification

(y) Whether such Loan Asset has been subject to a Value Adjustment Event (and of what type)

(z) Whether such Loan Asset has been subject to a Material Modification

(aa) Whether such Loan Asset is a Discount Loan

(bb) Whether such Loan Asset is an Asset Based Loan

(cc) The Cut-Off Date for such Loan Asset

(dd) PIK Percentage

(ee) Applicable Percentage

(ff) Cash used in the Senior Net Leverage Ratio and Net Leverage Ratio calculations

(gg) Gross total debt for the most recent Relevant Test Period

(hh) Working Capital Facility commitment

(ii) Whether such Loan Asset is a Non-Sponsored Loan Asset

(jj) Specified Loan (Grid I Loan, Grid II Loan and Broadly Syndicated Loan Asset)

(kk) Accumulated PIK

(ll) Country of domicile

(mm) Lien Type

(nn) S&P/Fitch/Moody’s obligor ratings

Sch. III-2

(oo) Facility Size at Origination

(pp) Annualized Recurring Revenue (as of Cut-Off Date, if applicable)

(qq) Annualized Recurring Revenue (as of end of Prior Year, if applicable)

(rr) Annualized Recurring Revenue (trailing 12-months, if applicable)

(ss) Other fields as may be reasonably required by the Administrative Agent

Sch. III-3

SCHEDULE IV

ELIGIBILITY CRITERIA

The representations and warranties set forth in this Schedule IV are made by the Borrower and the Servicer under the Loan and Servicing Agreement, with respect to all Loan Assets which are designated as being Eligible Loan Assets on any Borrowing Base Certificate or are otherwise represented to the Administrative Agent or the Lenders as being Eligible Loan Assets, or are included as Eligible Loan Assets in any calculation set forth in the Loan and Servicing Agreement to which this Schedule IV is attached. For the avoidance of doubt, if such Loan Asset does not satisfy the representations and warranties set forth in this Schedule IV then the Administrative Agent must expressly consent to the acquisition by the Borrower of such Loan Asset; it being understood that the Administrative Agent will not be deemed to have consented to the acquisition of a Loan Asset by the Borrower that does not satisfy the representations and warranties set forth in this Schedule IV by merely approving the acquisition of such Loan Asset by the Borrower unless there is an express acknowledgement by the Borrower under the Loan and Servicing Agreement of non-satisfaction of the representations and warranties set forth in this Schedule IV; provided that such express acknowledgement shall be deemed given if the relevant information has been provided in any document provided by the Borrower to the Administrative Agent and specifically identified as an exception in connection with obtaining an Approval Notice.

(a) Each such Loan Asset is a First Lien Loan Asset, First Lien Last Out Loan Asset, Second Lien Loan Asset, Unitranche Loan Asset, Asset Based Loan, MRRL Loan Asset, Qualified First Lien Loan or Broadly Syndicated Loan Asset evidenced by a note or a credit document and (other than in the case of any Loan Asset acquired or funded directly by the Borrower at origination) an assignment document in the form specified in the applicable credit agreement or, if no such specification, on the LSTA assignment form. Each such Loan Asset and the Portfolio Assets related thereto are subject to a valid, subsisting and enforceable first priority perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, on behalf of the Secured Parties, and the Borrower has good and marketable title to such Loan Asset and the Portfolio Assets related thereto, free and clear of all Liens other than any Permitted Liens.

(b) As of the related Cut-Off Date, each such Loan Asset is a Specified Loan or an Approved Loan.

(c) Each such Loan Asset is not a participation interest in all or a portion of a loan (for the avoidance of doubt, a syndication or co-lending interest which is not documented as a participation interest shall not be deemed a participation interest).

(d) The Obligor with respect to each such Loan Asset is organized under the laws of an Approved Jurisdiction.

(e) The funding obligations for each such Loan Asset and the Loan Agreement under which such Loan Asset was created have been fully satisfied and all sums available thereunder have been fully advanced, or if such Loan Asset is a Revolving Loan Asset or Delayed Draw Loan Asset, then either (i) the Borrower shall have or have caused to be, at the time of the sale of such Loan Asset to the Borrower, deposited into the Unfunded Exposure Account an amount in Dollars equal to the Unfunded Exposure Equity Amount or (ii) the Unfunded Exposure Equity Amount with respect to such Loan Asset shall not create a Borrowing Base Deficiency.

Sch. IV-1

(f) Each such Loan Asset is denominated in United States dollars and does not permit the currency or country in which such Loan Asset is payable to be changed.

(g) No such Loan Asset is Margin Stock.

(h) The acquisition of such Loan Asset does not cause the Borrower or the assets constituting the Collateral Portfolio to be required to be registered as an investment company under the 1940 Act, as amended.

(i) As of the related Cut-Off Date, no such Loan Asset is a financing by a debtor-in-possession in any Bankruptcy Proceeding.

(j) No such Loan Asset (other than in the case of any Asset Based Loan) is principally secured by real estate.

(k) Each such Loan Asset constitutes a legal, valid, binding and enforceable obligation of the Obligor thereunder and each guarantor thereof, enforceable against each such Person in accordance with its terms, subject to usual and customary bankruptcy, insolvency and equity limitations and there are no conditions precedent to the enforceability or validity of the Loan Asset that have not been satisfied or validly waived.

(l) With respect to any Loan Asset with an Obligor that is a U.S. Person, such Loan Asset is in registered form for U.S. federal income tax purposes.

(m) As of the related Cut-Off Date (i) each such Loan Asset is and has been current on all interest and principal payments under the terms of the related Loan Agreement and (ii) there has been no (a) “event of default” (as defined in the related Loan Agreement) or (b) any other default, breach, violation or event permitting acceleration (provided that the existence of any financial default shall be determined as of the most recent financial report provided by the applicable Obligor) under the terms of any such Loan Asset (of which the Servicer has actual knowledge) that, in each of the foregoing cases, has not been cured or waived, unless otherwise approved by the Administrative Agent in writing.

(n) As of the related Cut-Off Date, the acquisition of any such Loan Asset by the Borrower or the Pledge thereof to the Collateral Agent, for the benefit of the Secured Parties, would not, in the Administrative Agent’s commercially reasonable judgment, (i) violate any Applicable Law or (ii) cause the Administrative Agent or the Lenders to fail to comply with any request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction over the Administrative Agent or the Lenders.

(o) No such Loan Asset contravenes any Applicable Law and no part thereof is in violation of any Applicable Law.

Sch. IV-2

(p) Pursuant to the Loan Agreement with respect to each such Loan Asset, either (i) such Loan Asset is freely assignable to the Borrower and able to be Pledged to the Collateral Agent, for the benefit of the Secured Parties, without the consent of the Obligor or (ii) (a) all consents necessary for assignment of such Loan Asset to the Borrower and Pledge to the Collateral Agent, for the benefit of the Secured Parties, have been obtained and (b) the Loan Agreement provides that any consents necessary for future assignments shall not be unreasonably withheld by the applicable Obligor and/or agent, and the rights to enforce rights and remedies in respect of the same under the applicable Loan Agreement inure to the benefit of the holder of such Loan Asset (subject to the rights of any applicable agent or other lenders).

(q) No such Loan Asset is the subject of any assertions in respect of any litigation, right of rescission, set-off, counterclaim or defense, including the defense of usury, by the related Obligor, nor will the operation of any of the terms of the Loan Agreements, or the exercise of any right thereunder, render the Loan Agreements unenforceable in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and the Loan Agreements with respect to each such Loan Asset provide for an affirmative waiver by the related Obligor of all rights of rescission, set-off and counterclaim against the Borrower and its assignees.

(r) With respect to each such Loan Asset acquired by the Borrower from the Transferor under the Sale Agreement, by the Cut-Off Date on which such Loan Asset is Pledged under this Agreement, the Transferor will have caused its master computer records relating to such Loan Asset to be clearly and unambiguously marked to show that such Loan Asset has been sold to the Borrower.

(s) No such Loan Asset has been sold, transferred, assigned or pledged by the Borrower to any Person other than the Collateral Agent for the benefit of the Secured Parties.

(t) No such Loan Asset has been repaid, prepaid, satisfied or rescinded, in each case, in full.

(u) The acquisition (including the manner of acquisition, ownership, enforcement and disposition), transfer, assignment or conveyance of such Loan Asset did not and will not subject the Borrower or the Transferor to any withholding Tax (other than withholding Taxes on amendment, waiver, consent and extension fees, letter of credit fees, commitment fees and other similar fees) unless the Obligor thereon is required under the terms of the related underlying Loan Agreement to make “gross-up” payments that cover the full amount of such withholding Tax (other than withholding Tax on amendment, waiver, consent and extension fees, letter of credit fees, commitment fees, and other similar fees) imposed on payments thereunder on an after-tax basis (including in the event of a change of tax law).

(v) The Obligor with respect to each such Loan Asset (and any guarantor of such Obligor’s obligations thereunder), had full legal capacity to execute and deliver the Loan Agreement which creates such Loan Asset and any other documents related thereto.

(w) The Obligor of each such Loan Asset is not a Governmental Authority.

Sch. IV-3

(x) As of the related Cut-Off Date, such Loan Asset if acquired by the Borrower from the Transferor (i) was originated or acquired by the Transferor in the ordinary course of the Transferor’s business and, to the extent required by Applicable Law, the Transferor has all necessary licenses and permits to originate or acquire such Loan Asset in the State, province or territory where the Obligor was located (to the extent required by Applicable Law), and (ii) was sold by the Transferor to the Borrower under the Sale Agreement and, to the extent required by Applicable Law, the Borrower has all necessary licenses and permits to purchase and own such Loan Asset and enter into the Loan Agreement pursuant to which such Loan Asset was created, in the State, province or territory where the Obligor is located (to the extent required by Applicable Law).

(y) On the related Cut-Off Date, there are no proceedings pending or, to the Borrower’s knowledge, threatened (i) asserting insolvency of the Obligor of each such Loan Asset, or (ii) wherein the Obligor of each such Loan Asset, any other obligated party or any governmental agency has alleged that such Loan Asset or the Loan Agreement which creates such Loan Asset is illegal or unenforceable.

(z) On the Cut-Off Date, each such Loan Asset requires the related Obligor to pay all maintenance, repair, insurance and Taxes, together with all other ancillary costs and expenses, with respect to the related Underlying Collateral.

(aa) As of the related Cut-Off Date, to the knowledge of the Borrower, the Underlying Collateral related to each such Loan Asset has not been used by the related Obligor in any manner or for any purpose which would result in any material risk of liability being imposed upon the third party originator of such Loan Asset, the Transferor, the Borrower or the Lenders under any federal, state, province or territory, local or foreign laws, common laws, statutes, codes, ordinances, rules, regulations, permits, judgments, agreements or order related to addressing the environment, health or safety.

(bb) As of the related Cut-Off Date, each such Loan Asset upon its acquisition by the Borrower has a remaining term to legal stated maturity of not greater than seven (7) years (or, in the case of a Second Lien Loan Asset, eight (8) years).

(cc) Each such Loan Asset does not contain confidentiality restrictions that would prohibit the Lenders or the Administrative Agent from accessing all necessary information (as required to be provided pursuant to the Transaction Documents) with regards to such Loan Asset so long as the Administrative Agent or such Lender, as applicable, has agreed to maintain the confidentiality of such information.

(dd) As of the related Cut-Off Date, the Borrower (or the Servicer) originated and underwrote, or purchased and re-underwrote, each Loan Asset.

(ee) All of the Required Loan Documents and the Loan Asset Checklist, acceptable to the Administrative Agent, with respect to such Loan Asset have been, or will be, delivered to the Collateral Custodian or the Collateral Administrator, in accordance with Article XII and Sections 3.02 and 3.04 and all Servicing Files are being or shall be maintained at the principal place of business of the Servicer in accordance with documented safety procedures approved by the Administrative Agent.

Sch. IV-4

(ff) As of the related Cut-Off Date, underwriting materials prepared by the Servicer with respect to each such Loan Asset reasonably requested by the Administrative Agent have been provided to the Administrative Agent.

(gg) As of the related Cut-Off Date, each such Loan Asset is not subject to any Material Modification (unless the documentation relating to such Material Modification has been furnished to the Administrative Agent).

(hh) As of the related Cut-Off Date, such Loan Asset is not an extension of credit by the Transferor or the applicable third party originator to the Obligor for the purpose of (i) making any past due principal, interest or other payments due on such Loan Asset (other than any PIK interest), (ii) preventing such Loan Asset or any other loan to the related Obligor from becoming past due (other than a refinancing of such other loan) or (iii) preventing such Loan Asset from becoming defaulted.

(ii) As of the related Cut-Off Date, the Obligor with respect to such Loan Asset, (i) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is a legal operating entity or holding company; (iii) has not entered into the Loan Asset primarily for personal, family or household purposes; and (iv) is not the subject of a Bankruptcy Event, and such Obligor is not in financial distress and has not experienced a material adverse change in its condition, financial or otherwise, in each case, as determined by the Servicer in its reasonable discretion unless approved in writing by the Administrative Agent.

(jj) All information provided by the Borrower or the Servicer to the Administrative Agent or the other Secured Parties in writing with respect to each such Loan Asset is true and correct in all material respects as of the date such information is provided; provided that any information furnished by the Borrower or the Servicer to the Administrative Agent or the other Secured Parties which was provided first to the Borrower or the Servicer from an Obligor or any third party (or derived therefrom) need only be accurate, complete and correct in all material respects to the knowledge of the Servicer or the Borrower, as applicable.

(kk) Each such Loan Asset is not an Equity Security and does not provide for the conversion into an Equity Security at any time on or after the date it is included as part of the Collateral Portfolio.

(ll) No related Obligor is a Sanctioned Entity.

(mm) As of the related Cut-Off Date, each such Loan Asset is not a Loan Asset with respect to which interest required by the related Loan Agreement to be paid in cash has previously been deferred or capitalized as principal and not subsequently paid in full unless the Obligor has commenced paying in cash current interest required to be paid in cash.

(nn) No such Loan Asset would disqualify the Borrower from using the “loan securitization exclusion” under the Volcker Rule.

(oo) As of the related Cut-Off Date, the Obligor with respect to each such Loan Asset is not an Affiliate of the Servicer or the Transferor with respect to such Loan Asset, except to the extent warrants or other equity interests in such Obligor are granted to the Servicer or the Transferor or one of their Affiliates in connection with a restructuring of such Loan Asset.

Sch. IV-5

(pp) No selection procedure adverse to the interests of the Secured Parties was utilized by the Borrower or the Servicer in the selection of such Loan Asset for inclusion in the Collateral Portfolio.

(qq) Each such Loan Asset is not a PIK Loan Asset (other than a Permitted PIK Loan), Synthetic Security, Bond, High Yield Bond, Zero Coupon Bond, Unsecured Loan, Bridge Loan, a loan primarily secured by commercial real estate, letter of credit (and does not support a letter of credit) (other than under a Revolving Loan Asset), Step-Down Obligation or Structured Finance Obligation.

(rr) As of the related Cut-Off Date, the Obligor on each such Loan Asset (other than in the case of any Asset Based Loan or MRRL Loan Asset) has an EBITDA for the prior twelve calendar months of at least $7,500,000, unless otherwise approved by the Administrative Agent in the Approval Notice.

(ss) Each such Loan Asset has a Purchase Price, expressed as a percentage of par, of greater than or equal to 85%, unless otherwise approved by the Administrative Agent in the Approval Notice.

(tt) With respect to a Broadly Syndicated Loan Asset, the Market Value thereof is not less than 75%.

(uu) Each such Loan Asset (other than a Broadly Syndicated Loan Asset or a Large Middle Market Loan Asset) has at least one of the following Maintenance Covenants: maximum leverage; maximum senior leverage; maximum first lien leverage; minimum fixed charge coverage; minimum tangible net worth; minimum net worth; minimum debt service coverage; minimum interest coverage; maximum capital expenditures, minimum EBITDA or other customary financial covenants.

(vv) All or substantially all of the Underlying Collateral with respect to each such Loan Asset is located in an Approved Jurisdiction.

(ww) No such Loan Asset (i) is owed by an Obligor (other than a guarantor) who is domiciled (within the meaning of the Civil Code of Quebec) in the Province of Quebec or whose address (as indicated in the related Loan Agreement) is located in the Province of Quebec, or (ii) in respect of which the related Loan Agreement provides that payments are to made to an address or a bank account located or maintained in the Province of Quebec or (iii) in respect of which the related Loan Agreement governing the Loan Asset contains a stipulation to the effect that such contract is governed by the laws of the Province of Quebec.

(xx) With respect to any MRRL Loan Asset, as of the related Cut-Off Date, (i) such MRRL Loan Asset has a maximum loan to value ratio of 45.0%, and (ii) the Obligor with respect thereto has (x) trailing 12-month EBITDA equal to or greater than $0 and (y) Annualized Recurring Revenue equal to or greater than $35,000,000; provided that the Annualized Recurring Revenue for the Excepted MRRL Loan Assets is equal to or greater than $10,000,000; provided, further, that any Excepted MRRL Loan Asset that satisfies the foregoing clause (y) at any time shall not be considered an Excepted MRRL Loan Asset for purposes of the definition of Applicable Percentage.

Sch. IV-6

(yy) The Obligor of such Loan Asset may not be in the S&P Industries of “Oil, Gas and Consumable Fuels” or “Energy Equipment and Services” or engaged in the manufacture, cultivation, sale or dispensing of marijuana.

Sch. IV-7

SCHEDULE V

RESERVED

Sch. V-1

SCHEDULE VI

S&P GLOBAL INDUSTRY CLASSIFICATION

Sch. V-1

ANNEX A

Lender	Commitment
Sumitomo Mitsui Banking Corporation	$345,000,000 (or after the Upsize Period, $300,000,000)
Webster Bank, N.A.	$100,000,000
Total:	$445,000,000 (or after the Upsize Period, $400,000,000)

Annex A-1